                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                      IN HOME HEALTH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       IN HOME HEALTH, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125  per Exchange  Act Rules  0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or
     Items 22(a)(2) of Schedule A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                              IN HOME HEALTH, INC.
                           CARLSON CENTER, SUITE 500
                             601 LAKESHORE PARKWAY
                        MINNETONKA, MINNESOTA 55305-5214

                                                              September 20, 1995
Dear Stockholder:

    At a special meeting called for October 23, 1995, stockholders of In Home Health, Inc. (the "Company") will be asked to consider a proposed investment of approximately $41.9 million in the Company by Manor Healthcare Corp. ("Manor Healthcare"). Approximately $21.9 million of this investment will provide the funding for a tender offer by the Company to repurchase approximately 40% of the Company's outstanding Common Stock. Company stockholders will receive separate written materials describing the tender offer.

    The proposed Manor Healthcare investment is described in the attached Proxy Statement, which I invite you to review carefully. Stockholders are being asked to authorize the sale and issuance to Manor Healthcare of approximately 6,440,000 shares of Common Stock, 200,000 shares of Series A Preferred Stock and a three-year warrant to purchase up to 6,000,000 additional shares of Common Stock. The Series A Preferred Stock would pay a 12% cumulative dividend, would be convertible into 10,000,000 shares of Common Stock and would have voting rights on an as-if-converted basis. On completion of its investment, Manor Healthcare would directly own shares representing approximately 63% of the then existing voting power of the Company and would effectively control the Company. Upon full exercise of the three-year warrant, Manor Healthcare would own approximately 70% of the Company's combined voting power. The proposed investment is contingent upon the Company's stockholders tendering, and the Company repurchasing, a minimum of 5,635,000 shares of Common Stock in the Company tender offer, at a purchase price of $3.40 per share. The number of shares of Common Stock sold by the Company to Manor Healthcare will in all cases equal the number of shares of Common Stock tendered to and repurchased by the Company from current stockholders. If the Company repurchases the minimum number of shares, the Manor Healthcare investment would be reduced by $2.7 million to approximately $39.2 million, with an equivalent reduction in the proceeds to be used by the Company to fund the tender offer. Stockholders are also being asked to approve amendments to the Company's Articles of Incorporation and Stock Option Plans which are related to the Manor Healthcare investment. A complete discussion of the background and considerations relevant to the proposed Manor Healthcare investment begins at page 11 of the attached Proxy Statement (See "Investment Proposals").

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MANOR HEALTHCARE INVESTMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS RELATING TO THAT INVESTMENT.

    It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Please note that a failure to vote in effect constitutes a vote against the proposals related to the Manor Healthcare investment. Accordingly, we urge you to take a moment now to sign, date and mail your proxy.

    On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                          Sincerely,

                                                       /S/
                                          Judy M. Figge
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              IN HOME HEALTH, INC.
                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER 23, 1995
                             MINNEAPOLIS, MINNESOTA
                             ---------------------

To the Stockholders of
 IN HOME HEALTH, INC.:

    Notice is hereby given that a Special Meeting of Stockholders of In Home Health, Inc. (the "Company") will be held on Monday, October 23, 1995 at 11:00 a.m., local time, in the Marquette Room of the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, to consider and act upon three proposals (the "Investment Proposals") related to the Securities Purchase and Sale Agreement dated as of May 2, 1995 between the Company and Manor Healthcare Corp. ("Manor Healthcare"), as it may be amended from time to time (the "Purchase Agreement"). A copy of the Purchase Agreement as presently in effect is attached as Appendix I to the enclosed Proxy Statement. The Investment Proposals are summarized as follows:

    1. To approve the Purchase Agreement and the transactions on the part of the Company thereunder, including the issuance and sale to Manor Healthcare of approximately 6,440,000 shares of Common Stock, 200,000 shares of Series A Preferred Stock and a three-year warrant to purchase up to 6,000,000 additional shares of Common Stock (Proposal One);

    2. To approve an amendment to Article III of the Articles of Incorporation of the Company to provide that the Board of Directors, in designating the voting rights of any series of preferred stock, may provide that shares of preferred stock have voting rights equal to the number of shares of Common Stock into which they are convertible (Proposal Two);

    3. To approve amendments to the Company's 1987 and 1995 Stock Option Plans to: (i) provide that the options of non-employee directors of the Company will vest upon a change in control of the Company; (ii) increase the total number of shares of Common Stock available under the 1995 Stock Option Plan from 650,000 to 1,300,000 in order to permit the granting of options for an aggregate 650,000 shares to five officers or employees of the Company as of the closing of the Purchase Agreement; and (iii) impose a limit of 300,000 shares that can be issued to any participant under each Plan during any fiscal year (Proposal Three).

    THE APPROVAL OF EACH INVESTMENT PROPOSAL IS CONTINGENT UPON THE APPROVAL OF ALL INVESTMENT PROPOSALS. UNLESS ALL INVESTMENT PROPOSALS ARE APPROVED BY THE STOCKHOLDERS AT THE SPECIAL MEETING, NONE OF THE PROPOSALS WILL BE EFFECTED BY THE COMPANY. Holders of record of shares of Common Stock of the Company at the close of business on September 1, 1995 are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                                       /S/
                                          Kenneth J. Figge, SECRETARY

Minneapolis, Minnesota
September 20, 1995

    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the Special Meeting may withdraw their proxies and vote in person if they so desire.

                              IN HOME HEALTH, INC.
                           CARLSON CENTER, SUITE 500
                             601 LAKESHORE PARKWAY
                        MINNETONKA, MINNESOTA 55305-5214

                            ------------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER 23, 1995

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is furnished by the Board of Directors of In Home Health, Inc. (the "Company") in connection with the solicitation of proxies to be voted at a Special Meeting of Stockholders which will be held in the Marquette Room of the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota at 11:00 a.m., local time, on Monday, October 23, 1995, and at any adjournments thereof (the "Special Meeting") for the purpose of submitting to a vote of the stockholders the proposals described in the attached Notice of Special Meeting (the "Investment Proposals"). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about September 20, 1995.

    Shares represented by properly executed proxies received prior to or at the Special Meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the proxy will be voted in accordance with the recommendations of the Board of Directors. Stockholders will not have dissenters' rights with respect to the Investment Proposals.

    A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Any written notice revoking a proxy should be sent to the attention of Kenneth J. Figge, Secretary, In Home Health, Inc., Carlson Center, Suite 500, 601 Lakeshore Parkway, Minnetonka, Minnesota 55305-5214.

    The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies by mail, but directors, officers, and regular employees of the Company may also solicit in person or by telephone, facsimile or mail. The Company has retained D.F. King & Co., Inc. to assist in the solicitation for a fee estimated at $6,500 plus reasonable expenses. The Company may also reimburse brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold Common Stock of the Company.

                               TABLE OF CONTENTS

INTRODUCTION..............................................................     2
TABLE OF CONTENTS.........................................................     3
SUMMARY...................................................................     4
VOTING SECURITIES AND PRINCIPAL HOLDERS...................................    10
INVESTMENT PROPOSALS......................................................    11
  Background of the Investment Proposals..................................    11
  Board of Directors Analysis and Recommendation..........................    13
  Opinion of Financial Advisor............................................    17
  Description of the Investment by Manor Healthcare.......................    21
    Common Stock Investment by Manor Healthcare...........................    21
    Company Self-Tender Offer.............................................    21
    Purchase of Series A Preferred Stock..................................    21
    Stock Purchase Warrant................................................    23
    Registration Rights Agreement.........................................    24
  Description of the Purchase Agreement...................................    24
    Purchase and Sale of Securities.......................................    24
    Conditions to Closing.................................................    24
    Representations and Warranties; Indemnification.......................    25
    Covenants.............................................................    25
    Conduct of Business Pending Closing...................................    26
    Termination...........................................................    26
    Company Payments in the Event of Termination..........................    26
  Effects of the Investment on the Company................................    27
    Use of Proceeds.......................................................    27
    Pro Forma Financial Effect............................................    27
    Required Consents.....................................................    30
    Percentage Ownership by Manor Healthcare After Closing................    30
  Changes to Company Management...........................................    31
    Board of Directors....................................................    31
    Management Personnel..................................................    32
    Post-Closing Covenants................................................    33
    Future Arrangements...................................................    33
  Source of Funds.........................................................    33
  Information Concerning Manor Healthcare.................................    34
MANAGEMENT'S DISCUSSION AND ANALYSIS......................................    35
PROPOSAL 1 -- APPROVAL OF PURCHASE AGREEMENT..............................    41
  Reasons for Approval....................................................    41
  Control Share Acquisition Act Approval..................................    41
  Required Vote...........................................................    41
PROPOSAL 2 -- AMENDMENT TO ARTICLES OF INCORPORATION......................    42
  Reasons for the Amendment...............................................    42
  Required Vote...........................................................    42
PROPOSAL 3 -- AMENDMENT OF STOCK OPTION PLANS.............................    43
  Reasons for the Amendments..............................................    43
  Summary of the Plans....................................................    44
  Grants of Options.......................................................    46
  Federal Income Tax Treatment............................................    47
  Required Vote...........................................................    47
STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING.............................    47
OTHER MATTERS.............................................................    48
FINANCIAL STATEMENTS OF THE COMPANY.......................................   F-1
APPENDIX I -- Securities Purchase and Sale Agreement dated as of May 2,
              1995 between In Home Health, Inc. and Manor Healthcare Corp.
              as amended through August 3, 1995...........................   A-1
APPENDIX II -- Certificate of Designation for Series A Preferred Stock....  A-35
APPENDIX III -- Opinion of Hambrecht & Quist LLC..........................  A-51
APPENDIX IV -- Manor Healthcare Corp. Information Statement...............  A-54

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS PROXY STATEMENT, THE APPENDICES HERETO AND DOCUMENTS REFERRED TO HEREIN.

PARTIES TO THE PURCHASE AGREEMENT:
In Home Health, Inc. ..............  In  Home  Health, Inc.,  a Minnesota  corporation (the
                                     "Company"), provides health  care services to  clients
                                     of  all ages in their homes. Since its organization in
                                     1983, the  Company  has  grown to  41  offices  in  19
                                     geographic  markets throughout the  United States. The
                                     Company provides a variety  of services which  include
                                     skilled   nursing,   infusion  therapy   and  hospice,
                                     rehabilitation and personal care.
                                     The Company's executive offices are located at Carlson
                                     Center, Suite 500, 601 Lakeshore Parkway,  Minnetonka,
                                     Minnesota 55305-5214 and its telephone number is (612)
                                     449-7500.
Manor Healthcare Corp. ............  Manor Healthcare Corp., a Delaware corporation ("Manor
                                     Healthcare"),  is a subsidiary of  Manor Care, Inc., a
                                     publicly-held corporation  with consolidated  revenues
                                     of $1.3 billion in its fiscal year ended May 31, 1995,
                                     of  which  approximately 77%  was derived  from health
                                     care related services. Manor Healthcare owns, operates
                                     or manages 179 nursing  centers (including 10  medical
                                     and  physical rehabilitation  centers and  15 assisted
                                     living centers)  which provide  high acuity  services,
                                     skilled   nursing  care,  intermediate  nursing  care,
                                     custodial   care   and   assisted   living   services,
                                     principally  for residents  over the age  of 65. Manor
                                     Healthcare also owns  approximately 82.3% of  Vitalink
                                     Pharmacy   Services,  Inc.,  a   public  company  that
                                     operates 18 institutional  pharmacies in five  states.
                                     Manor  Healthcare also owns and operates an acute care
                                     general hospital and  five nursing assistant  training
                                     schools.
                                     Manor  Healthcare's nursing  centers generally provide
                                     five types  of  services:  high  acuity  services  for
                                     persons  who  require  complex  medical  and  physical
                                     rehabilitation  services;  skilled  nursing  care  for
                                     persons   who   require  24   hour-a-day  professional
                                     services of  a registered  nurse or  a licensed  prac-
                                     tical  nurse;  intermediate care  for  persons needing
                                     less  intensive  nursing  care;  custodial  care   for
                                     persons  needing a minimum level of care; and assisted
                                     living  for  persons  needing  some  supervision   and
                                     assistance with personal care.
                                     Substantially   all  of   Manor  Healthcare's  nursing
                                     centers are  currently certified  to receive  benefits
                                     provided    under   Medicare    and   under   programs
                                     administered by the various states to provide  medical
                                     assistance  to  the  medically  indigent ("Medicaid").
                                     However,  Manor  Healthcare  attempts  to  locate  and
                                     operate  its nursing  centers in a  manner designed to
                                     attract patients who  pay directly  to the  facilities
                                     for services

                                     without  benefit of any government assistance program.
                                     Patients seeking the services  of the nursing  centers
                                     come  from a  variety of  sources and  are principally
                                     referred by hospitals and physicians.
                                     Manor Healthcare's  principal  executive  offices  are
                                     located   at  10750  Columbia   Pike,  Silver  Spring,
                                     Maryland 20901  and  its  telephone  number  is  (301)
                                     681-9400.
SPECIAL MEETING OF THE COMPANY STOCKHOLDERS:
Time, Date and Place...............  The  Special Meeting will be held at 11:00 a.m., local time on  Monday, October  23, 1995,  in the  Marquette
                                     Room  of  the  Minneapolis  Hilton  and  Towers,  1001
                                     Marquette Avenue, Minneapolis, Minnesota.
Purpose of Special Meeting.........  The purpose of the Special Meeting is to consider  and vote  upon  three related  proposals  (the "Investment
                                     Proposals"):
                                     (1)  The first proposal  is to approve the  Securities
                                     Purchase  and Sale Agreement dated  as of May 2, 1995,
                                     as amended through August 3, 1995, between the Company
                                     and  Manor  Healthcare  (the  "Purchase   Agreement"),
                                     attached hereto as Appendix I, and the transactions on
                                     the  part  of  the  Company  thereunder.  The Purchase
                                     Agreement provides for an investment of  approximately
                                     $41.9   million   by  Manor   Healthcare   in  various
                                     securities of the Company including Series A Preferred
                                     Stock, a Warrant and Common  Stock of the Company,  as
                                     set  forth in the Purchase Agreement and summarized in
                                     this Proxy Statement (the "Investment"). Of the  total
                                     Investment  by  Manor Healthcare,  approximately $21.9
                                     million will be used by the Company to effect a  self-
                                     tender  offer to  repurchase approximately  40% of its
                                     out-standing Common Stock. The remaining $20  million,
                                     net   of  approximately  $2   million  in  transaction
                                     expenses described in this document, will be available
                                     for use  by  the  Company  following  the  self-tender
                                     offer. See "Investment Proposals" and "Proposal One --
                                     Approval of Purchase Agreement."
                                     (2)   The second  proposal is an  amendment to Article
                                     III of the Articles of Incorporation of the Company to
                                     make it clear that any  series of preferred stock  may
                                     have  voting rights equal  to the number  of shares of
                                     Common Stock into  which the shares  of the  preferred
                                     stock  are convertible. See "Proposal Two -- Amendment
                                     to Articles of Incorporation."
                                     (3)  The  third proposal is  to approve amendments  to
                                     the Company's 1987 and 1995 Stock Option Plans to: (i)
                                     provide  that the options of non-employee directors of
                                     the Company will vest upon a change in control of  the
                                     Company;  (ii) increase the total  number of shares of
                                     Common Stock  available under  the 1995  Stock  Option
                                     Plan  from 650,000 to 1,300,000 in order to permit the
                                     granting of options for an aggregate 650,000 shares to
                                     five officers or  employees of the  Company as of  the
                                     closing   of  the  transactions  contemplated  by  the
                                     Purchase  Agreement;  and  (iii)  impose  a  limit  of
                                     300,000  shares that can be  issued to any participant
                                     under

                                     each Plan  during  any fiscal  year.  See  "Investment
                                     Proposals   --  Changes   to  Company   Management  --
                                     Management Personnel" and "Proposal Three -- Amendment
                                     of Stock Option Plans."
                                     Approval of each Investment Proposal is contingent  on
                                     the  approval of all  Investment Proposals. Unless all
                                     Investment  Proposals  are  approved  at  the  Special
                                     Meeting,  and certain other  conditions to closing are
                                     met,  including   the  successful   completion  of   a
                                     self-tender   offer  by  the   Company,  none  of  the
                                     Proposals  will  be  effected  by  the  Company.   See
                                     "Investment  Proposals -- Description  of the Purchase
                                     Agreement -- Conditions to Closing."
Record Date........................  Only holders  of  record  of shares  of  Common  Stock outstanding  as of the close  of business on September
                                     1, 1995 (the "Record Date") are entitled to notice  of
                                     and to vote at the Special Meeting.
Vote Required for Approval.........  Approval  of Proposal One will require the affirmative vote of (i) a majority  of the shares of Common  Stock
                                     outstanding on the Record Date, and (ii) a majority of
                                     such   outstanding  shares  excluding  those  held  by
                                     officers and directors of  the Company. See  "Proposal
                                     One  --  Approval  of Purchase  Agreement  -- Required
                                     Vote." Approval  of  Proposal  Two  will  require  the
                                     affirmative vote of a majority of the shares of Common
                                     Stock  outstanding on  the Record  Date. See "Proposal
                                     Two --  Amendment  to  Articles  of  Incorporation  --
                                     Required   Vote."  Approval  of  Proposal  Three  will
                                     require the affirmative vote of a majority of all  the
                                     votes  present  and entitled  to  vote at  the Special
                                     Meeting. See  "Proposal Three  -- Amendment  of  Stock
                                     Option Plans -- Required Vote."
Opinion of Financial Advisor
 Regarding the Investment..........  The  Company's  financial advisor,  Hambrecht  & Quist
                                     LLC, has rendered an opinion to the Board of Directors
                                     of the Company that  the transactions contemplated  by
                                     the  Purchase  Agreement  are fair,  from  a financial
                                     point of view,  to the Company  and its  stockholders.
                                     See  "Investment  Proposals  --  Opinion  of Financial
                                     Advisor" and  the opinion  of  Hambrecht &  Quist  LLC
                                     attached hereto as Appendix III.
Board Recommendation...............  THE  BOARD  OF  DIRECTORS OF  THE  COMPANY UNANIMOUSLY
                                     RECOMMENDS APPROVAL OF THE INVESTMENT PROPOSALS.

TERMS OF THE INVESTMENT:
Company Self-Tender Offer; Common
 Stock Investment by Manor
 Healthcare........................  As part  of  the  Investment,  Manor  Healthcare  will purchase  for $3.40 per  share approximately 6,440,000
                                     shares of Common Stock. This purchase of Common  Stock
                                     will  be  made  concurrently  with  the  closing  of a
                                     self-tender offer by the  Company for the same  number
                                     of shares at $3.40 per share

                                     (the "Self-Tender Offer"), which will be funded out of
                                     the  proceeds of the purchase by Manor Healthcare. The
                                     Investment is contingent upon  a minimum of  5,635,000
                                     shares  of Common Stock being tendered and repurchased
                                     by the  Company  in  the  Self-Tender  Offer.  If  the
                                     Company  repurchases the minimum number of shares, the
                                     Manor Healthcare Investment would  be reduced by  $2.7
                                     million,  to  approximately  $39.2  million,  with  an
                                     equivalent reduction in the proceeds to be used by the
                                     Company to fund  the Self-Tender Offer.  The terms  of
                                     the  Self-Tender Offer are described in a Tender Offer
                                     Statement dated September  20, 1995,  being mailed  to
                                     the  stockholders of the Company on or about September
                                     20, 1995.
Investment in Series A Preferred
 Stock.............................  As part  of  the  Investment,  Manor  Healthcare  will purchase  200,000 shares  of Series  A Preferred Stock
                                     for $20 million in cash. The Series A Preferred  Stock
                                     pays  cumulative dividends at a rate of 12%, which are
                                     payable, at the Company's option, in cash or in shares
                                     of Common Stock.  The Preferred  Stock is  convertible
                                     into  10,000,000  shares of  Common Stock,  subject to
                                     anti-dilution adjustments, resulting  in an  effective
                                     initial  conversion price of $2.00 per share of Common
                                     Stock, which is lower  than the current trading  price
                                     of the Company's Common Stock and the trading price as
                                     of  the execution date of  the Purchase Agreement. See
                                     "Investment Proposals --  Board of Directors  Analysis
                                     and  Recommendation" for  a discussion  of the factors
                                     considered by  the  Company's Board  of  Directors  in
                                     agreeing to this conversion price. The Preferred Stock
                                     may be converted, in whole or in part at any time, and
                                     conversion  will not  result in  the Company receiving
                                     any additional consideration. See "Description of  the
                                     Investment by Manor Healthcare -- Purchase of Series A
                                     Preferred  Stock  --  Conversion." The  Series  A Pre-
                                     ferred Stock votes together  with the Common Stock  as
                                     if  the  Series  A  Preferred  Stock  had  been  fully
                                     converted. Thus,  each  share of  Series  A  Preferred
                                     Stock initially has 50 votes.
Stock Purchase Warrant.............  As  part  of  the  Investment,  Manor  Healthcare will
                                     receive  a  three-year  Warrant  to  purchase  up   to
                                     6,000,000  shares of Common Stock of the Company at an
                                     exercise price of $3.75 per share (the "Warrant"). The
                                     Warrant is exercisable effective immediately, in whole
                                     or in part at  any time, for a  period of three  years
                                     from  the date  of the  Warrant. The  Warrant will not
                                     have voting  rights,  although the  shares  of  Common
                                     Stock  purchasable upon  exercise of  the Warrant will
                                     have voting rights upon issuance.
EFFECTS ON THE COMPANY:
Ownership by Manor Healthcare in
 the Company.......................  Upon consummation of the transactions contemplated  by the Purchase Agreement, Manor Healthcare will directly
                                     own  approximately  6,440,000  shares  of  the  Common
                                     Stock,

                                     200,000 shares of the Series  A Preferred Stock and  a
                                     Warrant  to  acquire  up  to  an  additional 6,000,000
                                     shares of  the  Common  Stock of  the  Company.  Manor
                                     Healthcare  would  then  directly  own  shares  having
                                     approximately 63% of the Company's total voting power,
                                     reflecting the voting power of the Series A  Preferred
                                     Stock   on   an   as-if-converted   basis   (initially
                                     equivalent to 10,000,000 shares  of Common Stock)  and
                                     would  effectively control the  Company. Assuming com-
                                     plete exercise of the Warrant, Manor Healthcare  would
                                     hold  approximately 70%  of the  Company's outstanding
                                     voting power,  of  which approximately  20%  would  be
                                     represented  by  Common  Stock  purchased  directly by
                                     Manor Healthcare  under  the Purchase  Agreement,  31%
                                     would  be represented by the Series A Preferred Stock,
                                     and  19%  would  be  represented  by  the   additional
                                     6,000,000  shares of Common Stock issued upon exercise
                                     of the Warrant.
Post-Closing Operations............  Manor Healthcare has agreed that,  for a period of  at least  two years following the closing of the Purchase
                                     Agreement: the Company's  corporate headquarters  will
                                     be    maintained   in   the   Minneapolis,   Minnesota
                                     metropolitan  area   (unless   otherwise   unanimously
                                     approved  by  the Company's  Board of  Directors); the
                                     Common Stock  of  the  Company  will  continue  to  be
                                     publicly  traded;  and  the Company  will  continue to
                                     operate in the lines of business in which it currently
                                     engages.
Effects on Management of the
 Company...........................  Upon consummation of  the Investment, the  conditional resignations  of  two  directors  of  the  Company (S.
                                     Marcus Finkle  and  Sheldon  Lieberbaum)  will  become
                                     effective and the Company's Board of Directors will be
                                     expanded  to seven  members, four  of which  have been
                                     designated by  Manor  Healthcare, as  described  under
                                     "Investment    Proposals   --   Changes   to   Company
                                     Management." At the same time Mark Gildea, an  officer
                                     of  Manor  Healthcare,  will  become  Chief  Executive
                                     Officer and a director of the Company. Judy Figge will
                                     continue as President and will be named as Chairperson
                                     of the Board  of Directors of  the Company. Ms.  Figge
                                     and   Kenneth  Figge,  the  Company's  Executive  Vice
                                     President and Chief  Financial Officer,  will each  be
                                     employed   by   the  Company   pursuant   to  two-year
                                     employment agreements. Ms.  Figge and  Mr. Figge  will
                                     continue   as  members  of   the  Company's  Board  of
                                     Directors. James Lynn,  who is  also a  member of  the
                                     Board   of  Directors,  will  be  offered  a  two-year
                                     employment agreement. Cathy Reeves, the Company's Vice
                                     President  of  Operations,  and  Margaret  Maxon,  the
                                     Company's  Vice President of  Customer Relations, will
                                     each be offered one-year employment agreements by  the
                                     Company.  See  "Investment  Proposals  --  Changes  to
                                     Company Management -- Management Personnel."

CLOSING:
Conditions to Closing..............  Consummation of  the  Investment and  the  Self-Tender
                                     Offer   by  the   Company  is   conditioned  upon  the
                                     fulfillment of  certain conditions  set forth  in  the
                                     Purchase  Agreement. These  include completion  of the
                                     Self-Tender Offer by the Company pursuant to which  at
                                     least 5,635,000 shares of Common Stock shall have been
                                     tendered  and accepted  for purchase,  approval of the
                                     Investment  Proposals  at  the  Special  Meeting,  the
                                     completion of requirements under the Hart-Scott-Rodino
                                     Antitrust  Improvements  Act of  1976,  the continuing
                                     accuracy of the representations of the parties made in
                                     the  Purchase  Agreement,   the  performance  of   the
                                     obligations   of   each  party   under   the  Purchase
                                     Agreement, and the  absence of  threatened or  pending
                                     litigation  challenging the  transaction. The Purchase
                                     Agreement may  be terminated  prior  to closing  in  a
                                     number  of  circumstances:  by mutual  consent  of the
                                     Company and Manor  Healthcare; if  the transaction  is
                                     not  completed by  November 15, 1995;  if any required
                                     regulatory approval is denied  or if any  governmental
                                     entity  enjoins or prohibits  the consummation; if the
                                     stockholders  of  the  Company  fail  to  approve  the
                                     Purchase  Agreement; or if a party materially breaches
                                     the Purchase Agreement and  does not cure such  breach
                                     within 10 business days after receipt of proper notice
                                     of   such   breach.  See   "Investment   Proposals  --
                                     Description of the Purchase Agreement."
Closing Date.......................  The Closing  is  expected to  be  held on  the  second business  day following the  satisfaction or waiver of
                                     all of  the conditions  to Closing,  unless  otherwise
                                     agreed.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    Only holders of record of the Company's Common Stock, par value $.01 (the "Common Stock"), at the close of business on September 1, (the "Record Date") are entitled to vote at the Special Meeting. As of the close of business on September 1, 1995, there were outstanding 16,142,980 shares of Common Stock. Such shares are each entitled to one vote.

    The following table presents information provided to the Company as to the beneficial ownership of the Common Stock as of September 1, 1995 by persons known to the Company to hold 5% or more of such stock and by all directors and executive officers as of the end of the last fiscal year and by all current directors and executive officers as a group. All shares represent sole voting and investment power, unless indicated to the contrary. Some officers and directors of the Company may tender all or a portion of their shares in connection with the Self-Tender Offer.

                                                AMOUNT AND NATURE
               NAME AND ADDRESS                   OF BENEFICIAL     PERCENT OF
             OF BENEFICIAL OWNER                    OWNERSHIP         SHARES
----------------------------------------------  ------------------  -----------
Judy M. and Kenneth J. Figge (1)(2)(3)               996,306(4)(5)        6.1%
S. Marcus Finkle (2)                                 114,166(5)          *
Sheldon Lieberbaum (2)                                34,166(5)          *
James J. Lynn (2)                                     70,926(5)          *
Cathy R. Reeves (3)                                   72,869(5)          *
Harry W. Alcorn, Jr. (3)                              32,500(5)          *
Wesley N. Perry (3)                                   41,874             *
All Current Directors and Executive Officers
 as a Group (7 persons)                            1,308,431(5)           8.0%

------------------------
 *   Less than one percent

(1) Ms. Figge's and Mr. Figge's business address is Carlson Center, Suite 500, 601 Lakeshore Parkway, Minnetonka, Minnesota 55305-5214.

(2)  Director of the Company.

(3) Executive officer named in Summary Compensation Table of the proxy statement for the Company's 1995 Annual Meeting. Mr. Perry resigned as an officer in November of 1994.

(4) Kenneth J. Figge is the husband of Judy M. Figge. Ms. Figge beneficially owns 616,956 shares of Company Common Stock and Mr. Figge beneficially owns 379,350 shares of Company Common Stock, and each of Ms. Figge and Mr. Figge disclaim beneficial ownership of the other's shares of Company Common Stock.

(5) Includes 85,833 shares for Ms. Figge, 52,500 shares for Mr. Figge, 14,166 shares for each of Messrs. Finkle and Lieberbaum, 44,166 shares for Mr. Lynn, 54,500 shares for Ms. Reeves, 32,500 shares for Mr. Alcorn and 284,914 shares for all current directors and officers as a group which may be acquired within sixty days upon exercise of outstanding stock options. Does not include options to purchase 300,000 shares to be granted to Ms. Figge, 200,000 shares to be granted to Mr. Figge, and 50,000 shares to be granted to each of Mr. Lynn, Ms. Reeves and Margaret Maxon, effective upon closing of the Purchase Agreement. Also does not include an additional 20,900 shares for each of Messrs. Finkle and Lieberbaum that will become exercisable upon the approval of Proposal Three at the Special Meeting.

                              INVESTMENT PROPOSALS

    CERTAIN ASPECTS OF THE INVESTMENT PROPOSALS ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PURCHASE AGREEMENT AND OTHER APPENDICES TO THIS PROXY
STATEMENT, EACH OF WHICH IS HEREBY INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE APPENDICES TO THIS PROXY STATEMENT IN THEIR ENTIRETY.

    THE APPROVAL OF EACH INVESTMENT PROPOSAL IS CONTINGENT ON THE APPROVAL OF ALL INVESTMENT PROPOSALS. UNLESS ALL INVESTMENT PROPOSALS ARE APPROVED BY THE STOCKHOLDERS AT THE MEETING, ALL INVESTMENT PROPOSALS WILL BE DEEMED TO HAVE BEEN REJECTED BY THE STOCKHOLDERS.

BACKGROUND OF THE INVESTMENT PROPOSALS

    The background of the proposed Purchase Agreement with Manor Healthcare involves the Company's participation in the Medicare program, which accounted for 74%, 73% and 68% of the Company's revenues in its fiscal years ended September 30, 1994, 1993 and 1992, respectively. While these percentages are higher than the Company would prefer, the Company has not been able to reduce the relative proportion of its Medicare business because of the very high percentage of home health service recipients who are Medicare beneficiaries and the impracticality of refusing Medicare patients referred to the Company by valued referral sources.

    The Medicare program's method for paying for home health services, unlike that for inpatient hospital services, is based on cost reimbursement. Under this system, the Medicare program pays the portion of the provider's costs which it believes are allowable under Medicare regulations and not in excess of certain ceilings. Thus for a significant portion of its overall business, namely the Medicare portion, the Company cannot establish in advance a price for a particular service or services. Instead, to recognize revenue under the Medicare program, the Company keeps detailed accounting records as to its costs and each fiscal year submits a cost report, based on incurred expenses believed to be reimbursable, to one of the fiscal intermediaries (typically members of the Blue Cross Association or insurance companies) who administer the Medicare program for home health services. Pursuant to generally accepted accounting principles, the Company recognizes revenue for services to Medicare beneficiaries at the time it provides the services and incurs the costs that it believes are reimbursable.

    The cost reports submitted by home health providers to the Medicare fiscal intermediaries are subject to audit and retroactive adjustment or disallowance, and these procedures often occur years after the cost report was filed. If the fiscal intermediary believes that the provider has been overpaid, the amount of the alleged overpayment is setoff from undisputed payments owed to the provider for subsequent years. While the provider has the right to an administrative appeal, these appeals often take years to be heard.

    While the Company (and to its knowledge, many other providers of home health services) have always had some disputes concerning Medicare reimbursement, beginning in fiscal 1993 the magnitude of these disputes began to increase. This in turn has forced the Company to curtail its growth and to establish reserves which have substantially eroded the Company's profitability.

    During fiscal 1993 and 1994 the Company's Board of Directors became progressively more concerned about the reductions in the Company's profitability and in its cash and working capital due to Medicare disputes, and ultimately concluded that the Company should consider additional financing, a strategic partnership or a sale of the Company. The Board of Directors was also concerned that to remain competitive in the face of the continuing integration of the health care industry it might be advantageous for the Company to enter into some form of partnership or alliance to broaden the scope of services it could offer.

    The Board authorized the Company to enter into a financial advisory agreement with Hambrecht & Quist LLC ("Hambrecht & Quist") on September 19, 1994 to investigate these alternatives and on September 21, 1994 the Company issued a press release to publicly announce the retention of Hambrecht & Quist. The Company also separately continued very preliminary discussions which had taken place over an extended period of time with an integrated health care company.

    The announcement of the retention of Hambrecht & Quist led to several preliminary inquiries concerning the possibility of some form of transaction with the Company. Ultimately eleven entities entered into confidentiality agreements in order to obtain nonpublic information concerning the Company or to conduct varying degrees of "due diligence" inquiries. Discussions with eight of the eleven entities did not develop to the stage of those entities making written proposals for a transaction with the Company, and discussions with those eight entities were terminated. However, in March 1995 two companies (other than Manor Healthcare) which had entered into confidentiality agreements delivered to the Company nonbinding "indication of interest" letters. Both of these companies already had a substantial presence in the home health industry. One of these firms proposed discussions concerning an acquisition of all the Company's outstanding Common Stock for $2.65 per share in cash, and the other proposed discussion of an acquisition of all outstanding Common Stock for a price in the $2.75 to $3.25 per share range, payable entirely in the form of stock of the acquiring entity.

    In March 1995 the Company also received a verbal indication of interest from Manor Care, Inc., the parent company of Manor Healthcare. This led to a presentation on April 5, 1995 to the Company's entire Board of Directors by representatives of Manor Healthcare, who included Mark Gildea, the President of its Alternate Site Services Division, and the Vice President-Finance of Manor Care, Inc. Representatives of Hambrecht & Quist and Lindquist & Vennum P.L.L.P., the Company's legal counsel, also participated in the meeting. At the April 5 meeting, Manor Healthcare made its initial proposal to the Company, which proposal consisted of a tender offer for 25-35% of the Company's outstanding Common Stock at $2.85 per share and the purchase for $20 million of preferred stock or debentures convertible to 11 million shares of Common Stock and a warrant to obtain up to 5 million additional shares of Common Stock for $4.00 per share. The Board of Directors and its advisors conferred and advised the Manor Healthcare representatives that the price proposed for purchasing the outstanding Common Stock was too low. There was also discussion of whether, under certain "anti-takeover provisions" of the Minnesota Business Corporation Act, it was preferable for the Company to make any tender offer and issue the same number of shares to Manor Healthcare. This was not resolved at the April 5 meeting, but Manor Healthcare's representatives did indicate that it would be willing to acquire 40% (instead of 25-35%) of the outstanding Common Stock for $3.40 per share (instead of $2.85) and have the preferred stock or debenture convertible to 10 million (instead of 11 million) shares of Common Stock, if the exercise price of the proposed warrant was reduced from $4.00 to $3.75 per share.

    The   Company's  Board  of  Directors   concluded  from  Manor  Healthcare's
presentation on April 5 that there was a reasonable basis for continuing discussions with Manor Healthcare and trying to reach agreement concerning the terms of a possible transaction. It appeared to the Board of Directors that there was a good strategic fit between Manor Healthcare and the Company. Manor Healthcare was not providing home health services and was anxious to enter that field to complement its existing business. Manor Healthcare's parent corporation was well established and had a strong balance sheet. Manor Healthcare also was interested in a strategic partnership rather than a complete acquisition. The Company's Board of Directors found this attractive, in that it might allow both liquidity for the Company's stockholders who wished to sell all or a portion of their shares and a continued investment opportunity in a potentially stronger Company for those who continued as Company stockholders. The other two parties which made proposals were already in the home health industry and seemed to be motivated by a desire to increase market share. Thus, they did not seem willing to offer the price Manor Healthcare was willing to pay and were interested in a complete acquisition, which would not allow any continued investment in the Company as a separate entity. For these reasons the Board of Directors decided on April 5 to focus on negotiations with Manor Healthcare and not to pursue the two proposals referred to above from other parties which involved lower prices. Thus, neither of these two entities were asked to make a higher offer in light of Manor Healthcare's proposal.

    On April 18, 19 and 20, 1995, Ms. Figge, Mr. Figge, the Company's Treasurer and representatives of Hambrecht & Quist and Lindquist & Vennum P.L.L.P., the Company's legal counsel, met in New York City with representatives of Manor Healthcare (who included Mr. Gildea and the Vice President-Finance of Manor Care, Inc.) and their legal counsel to continue negotiations concerning a possible transaction. The principal unresolved issues that were discussed included whether the Company or Manor Healthcare would conduct the tender offer, whether the Company would issue preferred stock or debentures to Manor Healthcare, the extent of voting rights which any preferred stock would possess, the amount of the "break-up fee" (which Manor Healthcare proposed be $5 million), the period for which the Company's representations and warranties would survive after a closing, which Company officers (in addition to Ms. Figge and Mr. Figge) would enter into employment agreements with the Company and what the compensation provisions of all of the employment agreements would be, and the scope and duration of any individual representations and warranties by Ms. Figge and Mr. Figge. It was tentatively resolved that the Company would conduct any tender offer and issue a like number of shares to Manor Healthcare, and that preferred stock rather than debentures would be issued if the proposed investment was consummated. However, the remainder of the principal issues were unresolved.

    On April 24, 1995 the Company's entire Board of Directors met in Minneapolis, together with a representative of Hambrecht & Quist and Lindquist & Vennum P.L.L.P., the Company's legal counsel, to review the status of the negotiations and the outstanding issues. The Board authorized Hambrecht & Quist to communicate compromise proposals to Manor Healthcare concerning voting rights of the proposed preferred stock, the terms of employment contracts, the amount of the break-up fee and the terms of corporate and individual representations and warranties. At the April 24 meeting, the Board of Directors also appointed a Special Committee consisting of S. Marcus Finkle and Sheldon Lieberbaum (the Company's two non-employee directors) to be ready to evaluate the definitive offer that Manor Healthcare was expected to make in the near future.

    Several days later, the Company was advised that on April 27, 1995 the Board of Directors of Manor Healthcare's parent corporation had met and approved making a definitive offer to the Company that was consistent with the Company's compromise proposals on April 24.

    Both members of the Special Committee of the Company's Board of Directors met by conference telephone call on Monday, May 1, 1995 to discuss Manor Healthcare's now definitive proposal and to consult with a representative of Hambrecht & Quist. There was considerable discussion and Hambrecht & Quist orally opined that the proposed transaction was fair to the Company and its stockholders from a financial point of view. The Special Committee unanimously resolved to approve the proposed transaction and recommend it to the Company's Board of Directors.

    On May 2, 1995 the Company's entire Board of Directors met (with Messrs. Finkle and Lieberbaum participating by telephone conference call) and unanimously approved the proposed transaction and the Purchase Agreement. Later that day the Purchase Agreement was signed. The conditional employment agreements of Ms. Figge and Mr. Figge and conditional resignations of Mr. Finkle and Mr. Lieberbaum (all of which become effective only if and when the Purchase Agreement is closed) were also executed on May 2, 1995 as required by the Purchase Agreement.

BOARD OF DIRECTORS ANALYSIS AND RECOMMENDATION

    The Board of Directors has reviewed and considered the terms and conditions of the Investment Proposals and believes that the Investment Proposals are fair to, and are advisable and in the best interests of, the Company and its stockholders and has unanimously approved the Investment Proposals and unanimously recommends that stockholders vote for approval of the Investment Proposals. The Company's directors and executive officers (who currently hold Common Stock representing in the aggregate less than 10% of the Company's outstanding Common Stock) have indicated that they intend to vote all shares of voting stock over which they exercise voting power as of the close of business on the Record Date in favor of approval of the Investment Proposals.

    In considering whether to recommend the Investment Proposals and the Purchase Agreement for approval by the stockholders, the Board considered the concerns it had discussed since fiscal 1993 about the reductions in the Company's profitability and in its cash and working capital since fiscal 1993. As described above under "Background of the Investment Proposals," the Board had ultimately concluded that the Company should consider additional financing, a strategic partnership or a sale of the Company and that it might be advantageous to enter into some form of partnership or alliance. After the Company engaged Hambrecht & Quist to investigate these alternatives, the Board considered a number of proposals, as described under "Background of the Investment Proposals," and ultimately determined that the offer from Manor Healthcare was the best alternative available to the Company to address its concerns in a transaction that gives stockholders the option to either divest or retain their ownership interests in the Company. Specific factors, both positive and negative, considered by the Board of Directors in making its determination to recommend approval consisted of the following (in declining order of importance):

        (i) The Board believed that the Company needs additional working capital due to the unresolved Medicare disputes and their effect on the Company's cash position. The Board considered it a positive factor that the transaction would provide the Company with approximately $18 million in new cash (after expenses) and the opportunity to receive additional cash in the next three years if the Warrant is exercised by Manor Healthcare. While this factor is relevant to the Board's conclusion that the Investment Proposals are in the Company's and its stockholders' best interest, it does not go to the fairness of the particular economic terms of the Investment Proposals.

        (ii) The Board believed that a positive feature of the proposed transaction is the opportunity it provides for stockholders who wish to sell all or a portion of their Company Common Stock for cash at a premium to recent market prices.

       (iii) The Board believed that the $2.00 per share conversion price, 12% dividend rate and as-if-converted voting rights for the preferred stock were negative factors if viewed in isolation, but that they were outweighed by the positive features of the $3.40 per share price available to public stockholders who wished to sell, the $3.75 per share exercise price of the Warrant, the limited three year term of the Warrant and the large amount that Manor Healthcare was investing. The Board concluded that Manor Healthcare viewed the economic terms of the preferred stock as linked to the economic terms of the other securities, and that the terms of the preferred stock could not be improved without an adverse effect on the other economic elements of the transaction.

       (iv) The Board believed that a positive feature of the transaction was that the Company would remain in existence as a separate public company, which allowed existing stockholders who wished to do so to continue their investment in the Company as a separate entity. This positive feature is offset to some extent by the potential negative impact on the market price of the Company's Common Stock that could result from possible sales by Manor Healthcare of some or all of its Common Stock, including Common Stock purchased pursuant to the Purchase Agreement or acquired upon exercise of the Warrant or acquired upon conversion of preferred stock, at a time or times when such sales may have an adverse effect on market prices for the Company's Common Stock.

        (v) The Board considered the change in control of the Company that would result from Manor Healthcare becoming the Company's largest stockholder and nominating four of the seven members of the Company's Board of Directors. The Board recognized that the Company having a single controlling stockholder with a majority on the Board and a Chief Executive Officer who was also an executive officer of Manor Healthcare could in the future create conflicts of interest or discourage or prevent the Company from entering into transactions or relationships with other businesses that could be advantageous to the Company. This was viewed by the Board as a potentially negative factor.

       (vi) The Board believed that Manor Healthcare's complementary lines of business, record of success and financial strength were positive factors in favor of the proposed transaction. The Board believed that because Manor Healthcare's business is focused in nursing centers and custodial care, the Company's home health business offered natural synergies that made the Company more valuable to Manor Healthcare than it would be to the Company's current direct competitors and would provide important growth and profit opportunities for the Company. While this factor is relevant to the Board's conclusion that the Investment Proposals are in the Company's and the stockholders' best interest, it does not go to the fairness of the particular economic terms of the Investment Proposals.

       (vii) The Board believed that the Manor Healthcare transaction would strengthen the Company's general competitive position in the ongoing consolidation of the U.S. health care industry by providing an alliance with a large and financially strong partner. Manor Healthcare is in a closely related segment of the health care industry, namely the provision of health services in nursing, physical rehabilitation and assisted living centers. However, Manor Healthcare generally does not provide services to patients in their homes and currently typically refers to other providers patients who are discharged from a Manor Healthcare Center. Manor Healthcare has indicated it is interested in offering to the patients it discharges to the patient's home the Company's services, and the Company's Board believes that this would provide the Company with opportunities to offer its services to a large group of new potential patients. The Board viewed this as a positive factor in favor of the proposed transaction. However, there are not any existing or anticipated agreements that would obligate Manor Healthcare to make referrals to the Company, or which would in any way obligate Manor Healthcare's patients to use the Company's services. While this factor is relevant to the Board's conclusion that the Investment Proposals are in the Company's and its stockholders' best interest, it does not go to the fairness of the particular economic terms of the Investment Proposals.

      (viii) The Board considered as a positive factor that the transaction would be subject to approval by the Company's stockholders, who could vote to reject the proposed transaction if they found it unsatisfactory.

       (ix) The Board viewed as a negative factor Manor Healthcare's insistence on a $1.3 million "break-up fee" which would be payable in the event that Manor Healthcare terminated the Purchase Agreement due to certain breaches of the Purchase Agreement by the Company, the Company's Board of Directors or its Special Committee withdrawing its recommendation for the Manor Healthcare Investment or recommending an acquisition proposal of another party, or in the event of the Company terminating the Purchase Agreement in favor of an acquisition proposal from another party. Manor Healthcare viewed that fee as an essential corollary to the Purchase Agreement expressly providing that the Company retained the legal right to terminate the Purchase Agreement in the event of a more attractive offer from another party which the Board had a fiduciary duty to entertain. Manor Healthcare initially proposed a fee of $5 million, but after extended negotiations agreed to a fee of $1.3 million, which the Company believed was acceptable and the best result it could achieve on this point.

        (x) The Board considered as a negative factor the reductions in the Company's net income per common and common equivalent share (but not net income) that would result from the future dividends payable on the preferred stock. While a negative factor, the Board believed the dividend was reasonable in light of market conditions and the cost and availability of capital from other sources. The Board was advised by Hambrecht & Quist that no adequate alternative sources of capital were available to the Company. The Board was also advised that, if any such sources were to materialize, they would have likely either required the Company to relinquish operating control or pay cash interest payments (plus equity enhancements) at considerably higher rates than the preferred stock dividend, which is payable in-kind.

       (xi) The Board viewed as positive the desire of Manor Healthcare to have the Company's senior executives enter into employment agreements and Manor Healthcare's willingness to place two other key officers under contract as an indication that Manor Healthcare was willing to maintain the separate existence of the Company with current management remaining in place, while adding the direction and financial strength of Manor Healthcare. While this factor is relevant to the Board's conclusion that the Investment Proposals are in the Company's and its stockholders' best interest, it does not go to the fairness of the particular economic terms of the Investment Proposals.

       (xii) The Board considered as a positive factor the receipt of Hambrecht & Quist's opinion that the proposed transactions were fair to the Company and to its stockholders from a financial point of view. In its deliberations the Board did not consider the receipt of Hambrecht & Quist's opinion to be as significant as the other factors described above. However, had Hambrecht & Quist refused to provide such an opinion, that would likely have been considered significant and might have altered the Board's analysis.

    In concluding to recommend the Investment Proposals, the Board weighed the twelve positive and negative factors identified above and concluded that the positive factors outweighed the negative factors as to both the rationale for the transaction and its fairness to the Company and its stockholders. Essentially, the Board concluded that the additional working capital for the Company, opportunity for stockholders to sell all or a portion of their stock at a premium, continued separate existence of the Company, and expected patient flow and competitive benefits from association with Manor Healthcare outweighed the factors viewed by the Board as negative, such as loss of voting control by the existing stockholders, the $2.00 per share conversion price and 12% dividend rate associated with the preferred stock being issued, and the business risk that the expected enhanced patient flow would not be realized. In particular, the Board viewed the loss of control and potential conflicts of interest arising from control by Manor Healthcare as being mitigated in part by the magnitude of the investment Manor Healthcare was making, the complementary nature of its business and the contribution it could likely make to the Company's growth and success in the future. The Board also viewed the negative aspects of the conversion price and dividend rate on the preferred stock being issued to Manor Healthcare as mitigated by the $3.40 price per share being paid to purchase common stock and the exercise price of the Warrant. In reaching its conclusion as to the fairness of the Investment Proposals to the Company and its stockholders, the Board specifically relied on the opportunity for the Company's stockholders to sell all or a portion of their shares at a premium, the $3.75 exercise price and limited term of the Warrant, the continued existence of the Company and resulting opportunity for stockholders to maintain their holdings, the ability of stockholders to vote upon the transaction and, to a lesser extent, Hambrecht & Quist's fairness opinion. The Board believed these factors outweighed the negative factors of the conversion price, dividend rate and voting rights features of the preferred stock, the loss of voting control by the current stockholders and the break-up fee associated with the transaction. The Board did not conduct a detailed analysis of the financial terms of the transaction of the type conducted by Hambrecht & Quist and described below under "Opinion of Financial Advisor."

    THE BOARD OF DIRECTORS BELIEVES THAT THE INVESTMENT PROPOSALS ARE FAIR TO, AND ARE ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE INVESTMENT PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF THE INVESTMENT PROPOSALS.

    The Board of Directors reserves its right, pursuant to the Purchase Agreement, to amend or waive the provisions of the Purchase Agreement and the other documents related thereto in all respects before or after approval of the Investment Proposals by the Company's stockholders. In addition, the Board of Directors reserves the right to terminate the Purchase Agreement in accordance with its terms notwithstanding stockholder approval.

OPINION OF FINANCIAL ADVISOR

    The Company engaged Hambrecht & Quist to act as its financial advisor in connection with the Company's review of strategic and financial planning matters. Hambrecht & Quist was subsequently engaged to render an opinion as to the fairness from a financial point of view of the Investment to the Company and its stockholders. Hambrecht & Quist undertook a presentation to the Special Committee of the Board of Directors on May 1, 1995 and to the entire Board of Directors on May 2, 1995 and rendered its oral opinion (subsequently confirmed in writing) that, as of such date, the Investment was fair to the holders of Common Stock from a financial point of view. For purposes of its opinion, Hambrecht & Quist defined the Investment as collectively: (i) the purchase by Manor Healthcare of an aggregate of approximately 6,440,000 shares of Common Stock for $3.40 per share in cash, (ii) the purchase by Manor Healthcare for $20 million of 200,000 shares of Series A Preferred Stock, which are convertible into an aggregate of 10,000,000 shares of Common Stock, and a three-year Warrant to purchase up to 6,000,000 shares of Common Stock at a purchase price of $3.75 per share, and (iii) the Self-Tender Offer by the Company for approximately 6,440,000 shares of Common Stock at a cash purchase price of $3.40 per share.

    A COPY OF HAMBRECHT & QUIST'S OPINION DATED MAY 2, 1995 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS APPENDIX III TO THIS PROXY STATEMENT. THE COMPANY'S STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. No limitations were placed on Hambrecht & Quist by the Special Committee of the Board of Directors of the Company with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

    In its review of the Investment, and in arriving at its opinion, Hambrecht & Quist, among other things, (i) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date (including fiscal 1992 through the second quarter ended March 1995) and certain other relevant financial and operating data of the Company (including recent operating projections and operating and geographic segment data) made available to Hambrecht & Quist from the internal records of the Company; (ii) discussed with certain members of the management of the Company the business, financial condition and prospects of the Company; (iii) reviewed certain financial and operating information, including certain projections provided by the management of the Company, relating to the Company, and discussed such projections with certain members of the management of the Company; (iv) reviewed publicly available consolidated financial statements of Manor Care, Inc. for recent years and interim periods to date (including fiscal 1992 through the third quarter ended February 1995); (v) discussed with certain members of the management of Manor Healthcare the business, financial condition and prospects of Manor Healthcare; (vi) reviewed the recent reported prices and trading activity for the Common Stock of the Company and Manor Care, Inc. and compared such information and certain financial information of the Company and Manor Care, Inc. with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to those of the Company and Manor Healthcare; (vii) discussed with parties other than Manor Healthcare the possibility of a transaction or series of transactions involving a business combination with the Company; (viii) reviewed the terms, to the extent publicly available, of certain comparable transactions; (ix) reviewed the Purchase Agreement; and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

    Hambrecht & Quist did not assume any responsibility for independent verification of any of the information concerning the Company or Manor Healthcare considered in connection with its review of the Investment and, for purposes of its opinion, assumed and relied upon the accuracy and completeness of all such information. Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company or Manor Healthcare, nor did they conduct a physical inspection of the properties and facilities of the Company or Manor Healthcare. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in their analyses, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of the Company or Manor Healthcare. Hambrecht & Quist assumed that neither the Company nor Manor Healthcare was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Investment and those in the ordinary course of conducting their respective businesses. Hambrecht & Quist's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion, and any change in such conditions would require a reevaluation of such opinion. Hambrecht & Quist expressed no opinion as to the price at which the Company's Common Stock would trade subsequent to the Closing.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, in arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in Hambrecht & Quist's analyses is identical to the Company, Manor Healthcare or the Investment. Accordingly, the analyses performed by Hambrecht & Quist were not purely mathematical; rather they involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Company's Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Manor Healthcare (including the maintenance of government and private sector reimbursement practices and the absence of any macroeconomic dislocations as evidenced by unusually high unemployment or inflation). The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Hambrecht & Quist compared selected historical and projected financials, operating and stock market performance data of the Company to the corresponding data of certain publicly traded health services companies that Hambrecht & Quist considered comparable based on market value and strategic focus. Comparisons were analyzed for the following companies in the home healthcare business (the "Home Healthcare Group"): Abbey Healthcare Group, Inc., American HomePatient, Inc., Caretenders Health Corp., Homedco Group, Inc., Hooper Holmes, Inc., Interim Services, Inc., Lincare Holdings, Inc., Olsten Corp. Pediatric Services of America, Inc., Rotech Medical Corp., Staff Builders, Inc., and Transworld Home Healthcare, Inc. For each of the foregoing companies, Hambrecht & Quist analyzed the equity market value of each company as a multiple of last twelve months' net income, 1994 net income, 1995 estimated net income, and 1996 forecasted net income, and Hambrecht & Quist analyzed the enterprise value of each company (calculated as market equity value plus preferred stock and long-term debt minus cash) as a multiple of each company's last twelve months' and latest quarter annualized revenues, EBIT (earnings before interest and taxes) and EBITDAR (earnings before interest, taxes, depreciation, amortization and rent). All multiples were based on closing stock prices on April 27, 1995. All forecasted data for such comparable companies were based on publicly-available independent estimates by selected investment banking firms. Specifically, the average last twelve months' net income multiple (25.6x) for the comparable companies implied an equity value for the Company of less than zero (in view of the Company's historic losses); the average 1994 net income multiple (23.4x) for the comparable companies implied an equity value for the Company of $5.8 million; the average 1995 net income multiple (19.3x) for the comparable companies implied an equity value for the Company of $35.9 million; and the average 1996 net income multiple (16.3x) for the comparable companies implied an equity value for the Company of $38.3 million. The average last twelve months' net revenue multiple (1.6x) implied an enterprise value for the Company of $203.0 million; the average annualized latest quarter net revenue multiple (1.4x) implied an enterprise value for the Company of $182.5 million; the average last twelve months' EBITDAR multiple (10.4x) implied an enterprise value for the Company of $82.2 million; the average annualized latest quarter EBITDAR multiple (9.7x) implied an enterprise value for the Company of $105.7 million; the average last twelve month's EBIT multiple (21.6x) implied an enterprise value for the Company of $21.6 million; the average annualized latest quarter EBIT multiple (16.2x) implied an enterprise value for the Company of $66.4 million. Hambrecht & Quist noted that the Company and the comparable companies tended to trade as a function of earnings in general and forecasted earnings in particular, thus making the revenue multiples a less reliable indicia of value. The foregoing implied values were compared with a valuation of the Company of approximately $55.2 million as implied by the self-tender price of $3.40 per share and a valuation of approximately $66.5 million as implied by the purchase by Manor Healthcare of
16.4 million shares (assuming conversion of the Series A Preferred Stock) of Common Stock for approximately $41.9 million. Hambrecht & Quist also noted that the 1995 estimated net income multiples implied a value of $2.22 per share of the Company's Common Stock based on management's estimates of the likely results for 1995; Hambrecht & Quist noted that the current trading price of the Company common stock represented a 24% premium to such implied value and the self-tender price represented a 53% premium to such implied value.

    SELECTED ACQUISITIONS ANALYSIS. Using publicly-available information, Hambrecht & Quist analyzed the purchase prices and transaction values (as equity value multiples of net income, tangible book value, cash flow from operations, and as enterprise value multiples of revenue, EBIT, EBDIT (earnings before depreciation, interest and taxes), and net operating assets) in the following selected completed and pending merger and acquisition transactions in the health services industry in 1994 and 1995: Lincare Holdings, Inc./Coram Healthcare Corp., Continental Medical Systems, Inc./Horizon Healthcare Corp., Diagnostek, Inc./Value Health, Inc., Abbey Healthcare Group, Inc./Homedco Group, Inc., Caremark, Inc. (infusion)/Coram Healthcare Corp., Hillhaven Corp./Horizon Healthcare Corp., Southern Health Management Corp./TheraTx, Inc., Mariner Health Group, Inc./Convalescent Services, Inc., Pharmacy Management Services, Inc./Beverly Enterprises, Inc., Advacare, Inc./ Medaphis Corp., Salick Health Care, Inc./Zeneca Group PLC, Medstat Group, Inc./Thomson Corp., American Medical Holdings Inc./National Medical Enterprises Inc., Healthtrust Inc./Columbia-HCA Healthcare Corp., CareNetwork Inc./Humana Inc., Relife, Inc./Healthsouth Rehabilitation Corp., Nichols Institute/Corning, Inc., GenCare Health Systems, Inc./United HealthCare Corp., Intergroup Healthcare Corp./Foundation Health Corp., Hallmark Healthcare Corp./Community Health Systems, Inc., Community Care Network, Inc./Value Health Inc., Allied Clinical Laboratories, Inc./National Health Laboratories Inc., Home Nutritional Services, Inc./W.R. Grace & Co., Ramsay-HMO Inc./ United HealthCare Corp., Providence Health Care Inc./The Multicare Companies, Inc., Coordinated Medical Services Inc./Healthsource, Inc., Complete Health Services Inc./United HealthCare Corp., T2 Medical, Inc./Coram Healthcare Inc., HealthInfusion, Inc./Coram Healthcare Inc., Curaflex Health Services, Inc./Coram Healthcare Inc., Medisys, Inc./Coram Healthcare Inc., Critical Care America, Inc./Caremark International Inc., TakeCare Inc./FHP International Corp., EPIC Healthcare Group, Inc./HealthTrust Inc., Pinnacle Care Corp./Mariner Health Group, Inc., and Mediplex Group Inc./Sun Healthcare Group, Inc. Specifically, the average last twelve months' net income multiple (28.1x) for the comparable transactions implied an equity value for the Company of less than zero (in view of the Company's historic losses); the average tangible book value multiple (3.7x) for the comparable transactions implied an equity value for the Company of $85.0 million; the average operating cash flow multiple (16.4x) for the comparable transactions implied an equity value for the Company of $16.1 million. The average last twelve months' net revenue multiple (1.6x) for comparable transactions implied an enterprise value for the Company of $203.0 million; the average last twelve months' EBITDA multiple (11.9x) for comparable transactions implied an enterprise value for the Company of

$94.0 million; the average last twelve months' EBIT multiple (16.4x) for comparable transactions implied an enterprise value for the Company of $16.4 million; the average net operating asset multiple (2.7x) for comparable transactions implied an enterprise value for the Company of $92.0 million.

    PRIVATE PLACEMENT DISCOUNT ANALYSIS. Hambrecht & Quist reviewed publicly-available data regarding the private placement of equity securities by 31 publicly-traded companies in 1993 and 1994. It was noted that purchasers of such private placements typically acquired the securities at an average discount of 26% (before placement fees) to the public market price at the time of the purchase and that in many such transactions issuers had undertaken to provide freely-tradable securities to the purchasers within a short period of time. Hambrecht & Quist observed that it was unlikely that the Company would have been capable of privately placing $20 million of equity securities with typical institutional purchasers in any event, but if it were able to do so the foregoing data suggested that such equity would have to be freely-tradable in the near-term and have to be sold at a price ranging from $1.66 to $1.86 per share. This compared with the purchase price paid by Manor Healthcare of $2.00 per share (on an as-converted basis), which is a premium of 7% to 21% over such expected range.

    WARRANT VALUATION ANALYSIS. Hambrecht & Quist analyzed the Warrant to be purchased by Manor Healthcare. Under the Black-Scholes option valuation formula the value of a warrant for a single share of Common Stock would be from $0.37 to $1.02, assuming a risk-free interest rate of 7.69%, a range of the Company's Common Stock volatility from 40% to 100%, no payment of dividends and exercise at the end of the three-year term. Thus under the Black-Scholes formula the value of the Warrant would range from $2.2 million to $6.1 million. Hambrecht & Quist observed that, since the Warrant would be less liquid than a typical freely tradeable option, its valuation would likely be lower than the Black-Scholes formula would indicate.

    STOCK TRADING HISTORY ANALYSIS. Hambrecht & Quist examined the history of the trading prices and volume of the shares of the Common Stock, and the relationship between movement in the prices of such shares and movements in certain stock indices and certain indices derived from the Home Healthcare Group during the period from April 28, 1994 to April 28, 1995. The Home Healthcare Group consisted of those so specified under the caption "Comparable Public Company Analysis" above. Such data was used to analyze the historical public market valuation of the Company as compared with the historic public market valuation of the companies comprising the Home Healthcare Group. At any given point in the period, such data indicated whether the Company's value was higher or lower relative to such blended indices. For such period, the Common Stock under-performed on a relative basis the public stocks comprising the Home Healthcare Group and the Nasdaq composite index. Similarly, Hambrecht & Quist examined the history of the trading prices and volume of the shares of the Common Stock of Manor Care, Inc., and the relationship between movement in the prices of such shares and movements in certain stock indices and certain indices derived from a compilation of comparable nursing and extended care companies (the "Nursing Group") during the period from April 28, 1994 to April 28, 1995. Specifically, the Nursing Group consisted of Arbor Health Care Co., Beverly Enterprises, Inc., Evergreen Healthcare, Inc., Genesis Health Ventures, Inc., Grancare Inc., Health Care & Retirement Corp., Hillhaven Corp., Horizon Healthcare Corp., Living Centers of America, Inc., Manor Care, Inc., Multicare Cos. Inc., Regency Health Services, Inc., Summit Care Corp., and Sun Healthcare Group, Inc. Hambrecht & Quist noted that Manor Care, Inc. had appreciated 23% from January 1, 1994 to April 17, 1995, as compared with an appreciation of 16% for the Nursing Group; the Company had appreciated 7% from January 1, 1994 to April 27, 1995, as compared with an appreciation of 75% for the Home Healthcare Group. Accordingly, Hambrecht & Quist observed that Manor Care, Inc. was operated in a fashion in which the public market valued it more than comparable companies and that the Investment may permit the Company to exploit certain management skills from Manor Healthcare for the benefit of its own stockholders.

    GENERAL.    The  foregoing description  of  Hambrecht &  Quist's  opinion is qualified in its entirety by reference to the full text of such opinion, which is attached at Appendix III to this Proxy Statement.

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
    Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to the Company.

    Pursuant to an engagement letter dated September 19, 1994, as supplemented by a letter dated May 31, 1995, the Company has agreed to pay Hambrecht & Quist a retainer of $60,000 and a fee (the "Fairness Opinion Fee") of $250,000 (paid in connection with the delivery of the Fairness Opinion). The Company has also agreed to pay Hambrecht & Quist a transaction fee (the "Transaction Fee") upon the Closing of the Purchase Agreement, of $950,000. The Fairness Opinion Fee shall be credited against the total Transaction Fee. In addition, pursuant to a Dealer Manager Agreement dated September 13, 1995, the Company has engaged Hambrecht & Quist to act as dealer manager in connection with the Self-Tender Offer and has agreed to pay Hambrecht & Quist a fee of $250,000 for such services. The Company has agreed to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor or services as dealer-manager and related matters. The Company has also agreed to pay Hambrecht & Quist a nonaccountable expense allowance of $250,000 in connection with its services related to the Investment and its fairness opinion and to reimburse certain accountable expenses related to its services as dealer-manager.

DESCRIPTION OF THE INVESTMENT BY MANOR HEALTHCARE

    COMMON STOCK INVESTMENT BY MANOR HEALTHCARE. Pursuant to the terms of the Purchase Agreement and as part of the Investment, Manor Healthcare will purchase for $3.40 per share approximately 6,440,000 shares of Common Stock for a total purchase price of approximately $21.9 million. The Investment is contingent upon a minimum of 5,635,000 shares of Common Stock being tendered to and repurchased by the Company in the Self-Tender Offer. If the Company repurchases the minimum number of shares, the Manor Healthcare investment would be reduced by $2.7 million to approximately $39.2 million, with an equivalent reduction in the proceeds to be used by the Company to fund the Self-Tender Offer. The terms and conditions of the Common Stock purchase by Manor Healthcare are as set forth in the Purchase Agreement attached to this Proxy Statement as Appendix I.

    COMPANY SELF-TENDER OFFER. In connection with the Investment, the Company is conducting the Self-Tender Offer for approximately 6,440,000 shares of its Common Stock at an offering price of $3.40 per share. In the event that an amount of shares of Common Stock less than or greater than 6,440,000 shares is tendered in the Self-Tender Offer, the Company and Manor Healthcare will mutually determine whether the Company will accept for purchase such lesser number of shares or all or any portion of such greater number of shares. To the extent that the number of shares accepted for purchase in the Self-Tender Offer is greater than or less than 6,440,000 shares, the number of shares of Common Stock to be purchased by Manor Healthcare in the Investment will increase or decrease accordingly. The Company and Manor Healthcare have agreed that the tendering of at least 5,635,000 shares of Common Stock in the Self-Tender Offer will be sufficient to permit them to make the mutual determination to proceed with the completion of the Self-Tender Offer and the concurrent Closing of the Purchase Agreement. Some officers and directors of the Company may tender all or a portion of their shares in connection with the Self-Tender Offer. The Company's Self-Tender Offer will be funded out of the proceeds of the purchase of Common Stock by Manor Healthcare. The terms of the Self-Tender Offer are described in a Tender Offer Statement dated September 20, 1995, being mailed to the stockholders of the Company on or about September 20, 1995.

    PURCHASE OF SERIES A PREFERRED STOCK. The Company has authorized 1,000,000 shares of preferred stock, $1.00 par value per share, none of which is currently outstanding. Pursuant to the terms of the Purchase Agreement, Manor Healthcare will purchase 200,000 shares of the Series A Preferred Stock for a purchase price of $20 million. The Board of Directors of the Company has adopted a Certificate of Designation reserving 200,000 shares of the authorized preferred stock as Series A Preferred Stock. As a condition to the Closing of the Purchase Agreement, the Company will cause the Certificate of Designation to become effective. The rights and preferences of the Series A Preferred Stock are indicated below.

    RANK. With respect to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Company, the Series A Preferred Stock ranks senior to the Common Stock and on a parity with or senior to each other series of preferred stock thereafter issued by the Company.

    LIQUIDATION VALUE. The liquidation value of the Series A Preferred Stock is equal to $100 per share.

    DIVIDENDS. Holders of Series A Preferred Stock are entitled to receive when and as declared by the Board of Directors, cumulative dividends at the rate of 12% of the Liquidation Value per annum, per share, payable in equal quarterly payments on the business day preceding the last business day of each March, June, September and December (each, a "Quarterly Dividend Payment Date"), commencing with the first Quarterly Dividend Payment Date following the Closing. Dividends shall accrue on a daily basis and shall cumulate from the date of original issue of the Series A Preferred Stock. Accrued but unpaid dividends shall accrue as of the Quarterly Dividend Payment Date on which they first became payable and may be paid in the form of either cash or shares of common stock having a market value equal to the dividend amount. However, if any quarterly dividend, redemption payment, repurchase payment, or accrued and unpaid dividend payment due upon conversion of the Series A Preferred Stock is not paid when due, then the holders of the Series A Preferred Stock shall be entitled to additional dividends which shall accrue in respect of such payments at the rate of 12% of the Liquidation Value per annum, compounded quarterly and shall be added to such payments. No dividends may be paid to or declared or set aside for the benefit of holders of any class or series of stock ranking on a parity with the Series A Preferred Stock in the payment of dividends if at the time there shall be any current or accumulated cash dividends payable to the Series A Preferred Stock, unless at the same time a like proportionate dividend, pro rata based on the annual dividend rates of the Series A Preferred Stock and such parity stock, shall at the same time be paid to or declared and set aside for the benefit of holders of the Series A Preferred Stock entitled to receive such dividend.

    LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive in preference to holders of any stock ranking junior to the Series A Preferred Stock, the Liquidation Value of $100 per share plus an amount equal to all accrued but unpaid dividends thereon on the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Company, such payment shall not have been made in full to the holders of all outstanding shares of Series A Preferred Stock, the holders of Series A Preferred Stock and all other classes or series of stock of the Company ranking on a parity therewith in the distribution of assets, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

    VOTING RIGHTS. The holders of Series A Preferred Stock shall have, in addition to any voting rights provided by law, the right to vote as a single class with the Common Stock on an as-if-converted basis. The effect of this provision is that holders of Series A Preferred Stock will be entitled to cast 50 votes for each share of Series A Preferred Stock, subject to adjustment, as described below. The holders of shares of Series A Preferred Stock shall have the right to vote as a separate class on (i) all matters as to which the holders are entitled to vote under the Minnesota Business Corporation Act; (ii) any amendment, alteration or repeal of any provision of the Company's Articles of Incorporation or Certificate of Designation that would adversely affect the rights, powers or preferences of the Series A Preferred Stock; and (iii) any proposed creation of a class or series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or on liquidation. Authorization of any of the foregoing actions requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock. In addition, the holders of shares of Series A Preferred Stock shall have the right to vote as a class with the holders of Common Stock on all matters as to which the holders of Common Stock are entitled to vote. The number of votes per share which the holders of Preferred Stock may cast shall be adjusted, upon any change in the Conversion Price as described below, to equal the number of shares of Common Stock into which it would then be convertible (whether or not such conversion is restricted or prohibited for any reason).

    CONVERSION. Each share of Series A Preferred Stock shall be convertible (subject to the anti-dilution provisions thereof) at any time at the option of the holder thereof, unless previously redeemed, into a number of shares of Common Stock of the Company calculated as described below, initially 50 shares. This conversion number shall be obtained by calculating (to the nearest 1/100 of a share) the number of shares of Series A Preferred Stock to be converted multiplied by a fraction, the numerator of which shall be equal to the Liquidation Value for each share of Series A Preferred Stock and the denominator of which shall be the Conversion Price (initially $2.00 per share of Common Stock), subject to adjustment and as defined in the Company's Certificate of Designation. If the Company shall default on the applicable payment date in the payment of any redemption or repurchase price, as the case may be, the right of conversion shall continue until the Series A Preferred Stock is redeemed or repurchased.

    The Series A Preferred Stock provides for adjustments upon the occurrence of certain events including, but not limited to, stock dividends, stock subdivisions or reclassifications or combinations, issuance of rights or warrants to holders of Common Stock generally entitling them to purchase Common Stock at a price less than the then-current market price thereof or distributions to holders of Common Stock generally of evidences of indebtedness or assets (other than those described in the preceding clause). In addition, upon the occurrence of any merger or combination or similar transaction, the Series A Preferred Stock is convertible into the consideration received by the holders of the Common Stock in such merger, combination or similar transaction.

    REDEMPTION PROVISIONS. The Series A Preferred Stock is not redeemable prior to the fifth anniversary date after issuance (the "Redemption Date"). On and after such date, the Series A Preferred Stock shall be redeemable in cash, at the option of the Company, in whole at any time or in part from time to time, upon no less than 30 days and no more than 60 days prior written notice by the Company to the holders thereof. Conversions shall be permitted until the close of business on the business day immediately preceding the Redemption Date. The redemption price for the Series A Preferred Stock is $100 per share, plus an amount equal to all accrued and unpaid dividends thereon.

    REPURCHASE PROVISIONS. The Series A Preferred Stock is not repurchasable prior to the fifth anniversary date after issuance (the "Repurchase Date"). On and after the Repurchase Date and unless such shares have been previously converted, the holders of the Series A Preferred Stock may require the Company to repurchase all or a portion of such holder's Series A Preferred Stock for cash, at the option of the Company, in whole at any time or in part from time to time, upon no less than 30 days and no more than 60 days prior written notice to the Company. Conversions of shares shall be permitted until the close of business on the business day immediately preceding the Repurchase Date. The repurchase price for the Series A Preferred Stock is $100 per share, plus an amount equal to all accrued and unpaid dividends thereon.

    No shares of Common Stock, preferred stock issued on a parity with the Series A Preferred Stock, or Series A Preferred Stock may be purchased, redeemed or otherwise acquired for value by the Company unless all dividends accrued on the Series A Preferred Stock shall have been paid or declared and funds for payment of the dividends set aside.

    STOCK PURCHASE WARRANT. Pursuant to the terms of the Purchase Agreement, the Company will issue to Manor Healthcare a three-year Common Stock Purchase Warrant allowing the holder to purchase up to 6,000,000 shares of Common Stock of the Company at an exercise price of $3.75 per share (the "Warrant"). The exercise price of the Warrant is subject to the same anti-dilution provisions as are applicable to the Series A Preferred Stock. See "Description of the Investment by Manor Healthcare -- Purchase of Series A Preferred Stock -- Conversion."

    REGISTRATION RIGHTS AGREEMENT. Pursuant to the Purchase Agreement, on the Closing Date the Company and Manor Healthcare will enter into a Registration Rights Agreement covering the securities being purchased by Manor Healthcare. Manor Healthcare will have the right to require the Company to use its best efforts to register for sale in an underwritten public offering under the Securities Act of 1933, at the Company's expense, all or any portion of the Common Stock, the Common Stock purchasable upon exercise of the Warrant, or the Common Stock into which the Series A Preferred Stock, directly or indirectly, is convertible ("Registrable Securities"). The Company will not be entitled to sell its securities in any such registration for its own account without the consent of Manor Healthcare. In addition, if the Company at any time seeks to register under the Securities Act of 1933 for sale to the public any of its securities, the Company must include, at Manor Healthcare's request, Manor Healthcare's
Registrable Securities in the registration statement, subject to underwriter cutback provisions.

DESCRIPTION OF THE PURCHASE AGREEMENT

    PURCHASE AND SALE OF SECURITIES. The Purchase Agreement provides for Manor Healthcare to purchase approximately 6,440,000 shares of Common Stock, $.01 par value, of the Company, 200,000 shares of Series A Preferred Stock and the Warrant to purchase up to 6,000,000 additional shares of Common Stock of the Company. The aggregate purchase price for the Common Stock, the Warrant and the Series A Preferred Stock is approximately $41.9 million. The Investment is contingent upon a minimum of 5,635,000 shares of Common Stock being tendered to and repurchased by the Company in the Self-Tender Offer. If the Company repurchases the minimum number of shares, the Manor Healthcare investment would be reduced by $2.7 million to approximately $39.2 million, with an equivalent reduction in the proceeds to be used by the Company to fund the Self-Tender Offer. Certain terms and conditions of the Purchase Agreement are summarized below. See "Description of the Investment by Manor Healthcare."

    CONDITIONS TO CLOSING. The Purchase Agreement contains certain conditions which must be met or waived prior to the Closing of the Purchase Agreement, including the following:

    CONSUMMATION OF THE COMPANY  SELF-TENDER OFFER.   The Company must  complete
the Self-Tender Offer to purchase at least 5,635,000 shares of Common Stock at a purchase price of $3.40 per share.

    COMPANY STOCKHOLDER APPROVAL. The stockholders of the Company are required to approve and adopt the Purchase Agreement and related Investment by Manor Healthcare, including the amendments to the Company's Articles of Incorporation and Stock Option Plans included herein as Proposals Two and Three, respectively.

    NO ORDER. There shall be no statute, rule, regulation or other restriction in effect promulgated by a governmental or regulatory authority or federal or state court of competent jurisdiction which would prohibit or otherwise limit the consummation of the transactions contemplated by the Purchase Agreement.

    AMENDMENT TO ARTICLES OF INCORPORATION. An amendment to the Articles of Incorporation of the Company effecting the amendment described herein as Proposal Two shall have been filed with the Minnesota Secretary of State, to become effective on the Closing Date.

    COMPANY CONSENTS AND PERMITS. The Company shall have obtained all necessary consents, approvals and other authorizations required to effect the transactions contemplated by the Purchase Agreement, principally consisting of the following:
(1) the Company must receive consent to the transaction from its lender, which has preliminarily granted its consent and extended the Company's credit agreement until December 31, 1995; (2) substantially all of the Company's leases and various insurance contracts of the Company require consent of the other party to a change in control or material change in the Company's ownership; and (3) notification or consent to maintain state licensure will be required in all 14 states where the Company is licensed for home care and/or hospice. Consents are also required pursuant to the Company's pharmacy license requirements, and the Medicare program requires various notifications and re-approvals.

    MANOR HEALTHCARE CONSENTS. Manor Healthcare and its parent company, Manor Care, Inc., must obtain waivers from their lenders under a certain Competitive Advance and Multi-Currency Revolving Credit Facility Agreement, dated as of November 30, 1994, as to (i) the applicability of the covenants in such agreement to the Company and (ii) any requirement that the Company provide a guaranty of the obligations under such agreement. This condition has been fulfilled.

    REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement described above under "Registration Rights Agreement" shall have been executed.

    There can be no assurance that each of the conditions to the Closing will be satisfied or waived. The Company does not anticipate problems in satisfying any conditions to closing, and the Board does not intend to waive any applicable conditions to the Company's obligation to close. If the Closing does not occur on or prior to the Closing Date, the Purchase Agreement will terminate without any action by the Company or Manor Healthcare. In the event one or more of these conditions are not met or waived, the Purchase Agreement may be terminated. See "Termination" below.

    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. The Purchase Agreement contains extensive representations and warranties given by the Company to Manor Healthcare, designed to provide Manor Healthcare with adequate and complete disclosure regarding such matters as the Company's participation in the Medicare and Medicaid programs, compliance with various laws and environmental matters, the accuracy of the Company's financial statements, payment of taxes by the Company and any pending or threatened litigation involving the Company, among other things. Under the terms of the Purchase Agreement, the representations and warranties contained therein will survive until December 31, 1996. The Company has agreed to indemnify Manor Healthcare and its affiliates from and against any losses they may suffer as a result of any breach of such representations or warranties or any material misstatement contained in this Proxy Statement or in documents delivered to stockholders in connection with the Self-Tender Offer (the "Tender Offer Documents") or material omission from this Proxy Statement or the Tender Offer Documents, provided that Manor Healthcare gives written notice to the Company of such a claim on or prior to December 31, 1996.

    COVENANTS. The Purchase Agreement contains certain covenants including the following:

    HART-SCOTT-RODINO FILING. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the transactions contemplated by the Purchase Agreement shall have expired or been terminated prior to Closing. To the extent applicable, the Company and Manor Healthcare shall make all filings and furnish all information required by the HSR Act with respect to the transactions contemplated by the Purchase Agreement and shall use their best efforts to obtain the early termination of the waiting period under the HSR Act provided that neither the Company nor Manor Healthcare shall be required to agree to dispose of or hold separate any portion of its business or assets. The required filings under the HSR Act have been made and the applicable waiting period has terminated.

    PRE-CLOSING ACTIVITIES. From and after the date of the Purchase Agreement until the Closing, the Company and Manor Healthcare shall act with good faith towards, and shall use their best efforts to consummate, the transactions contemplated by the Purchase Agreement, and neither the Company nor Manor Healthcare will take any action that would prohibit or impair its ability to consummate the transactions contemplated by the Purchase Agreement.

    ACQUISITION PROPOSALS. The Company has agreed in the Purchase Agreement that prior to the Closing neither the Company nor any of its officers, directors or employees will, and the Company will direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any consultant, financial advisor, attorney or accountant retained by the Company) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer to stockholders, or make any public announcement regarding the same, with respect to (i) a tender offer or exchange offer for any securities of the Company; (ii) a merger, consolidation, business combination or similar transaction; (iii) any purchase, lease, exchange, pledge, mortgage, transfer or other disposition of at least 20% of the assets of, or any equity securities of, the Company (an "Acquisition Proposal") or engage in negotiations, provide information or discuss an Acquisition Proposal with any person, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

    Nothing contained in the Purchase Agreement, however, prohibits the Company and its directors from making to the stockholders any recommendation and related filing with the Securities Exchange Commission, as required by Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, with respect to any tender offer, or from informing the stockholders of the Company in the proxy materials with respect to the meeting of stockholders called to consider the transactions contemplated by the Purchase Agreement of information that is material to the vote with respect to such transactions, or from changing or withdrawing the recommendation of the directors with respect to such transactions if the directors conclude that such change or withdrawal is required by their fiduciary duties (as determined in good faith by the Board of Directors of the Company upon the advice of counsel).

    CONDUCT OF BUSINESS PENDING CLOSING. The Company has agreed, among other things, that as and after the date of the Purchase Agreement and up to the date of Closing, the Company will use its best efforts to conduct its business in the ordinary course pursuant to ordinary business terms and consistent with past practice. The Company has further agreed that, without Manor Healthcare's prior written consent it will not, among other things: (i) sell, pledge, dispose of, lease or encumber any of its assets; (ii) amend its Articles of Incorporation or bylaws; (iii) split, combine or reclassify its shares or declare any dividends on its capital stock; (iv) redeem any of its own shares (other than pursuant to the Self-Tender Offer); (v) effect any plan of liquidation, dissolution, merger, recapitalization or other reorganization; or (vi) create or otherwise acquire or fund any new subsidiary. The Company has also agreed that it will not: (i) issue, pledge or dispose of any shares of capital stock (except for shares issuable upon the exercise of outstanding options), or issue any additional options, warrants or rights to purchase shares of its capital stock; (ii) acquire or invest in another business; (iii) incur any indebtedness, either directly or through the guaranty of the debt of others; (iv) effect any change in its capitalization; (v) change any assumption underlying, or method of calculating, any bad debt, contingencies, provisions or other reserves; (vi) pay, discharge or satisfy any claims, liabilities or obligations or collect, accelerate the collection of, any amounts owed, other than in the ordinary course of business; (vii) waive, release or transfer any rights of value or modify or change in any material respect an existing license, lease, contract or other document; or (viii) make any tax election or settle or compromise any income or other tax liability. Moreover, the Company may not effect any change in any form of employee benefit plan or other benefits granted to its employees or former employees, except for increasing the compensation or fringe benefits of non-officer employees in the ordinary course of business and consistent with past practice or as otherwise required by law.

    TERMINATION. At any time prior to the Closing, the Purchase Agreement and the transactions contemplated thereby may be terminated (i) by mutual written agreement of the Company and Manor Healthcare; (ii) if the Closing shall not have been consummated on or before November 15, 1995; (iii) if any law, regulation or non-appealable final order or judgment is effected that makes consummation of the transactions contemplated by the Purchase Agreement illegal or otherwise prohibited; (iv) if the Company's stockholders fail to approve the Purchase Agreement; (v) by Manor Healthcare upon certain material breaches or defaults by the Company; or (vi) by the Company upon certain material breaches or defaults by Manor Healthcare.

    COMPANY PAYMENTS IN THE EVENT OF TERMINATION. The Company has agreed to pay Manor Healthcare $1,300,000 for Manor Healthcare's costs associated with entering into the Purchase Agreement in the event the Purchase Agreement is terminated (a) by Manor Healthcare due to (i) a breach by the Company of its "no-shop" or conduct of business obligations of Sections 7.9 and 7.13 of the Purchase

Agreement; (ii) a willful breach by the Company of the Purchase Agreement which is not cured within 10 days after notice thereof from Manor Healthcare; (iii) withdrawal or modification of certain documents delivered to Manor Healthcare prior to execution of the Purchase Agreement, including the resignation letters submitted by Messrs. Finkle and Lieberbaum, the resolutions adopted by the Company's Board of Directors approving the Purchase Agreement and the Investment and a legal opinion delivered by Lindquist & Vennum P.L.L.P. as to the effect of certain aspects of the Minnesota Business Corporation Act on the Investment;
(iv)  withdrawal  or  modification  of  the  Board  of  Directors'  approval  or recommendation of the Purchase Agreement, the Investment or related transactions; (v) withdrawal or modification by the Special Committee of the Board of Directors of its approval of the Purchase Agreement, the Investment or related transactions; or (vi) a recommendation of the Board of Directors to its stockholders to accept an Acquisition Proposal or a failure by the Company's Board of Directors to recommend to its stockholders that they not tender shares into any such Acquisition Proposal, or the acquisition by any person other than Manor Healthcare or its affiliates of the right to acquire beneficial ownership of 20% or more of the Company's outstanding Common Stock; or (b) by the Company if its Board of Directors fails to make or withdraws its recommendation that stockholders approve the Purchase Agreement if there is an Acquisition Proposal at such time or if the Board recommends that its stockholders accept or approve an Acquisition Proposal.

EFFECTS OF THE INVESTMENT ON THE COMPANY

    USE OF PROCEEDS. On the date of the initial purchase of the Company's Common Stock and Series A Preferred Stock under the Purchase Agreement (the "Closing"), the Company will receive approximately $41.9 million in cash from Manor Healthcare in consideration for the issuance to Manor Healthcare of approximately 6,440,000 shares of Common Stock, 200,000 shares of Series A Preferred Stock, and a three-year Warrant to purchase up to 6,000,000 additional shares of Common Stock for $3.75 per share. Substantially all of the proceeds from the sale of the Common Stock will be used to fund the Self-Tender Offer. The $20 million in proceeds from the issuance of the Series A Preferred Stock and the Warrant, net of the transaction expenses (such net proceeds are referred to herein as the "Transaction Proceeds"), will be invested in interest bearing securities pending application as described below. Expenses of the transaction, to be borne by the Company, are estimated to be $2 million.

    The Transaction Proceeds will be available to the Company for general corporate purposes. The Company anticipates that it will principally utilize the Transaction Proceeds to invest in the expansion of Company operations into the eight geographic areas where Manor Healthcare is present and the Company is not and to finance the Company's continued operations. Except as described above, the Company does not currently have any commitments or understandings regarding the use of the Transaction Proceeds. The Company believes that its cash flow from current operations is sufficient to meet its current cash needs.

    There can be no assurance that the Company will be successful in its efforts to utilize the Transaction Proceeds in a manner that contributes to the profitable growth of the Company's business or that the Transaction Proceeds will not be used in such a way as to dilute the per share earnings or equity of the Company after giving effect to the purchase of shares of Series A Preferred Stock by Manor Healthcare.

    If the Warrant is exercised in full, the Company would receive an additional $22.5 million in proceeds. Since it is not known if or when the Warrant might be exercised, it is uncertain how the additional proceeds would be applied. However, it is the Company's current expectation that the additional proceeds, if received, would be used to fund growth in the Company's business and expansion into additional geographic areas.

    PRO FORMA FINANCIAL EFFECT. The Investment will have the effect of increasing the Company's cash and equity (net of estimated transaction expenses) by approximately $18 million. Because the Series A Preferred Stock bears a dividend, the pro forma effect of the Series A Preferred Stock would be to reduce earnings per share, on both a primary and fully-diluted basis. The following Pro Forma Balance Sheet as of June 30, 1995 and Pro Forma Statements of Income for the year ended September 30, 1994 and the nine month period ended June 30, 1995 reflect these changes. The Pro Forma Statements of Income assume that the Investment occurred on October 1, 1993 and on October 1, 1994, respectively.

                              IN HOME HEALTH, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                At June 30, 1995
                                  (Unaudited)
                (Amounts in thousands except per share amounts)

                                                                        HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                                        ----------   ------------     ----------
CURRENT ASSETS........................................................  $   21,987   $  (21,900)(1)   $  39,987
                                                                                         41,900(2)
                                                                                         (2,000)(3)
PROPERTY, NET.........................................................      11,313                       11,313
OTHER ASSETS..........................................................      24,236                       24,236
                                                                        ----------   ------------     ----------
TOTAL ASSETS..........................................................  $   57,536   $   18,000       $  75,536
                                                                        ----------   ------------     ----------
                                                                        ----------   ------------     ----------
CURRENT LIABILITIES...................................................  $   21,705                    $  21,705
LONG-TERM DEBT........................................................       2,546                        2,546
DEFERRED ITEMS........................................................       3,535                        3,535
REDEEMABLE PREFERRED STOCK -- authorized 1,000 shares.................               $   18,500(2)       18,500
SHAREHOLDERS' EQUITY:
  Common stock -- authorized 40,000 shares............................         161          (64)(1)         161
                                                                                             64(2)
  Additional paid-in capital..........................................      23,904      (21,836)(1)      23,404
                                                                                         21,836(2)
                                                                                          1,500(2)
                                                                                         (2,000)(3)
  Retained earnings...................................................       5,685                        5,685
                                                                        ----------   ------------     ----------
  Total shareholders' equity..........................................      29,750         (500)         29,250
                                                                        ----------   ------------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY...............................................................  $   57,536   $   18,000       $  75,536
                                                                        ----------   ------------     ----------
                                                                        ----------   ------------     ----------

------------------------
(1) Represents the Company's Self-Tender Offer for the purchase and retirement of approximately 6,440 shares of the Company's outstanding Common Stock at $3.40 per share. If the minimum of 5,635 shares of Common Stock is tendered, the impact is a reduction of $2,700 in the cash used to repurchase, and received for the issuance of, the Common Stock. There is no net impact to the pro forma financial statements above.
(2) Represents gross proceeds to the Company upon consummation of Manor Healthcare's investment in the Company as follows: (i) issuance to Manor Healthcare of 200 shares of the Company's redeemable Preferred Stock (fair value of $18,500) and a Warrant (fair value of $1,500) to purchase an additional 6,000 shares of the Company's Common Stock (gross proceeds of $20,000) and (ii) issuance of approximately 6,440 shares of the Company's Common Stock at $3.40 per share. Pursuant to the terms of the Purchase Agreement, the Common Stock to be sold to Manor Healthcare equals the number of shares of Common Stock repurchased by the Company

     (gross  proceeds of $21,900).  See "Description of  the Investment by Manor
     Healthcare --  Purchase  of  Series  A  Preferred  Stock"  and  "Investment
     Proposals -- Background of the Investment Proposals" for a description of the conversion of the Preferred Stock and a discussion of the initial $2.00 conversion price.
(3)  Represents estimated transaction expenses of $2,000 which include Hambrecht
     & Quist's transaction and tender offer fees, legal and accounting fees and printing costs.

                              IN HOME HEALTH, INC.
                         PRO FORMA STATEMENT OF INCOME
                  For the Fiscal Year Ended September 30, 1994
                                  (Unaudited)
                (Amounts in thousands except per share amounts)

                                                                        HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                                        -----------  ------------  -----------
REVENUE (net of Medicare reserves of $3,861)..........................  $   120,485                $   120,485
OPERATING EXPENSES:
  Direct costs of revenue (primarily payroll related costs)...........       69,411                     69,411
  General, administrative and selling expenses........................       49,721                     49,721
                                                                        -----------                -----------
  Total operating expenses............................................      119,132                    119,132
                                                                        -----------                -----------
INCOME FROM OPERATIONS................................................        1,353                      1,535
                                                                        -----------                -----------
INTEREST EXPENSE, NET.................................................          669                        669
                                                                        -----------                -----------
INCOME BEFORE INCOME TAXES............................................          684                        684
INCOME TAX EXPENSE....................................................          437                        437
                                                                        -----------                -----------
NET INCOME............................................................          247                        247
REDEEMABLE PREFERRED STOCK DIVIDENDS AND ACCRETION....................               $  (2,691)(1)      (2,691)
                                                                        -----------  ------------  -----------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK..........................  $       247  $  (2,691)    $    (2,444)
                                                                        -----------  ------------  -----------
                                                                        -----------  ------------  -----------
NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
  Primary.............................................................  $      0.02                $     (0.15)
                                                                        -----------                -----------
                                                                        -----------                -----------
  Fully Diluted.......................................................  $      0.02                $     (0.15)
                                                                        -----------                -----------
                                                                        -----------                -----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:
  Primary.............................................................       16,013                     16,013
                                                                        -----------                -----------
                                                                        -----------                -----------
  Fully Diluted.......................................................       16,013                     16,013
                                                                        -----------                -----------
                                                                        -----------                -----------

------------------------
(1) Represents an assumed dividend on the redeemable Preferred Stock of $2,400 and redeemable Preferred Stock accretion of $291. The redeemable Preferred Stock is assumed to accrete over five years from its fair value of $18,500 on the date of issuance to its redeemable value of $20,000 as of the mandatory redemption date.

                              IN HOME HEALTH, INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    For the Nine Months Ended June 30, 1995
                                  (Unaudited)
                (Amounts in thousands except per share amounts)

                                                                         HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                         ----------  -------------  ----------
REVENUE (net of Medicare reserves of $899).............................  $   97,166                 $   97,166
OPERATING EXPENSES:
  Direct costs of revenue (primarily payroll related costs)............      55,364                     55,364
  General, administrative and selling expenses.........................      38,969                     38,969
                                                                         ----------                 ----------
  Total operating expenses.............................................      94,333                     94,333
                                                                         ----------                 ----------
INCOME FROM OPERATIONS.................................................       2,833                      2,833
INTEREST EXPENSE, NET..................................................         623                        623
                                                                         ----------                 ----------
INCOME BEFORE INCOME TAXES.............................................       2,210                      2,210
INCOME TAX EXPENSE.....................................................       1,020                      1,020
                                                                         ----------                 ----------
NET INCOME.............................................................       1,190                      1,190
REDEEMABLE PREFERRED STOCK DIVIDENDS AND ACCRETION.....................              $  (2,018)(1)      (2,018)
                                                                         ----------  -------------  ----------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK...........................  $    1,190  $  (2,018)     $     (828)
                                                                         ----------  -------------  ----------
                                                                         ----------  -------------  ----------
NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
  Primary..............................................................  $     0.07                 $    (0.05)
                                                                         ----------                 ----------
                                                                         ----------                 ----------
  Fully Diluted........................................................  $     0.07                 $    (0.05)
                                                                         ----------                 ----------
                                                                         ----------                 ----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:
  Primary..............................................................      16,260                     16,260
                                                                         ----------                 ----------
                                                                         ----------                 ----------
  Fully Diluted........................................................      16,344                     16,344
                                                                         ----------                 ----------
                                                                         ----------                 ----------

------------------------
(1) Represents an assumed dividend on redeemable Preferred Stock of $1,800 and redeemable Preferred Stock accretion of $218. The redeemable Preferred Stock is assumed to accrete over five years from its fair value of $18,500 on the date of issuance to its redeemable value of $20,000 as of the mandatory redemption date.

    REQUIRED CONSENTS. As described under "Description of the Purchase Agreement -- Conditions to Closing," consummation of the transactions contemplated by the Purchase Agreement will require consent or notification of a number of parties. The Company anticipates that there will be no significant financial effect from obtaining any required consents.

    PERCENTAGE OWNERSHIP BY MANOR HEALTHCARE AFTER CLOSING. Upon consummation of the transactions contemplated by the Purchase Agreement, Manor Healthcare will directly own approximately 6,440,000 shares of the Common Stock of the Company and 200,000 shares of the Series A Preferred Stock, representing approximately 63% of the then existing voting power of the Company. In the event of full exercise of the Warrant to acquire up to an additional 6,000,000 shares of the Common Stock of the Company, Manor Healthcare would own approximately 70% of the Company's total voting power, of which approximately 20% would be represented by Common Stock purchased directly by Manor

Healthcare under the Purchase Agreement, 31% would be represented by the Series A Preferred Stock, and 19% would be represented by the additional 6,000,000 shares of Common Stock issued upon exercise of the Warrant.

CHANGES TO COMPANY MANAGEMENT

    BOARD OF DIRECTORS. Pursuant to the terms of the Purchase Agreement and effective immediately following Closing of the Purchase Agreement, the Company's Board of Directors will be expanded from five to seven members, four of whom will be nominees of Manor Healthcare. In connection therewith, S. Marcus Finkle and Sheldon Lieberbaum have submitted their resignations as Directors of the Company to take effect immediately upon Closing of the Purchase Agreement. Certain of the amendments to the Stock Option Plans set forth in Proposal Three herein are designed to allow the outstanding options held by Messrs. Finkle and Lieberbaum to be immediately vested in full notwithstanding their resignations. Messrs. Finkle and Lieberbaum currently hold options to purchase 35,000 shares each, of which 14,100 shares each are currently vested.

    The four nominees of Manor Healthcare who will be elected to fill the newly-created vacancies as directors of the Company are set forth below:

    MARK L. GILDEA, age 43, has served as President, Alternate Site Services Division of Manor Healthcare since December 1994. Previously he served as Vice President of Managed Care of Manor Healthcare from December 1993 to December 1994. Prior to joining Manor Healthcare, he was employed as Executive Vice President of Option Care, Inc. from October 1992 to December 1993. He was previously employed by Caremark, Inc. for over 10 years, including as Area Vice President.

    DONALD C. TOMASSO, age 50, has served as President, Long Term Care Division, of Manor Healthcare since February 1995, as Chief Operating Officer of Manor Healthcare from May 1991 to February 1995, and as a Director of Manor Healthcare since June 1991. He has been Chairman and Chief Executive Officer of Vitalink Pharmacy Services, Inc. since February 1995 and was its Vice Chairman from September 1991 to February 1995. Mr. Tomasso was previously employed by Marriott Corporation for more than five years, including as Executive Vice President/General Manager of the Roy Rogers Division.

    JOSEPH BUCKLEY, age 47, has served as President, Assisted Living Division of Manor Healthcare since February 1995 and was Senior Vice President -- Information Resources and Development of Manor Care, Inc. from June 1990 to February 1995. He previously served as Vice President -- Information Resources of Manor Care, Inc. from July 1989 to June 1990 and as Vice President -- Real Estate of Manor Care, Inc. from September 1983 to July 1989.

    JAMES H. REMPE, age 65, has served as Senior Vice President, General Counsel and Secretary of Manor Care, Inc. since August 1981. He has served in the same capacities with Choice Hotels International, Inc. since February 1981 and with Manor Healthcare since December 1980. He has been Secretary of Vitalink Pharmacy Services, Inc. since January 1983 and was its Senior Vice President and a Director from January 1983 to September 1991.

It is anticipated that each of the foregoing individuals will be able to serve as directors effective immediately following the closing of the Purchase Agreement. However, one or more other individuals may be substituted for the foregoing nominees if specified by Manor Healthcare in writing prior to the closing of the Purchase Agreement, provided that any such substitutions must be agreed to by the Company.

    As a result of the foregoing, Manor Healthcare will effectively control the actions of the Company's Board of Directors following the closing of the Purchase Agreement. In addition, Manor Healthcare will control approximately 63% of the voting power of the stockholders of the Company immediately following the Investment. As such, Manor Healthcare will be able to effectively control the outcome of any stockholder votes, including the election of directors, following the Closing of the

Purchase Agreement. However, Manor Healthcare has agreed in the Purchase Agreement that so long as Judy Figge and Kenneth Figge are employed by the Company, Manor Healthcare will vote, or cause to be voted, all shares of Common Stock beneficially owned by them in favor of their election to the Board of Directors. In addition to the Figges, James Lynn will continue to serve as a director following the Closing of the Purchase Agreement.

    MANAGEMENT PERSONNEL. Pursuant to the terms of the Purchase Agreement and effective upon Closing of the Purchase Agreement, Mark L. Gildea will be elected as Chief Executive Officer of the Company. The terms of the Purchase Agreement require that Mr. Gildea devote at least approximately 75% of his entire working time to the affairs of the Company, while the balance of his working time will be devoted to Manor Healthcare and its affiliates other than the Company. The Company will be responsible for the payment of his compensation, but will be reimbursed by Manor Healthcare for 25% of the costs associated with the employment of Mr. Gildea by the Company.

    EMPLOYMENT  AGREEMENTS.    Concurrent  with the  execution  of  the Purchase
Agreement, the Company executed employment agreements with Judy Figge and Kenneth Figge, which agreements are contingent upon and will be made effective following the closing of the Purchase Agreement. Each of these employment agreements expire by their terms on September 30, 1997, unless earlier terminated or extended beyond that date. Ms. Figge's employment agreement specifies that she will serve the Company as its President and Chairperson of the Board of Directors, reporting to the Chief Executive Officer of the Company. Ms. Figge will be paid a base salary of $300,000 per annum until September 30, 1996 and $315,000 per annum from October 1, 1996 to September 30, 1997. Mr. Figge's employment contract specifies that he will serve the Company as its Chief Financial Officer, receiving a base salary of $226,000 per annum until September 30, 1996 and $237,000 per annum from October 1, 1996 to September 30, 1997. Each of Ms. Figge and Mr. Figge will be reimbursed for all reasonable travel, hotel, entertainment or other expenses, including a monthly automobile allowance, cellular phone, the use of a personal computer and facsimile machine at their home and life insurance premiums on policies owned by the Figges. The automobiles currently leased by the Company for use by the Figges will be assigned to the Figges as soon as practicable after the closing of the Purchase Agreement. The Figges will also be entitled to participate in all of the benefit plans or programs of the Company, and will be eligible to receive annual bonuses in accordance with the current management incentive compensation plan of the Company, wherein cash bonuses may be awarded based on a designated percentage up to 75% of base salary depending on the Company's performance.

    Under their employment agreements, Ms. Figge and Mr. Figge will also be granted stock options to purchase 300,000 shares and 200,000 shares, respectively, of Common Stock pursuant to an amendment to the Company's 1995 Stock Option Plan described in Proposal Three. These options will have an exercise price equal to the fair market value of the Common Stock on the date of the Closing, will be immediately vested upon the grant thereof (but will not be exercisable until after January 1, 1997) and will have a term of ten years from the date of grant, although they will expire on the later of (i) March 31, 1997, or (ii) the date that is 90 days after the termination of employment. These options will also be subject to forfeiture in their entirety in the event that, on or prior to December 31, 1996, the Board of Directors of Manor Healthcare or of the Company shall have (a) formed in good faith a belief that Ms. Figge or Mr. Figge, as the case may be, had actual conscious knowledge that a representation or warranty included in the Purchase Agreement or any schedule, exhibit or appendix thereto was materially untrue at the time of Closing of the Purchase Agreement and (b) commenced an action in a court of competent jurisdiction with respect to such believed material representation and such court determines that Manor Healthcare's or the Company's belief was correct. If such court determines that such belief was incorrect, the options will be exercisable until the date that is the later of 90 days after (x) the termination of employment or (y) the date of the court's decision.

    Pursuant to the terms of the Purchase Agreement, the Company will also offer employment agreements to James Lynn, Cathy Reeves and Margaret Maxon under the terms provided in the Purchase Agreement. If executed, Mr. Lynn's employment agreement extends for a period of two years following the closing of the Purchase Agreement and requires Mr. Lynn to provide 60 to 80 hours of human resources/training services for the Company each month, for which he will be compensated at a rate of $90,000 per annum. Mr. Lynn will also be eligible to receive annual bonuses based on the Company's financial performance up to a maximum amount equal to 50% of his base salary. Mr. Lynn will also be entitled to participate in the Company's benefit plans or programs otherwise available to executives of the Company. Mr. Lynn's employment agreement contemplates the granting of options to Mr. Lynn to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options will be immediately vested upon the grant thereof, will be exercisable immediately and will have a term of 10 years from the date of grant, provided, however, that the options will expire within three months after termination of employment.

    The employment agreements to be offered to Ms. Reeves and Ms. Maxon will extend for a term of one year following the closing of the Purchase Agreement and contemplate that each will serve the Company as an officer-employee. Ms. Reeves is currently the Vice President of Operations and Chief Operating Officer of the Company and Ms. Maxon is the Vice President of Customer Relations. These employment agreements contemplate a base salary of $137,500 per annum for Ms. Reeves and $129,250 per annum for Ms. Maxon. Each will be eligible to receive bonuses in accordance with the Company's management incentive compensation plan and each will be entitled to participate in the Company's benefit plans generally available to its executives. Each of Ms. Reeves and Ms. Maxon will be granted options to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each of these options will be immediately vested upon the grant thereof, will be exercisable immediately and will have a term of ten years from the date of grant, provided, however, that such options will expire within three months after termination of employment.

    Each of the employment agreements with Ms. Figge, Mr. Figge, Mr. Lynn, Ms. Reeves and Ms. Maxon has severance provisions designed to pay to the employee severance payments equal to the amount due for the remaining term of the applicable employment agreement if such employee's employment is terminated due to death, disability or resignation or retirement of the employee for "Good Reason". "Good Reason" is defined to include any request that the employee permanently relocate to a location not in the Minneapolis, Minnesota metropolitan area or a failure or refusal by the Company to provide duties for the employee to perform which are consistent with such employee's position. Each of the employment agreements, other than Mr. Lynn's, also contains agreements not to compete with the Company during the term of the employment agreement and for a period of one year following termination, in the case of Ms. Figge and Mr. Figge, or for the greater of six months or the remaining term of the employment agreement in the case of Ms. Reeves and Ms. Maxon.

    POST-CLOSING COVENANTS. Manor Healthcare has agreed that, for a period of two years following the Closing of the Purchase Agreement, the Company's corporate headquarters will be maintained in the Minneapolis, Minnesota metropolitan area (unless otherwise unanimously approved by the Board of Directors); the Common Stock of the Company will continue to be publicly traded; and the Company will continue to operate in the lines of business in which it currently engages.

    FUTURE ARRANGEMENTS. Subsequent to the Closing, the Company and Manor Healthcare may determine to discuss entering into, or enter into, agreements or arrangements which they deem prudent and mutually beneficial for the provisions of services between them on terms that are fair to each party. Such services may include, without limitation, administrative services, financial or treasury management services, reimbursement matter services, legal services, accounting services and other similar types of services.

SOURCE OF FUNDS

    Manor Healthcare has informed the Company that the approximately $41.9 million to be used to make the Investment will come from its operating cash flow and existing lines of credit available to it.

INFORMATION CONCERNING MANOR HEALTHCARE

    Manor Healthcare is a subsidiary of Manor Care, Inc., a publicly held corporation with consolidated revenues of $1.3 billion in its fiscal year ended May 31, 1995, of which approximately 77% was derived from health care related services. Manor Healthcare owns, operates or manages 179 nursing centers (including 10 medical and physical rehabilitation centers and 15 assisted living centers) which provide high acuity services, skilled nursing care, intermediate nursing care, custodial care and assisted living services, principally for residents over the age of 65. Manor Healthcare also owns approximately 82.3% of Vitalink Pharmacy Services, Inc., a public company that operates 18 institutional pharmacies in five states. Manor Healthcare also owns and operates an acute care general hospital and five nursing assistant training schools.

    Manor Healthcare's nursing centers generally provide five types of services: high acuity services for persons who require complex medical and physical rehabilitation services; skilled nursing care for persons who require 24 hour-a-day professional services of a registered nurse or a licensed practical nurse; intermediate care for persons needing less intensive nursing care; custodial care for persons needing a minimum level of care; and assisted living for persons needing some supervision and assistance with personal care.

    Substantially all of Manor Healthcare's nursing centers are currently certified to receive benefits provided under Medicare and under programs administered by the various states to provide medical assistance to the medically indigent ("Medicaid"). However, Manor Healthcare attempts to locate and operate its nursing centers in a manner designed to attract patients who pay directly to the facilities for services without benefit of any government assistance program. Patients seeking the services of the nursing centers come from a variety of sources and are principally referred by hospitals and physicians.

    Certain other information regarding Manor Healthcare, as supplied by Manor Healthcare to the Company, is contained in Appendix IV -- Manor Healthcare Corp. Information Statement.

    Manor Healthcare's principal executive offices are located at 10750 Columbia Pike, Silver Spring, Maryland 20901 and its telephone number is (301) 681-9400.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

    The following table sets forth, for the periods indicated, the Company's results of operations as a percent of revenue:

                                                                                                       PERCENT CHANGE
                                                                    PERCENT OF REVENUES           ------------------------
                                                           -------------------------------------     1993         1992
                                                              1994         1993         1992        TO 1994      TO 1993
                                                           -----------  -----------  -----------  -----------  -----------
Revenue..................................................        100%         100%         100%          16%          38%
Direct Costs of Revenue..................................         58           55           55           22%          39%
                                                                 ---          ---          ---
Gross Profit.............................................         42           45           45            9%          38%
General, Administrative and Selling Expenses.............         41           43           40           12%          47%
                                                                 ---          ---          ---
Income From Operations...................................          1%           2%           5%         (44%)        (37%)

    Revenue for 1994 increased 16% over 1993. Revenue increased 17% as a result of increased services provided in geographic markets in which the Company operated at the beginning of the prior year ("existing markets"), and 5% as a result of acquisitions. This is offset by a 6% decrease in revenue as a result of the Medicare reserve (4%) and pricing and mix changes (2%). In 1993 revenue increased 38% over 1992. 1993 revenue increased 23% as a result of increased services in existing markets, 15% as a result of acquisitions, and 1% as a result of pricing and mix adjustments. This was offset by a 1% decrease due to the Medicare reserve. Medicare reserves of $3,861,000 and $1,100,000 were recorded as adjustments to revenue in 1994 and 1993, respectively. The Company's growth within existing markets is the result of industry growth, the Company's marketing efforts, improved name recognition and the growth of infusion operations. In 1994 the Company entered the Toledo and San Antonio markets through acquisitions and expanded into the Greensboro market utilizing a Certificate of Need acquired in 1993. In 1993 the Company entered the Raleigh-Durham, Dallas and Norfolk geographic markets, all of which were through acquisitions.

    The breakdown by division of the Company total revenue is as follows:

                                                                                          YEAR ENDED SEPTEMBER 30
                                                                                   -------------------------------------
                                                                                      1994         1993         1992
                                                                                      -----        -----        -----
Extended Hours Division..........................................................         18%          20%          25%
                                                                                          --           --           --
                                                                                          --           --           --
Visit Division -- Service........................................................         78%          77%          71%
                  Infusion Products..............................................          4%           3%           4%
                                                                                          --           --           --
                                                                                          82%          80%          75%
                                                                                          --           --           --
                                                                                          --           --           --

    While Extended Hours Division revenue increased 7% and 9% in 1994 and 1993, respectively, Visit Division revenue increased 18% and 48% in the comparable periods, increasing its relative contribution to total revenue. Within the Visit Division, infusion product revenue growth was 32% and 18% in 1994 and 1993, respectively. This change in revenue mix is the result of stronger market demand for Visit Division services, which are primarily Medicare reimbursed, along with acquisitions of primarily visit-based businesses and the growth of infusion products revenue. The reductions in the rate of the Company's growth were due primarily to cash constraints resulting from disputes with Medicare fiscal intermediaries which are discussed under "Liquidity and Capital Resources" and
Note 5 to the Financial Statements.

    Direct costs of revenue, as a percentage of revenue, were 58% in 1994 as compared to 55% in 1993 and 1992. The change in 1994, resulting from an increase of direct costs of 22% over 1993, whereas revenues increased only 16%, was due to volume increase, fewer and smaller acquisitions and reductions in operational support staff resulting in a smaller relative increase in general, administrative and selling expense. In 1993, the increase in the less profitable Visit Division services resulted in a slightly higher percentage increase for direct costs, as contrasted with the revenue increase, compared to 1992. Direct costs, as a percentage of revenue before the Medicare reserves, were 56%, 54% and 55% in 1994, 1993 and 1992, respectively.

    Total operating expenses as a percentage of revenue have increased 18% in 1994 and 42% in 1993, which exceeded the increase in revenues of 16% in 1994 and 38% in 1993. The greater percentage increases in total operating costs, as compared to the revenue increases, were due to the growth in the less profitable Visit Division services and the increases in reserves for disputed costs (which reduce the magnitude of the increase in revenues).

    With the growth in the Company's operations, revenue and direct costs of revenue in 1994 have grown at a greater pace than general, administrative and selling expenses (see table above). The disproportionate increases in these elements, combined with the greater increase in direct costs of revenue (22%) in relation to the increase in revenue (16%), resulted in a decrease in gross profit in 1994 to 42%, as compared to 45% in 1993. The gross profit percentage was 45% for both 1993 and 1992. Although general, administrative and selling expenses in 1993 increased at a greater rate than direct costs (which ordinarily would result in an increase in the gross profit percentage), the change in the mix of services and revenue sources (to a higher volume of the less profitable Visit Division services) resulted in no change in the gross profit percentage. Gross profit, as a percentage of revenue before the Medicare reserves, was 44%, 46% and 45% in 1994, 1993 and 1992, respectively.

    Management's plans to address the decline in operating profit include increasing the volume of the more profitable Extended Hours Division through increased marketing and contracting efforts. In addition, the Company will pursue an increase in its more profitable infusion products revenue.

    General, administrative and selling expenses as a percent of revenue decreased to 41% of revenue in 1994, compared to 43% and 40% in 1993 and 1992, respectively. The decrease in 1994 was due to revenue growth at locations acquired in prior years without related growth in expenses, as well as a conscious effort to control expense. The increase from 40% in 1992 to 43% in 1993 was due to additional overhead associated with the acquisition and integration of new branch offices and geographic markets and start-up expenses associated with a new management information system.

    Net interest expense increased $189,000 in 1994 over 1993 and $356,000 in 1993 over 1992. The increase was the result of greater borrowing under long-term equipment leases and reduced short-term investments.

    Income taxes in 1994 were 64% of pretax income, compared to 44% in 1993 and 38% in 1992. The increase in 1994 in the effective tax rate was due to non-deductible expenses being a higher proportion of pretax earnings. The increase in 1993 in the effective tax rate was the result of the Company adopting Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" and higher non-deductible expenses relative to lower pretax income.

    Net income was $247,000, $1,015,000, and $2,303,000 for the years 1994, 1993 and 1992, respectively. The primary reason for the reduction in profitability was the addition of reserves related to the Medicare payment dispute which is discussed below and in Note 5 to the Financial Statements. Additions to the Medicare reserves totaled $3,861,000 in 1994 and $1,100,000 in 1993.

    NINE MONTHS ENDED JUNE 30, 1995 AND 1994

    Revenue for the three and nine months ended June 30, 1995 increased by 5% and 7%, respectively, over the same periods in the prior year. The increase is the result of industry growth, the Company's marketing efforts and improved name recognition.

    Direct costs of revenue, as a percentage of revenue, were 58% for the three month period ended June 30, 1995 as compared to 59% for the comparable prior year period. The lower direct costs, as a percentage of revenue, were a result of changes in net revenue as a result of Medicare reserves. Direct costs of revenue, as a percentage of revenue, were 57% for the nine month periods ended June 30, 1995 and 1994. Direct costs of revenue, as a percentage of revenue before the Medicare reserves, were 57% for the three months ended June 30, 1995 and 1994 and 56% for the nine months ended June 30, 1995 and 1994.

    Changes in net revenue, as a result of Medicare reserve adjustments, have resulted in an increase in gross profit for the three months ended June 30, 1995 to 42% as compared to 41% for the comparable prior year period. The gross profit percentage of 43% for the nine months ended June 30, 1995 was unchanged from the comparable prior year period. Gross profit, as a percentage of revenue, before the Medicare reserve, was 43% for the three months ended June 30, 1995 and 1994 and 44% for the nine months ended June 30, 1995 and 1994.

    General, administrative and selling expenses, as a percentage of revenue, remained unchanged at 40% for the three and nine months ended June 30, 1995 and 1994. For the nine months ended June 30, 1995 and 1994, respectively, the Company has recorded income tax expense at 46% and 50% of income before income taxes.

    Net income for the three months and nine months ended June 30, 1995 was $347,000 and $1,190,000 compared to $152,000 and $1,208,000 in the same periods during the previous year. The change in net income for the three months ended June 30, 1995 was principally due to the change in the Medicare revenue reserves.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's cash and cash equivalents decreased $2,170,000 to $911,000 at September 30, 1994 and increased $1,040,000 to $1,951,000 for the nine months ended June 30, 1995. Accounts receivable classified as current decreased from $23,295,000 at September 30, 1993 to $20,318,000 at September 30, 1994 and to
$16,611,000 at June 30, 1995. These changes relate to disputes concerning payment for services to Medicare beneficiaries. Approximately 74% and 76% of revenue for the year ended September 30, 1994 and for the nine months ended June 30, 1995, respectively, was derived from services provided to Medicare beneficiaries. Payment for these services is made by the Medicare program based on reimbursable costs incurred in rendering the services. Payments are made via an interim payment rate as services are rendered. Cost reports are filed with Medicare on an annual basis, which are subject to audit and retroactive adjustment by Medicare. The Company reports revenue only for those costs that it believes are probable (as defined in Statement of Financial Accounting Standards No. 5) of recovery under the applicable Medicare statutes and regulations and reports its accounts receivable balances at net realizable value. The Company utilizes an extensive system of internal controls to ensure such proper reporting of revenues. The Company employs personnel with significant Medicare reimbursement experience to prepare its cost reports and to monitor its operations on an ongoing basis to identify and minimize those costs which are not reimbursed. As a part of its system of internal controls, the Company uses a detailed analysis process in calculating its Medicare revenue at the time services are rendered. This process considers the nature and amounts of the disputed costs (as described in more detail below) along with several authoritative, legal and historical sources of information including:

    - Applicable  statutes  and regulations,  such as  those contained  in Title
      XVIII of the Social Security Act, particularly Sec. 1861 (V) (1) (A) "Reasonable Cost" and 42 C.F.R. 413.9 "Cost Related to Patient Care," Health Care Financing Administration ("HCFA") Publication 11 "Home Health Agency Manual," applicable sections of HCFA Publication 15-1 "Provider Reimbursement Manual" and intermediary letters and program memoranda issued by HCFA.

    - Administrative decisions and rulings on related issues by the Provider Reimbursement Review Board and Administrative Law Judges.

    - Judicial decisions from Federal District Courts on relevant cases.

    - Consultation with independent industry experts such as Medicare Cost Reimbursement Consultants.

    - Opinions of outside legal counsel who specialize in dealing with Medicare reimbursement issues.

    - Historical knowledge gained internally from past Medicare audits.

    - Meetings and other communication with Medicare Intermediaries, Blue Cross Association and HCFA.

    This detailed analysis process is updated on a quarterly basis, taking into account any new information (such as decisions relating to the Company's disputed costs, and administrative and judicial decisions relating to similar issues) that may affect the determination of the net realizable value of accounts receivable or of liabilities to repay amounts received for disputed costs. Results of this detailed analysis process are extrapolated to other unaudited cost reporting years for all of the Company's operations including operations that have not yet been audited by Medicare, to estimate the gross amount of reimbursement that would be affected. The Company, through this ongoing control and monitoring process, provides a reserve (by means of a revenue reduction) for any costs incurred which the Company believes are not probable of recovery. This reserve is reported as a reduction of accounts receivable for disputed costs for which the Company may not ultimately receive payment. The Company has also reported as a liability disputed costs for which it has received payment, which may have to be returned to Medicare. Accordingly, the Company believes that its accounts receivable are stated at net realizable value, and that it has recorded all probable liabilities for repayment of disputed costs.

    Over the years, Medicare auditors employed by the Medicare fiscal intermediaries have, in connection with their retrospective audit process, taken certain positions with respect to certain types of costs, claiming that they are not reimbursable and thus not recoverable by the Company from the Medicare program. These positions are based on interpretations promulgated after the period covered by the cost reports and applied retroactively, on interpretations of cost reimbursement principles that are contrary to the Company's interpretations, or on what the Company believes to be misapplications of specific reimbursement principles, that could not have been foreseen at the time services were rendered and revenue recorded. These positions taken by Medicare auditors are usually determined from Medicare's Notice of Program Reimbursement ("NPR") which typically are not received until two to three years after the services are rendered. In those situations where the Company decides to not challenge an NPR finding, any revenue relating to these costs, as well as the extrapolated impact, if any, on other open cost reporting years, if not written off or provided for earlier, is written off as a revenue reduction at that time. The results of all NPRs are included in the analysis process in calculating net Medicare revenue as described above.

    The Company has received NPRs challenging $9.6 million and $11.8 million of costs as of September 30, 1994 and June 30, 1995, respectively. There was an additional $11.6 million and $13.8 million of costs at September 30, 1994 and June 30, 1995, respectively, related to open cost reporting years that are similar to the costs that have been challenged on NPRs. Together these amounts ($21.2 million at September 30, 1994 and $25.6 million at June 30, 1995) comprise the total amount the Company considers to be disputed costs. The major cost category in dispute, accounting for approximately half of total disputed costs, is the treatment of certain personnel costs relating to the Company's community liaison positions, which Medicare auditors allege are unreimbursable sales costs; other costs in dispute relate to the cost of physical therapists employed by the Company, the method of allocation of administrative and general costs to branch operations, certain corporate expenses, and cost transfers within branch operations. These disputed costs (including the extrapolated impact) of $21.2 million at September 30, 1994 arose in the fiscal years ended September 30, 1994 ($8.2 million), 1993 ($6.5 million), 1992 ($4.4 million) and
1991 ($2.1 million). Disputed costs (including the extrapolated impact) of $4.4 million arose in the nine months ended June 30, 1995. The amount of disputed costs has increased over the last several years as the Company's operations have grown, Medicare auditors have taken positions to disallow certain costs in certain cost reports as non-reimbursable, and the Company has extrapolated that amount of costs that may be challenged to other unaudited cost reporting years. The normal Medicare administrative appeal process may take several years to resolve these types of disputes.

    The Company disagrees with the positions taken by the Medicare fiscal intermediaries' auditors and the Health Care Financing Administration and is vigorously pursuing these matters through administrative and legal channels. The disputed cost analysis process related to the community liaison and physical therapist positions (which comprise 62% of disputed costs) encompassed all of the authoritative, legal and historical sources discussed above. Based on this review, the Company believes that the majority of the community liaison costs are probable of recovery and that a relatively small portion of these costs are not probable of recovery. The Company has established, and is continuing to add to, a reserve for the portion of these costs not considered probable of recovery. Since the reserves have been established, the Company has continued to review whether their level is appropriate. Nothing has occurred in the legal or administrative process which the Company is pursuing concerning the disputes which has caused the Company to conclude that the reserve should be changed.
Therefore, no change has been made in the rate of reserve used to record additional reserves on community liaison related costs incurred on an ongoing basis. On the physical therapist issue, the Company believes Medicare has no basis in the regulations for its disallowance of certain costs related to physical therapists employed by the Company, and therefore the Company has not established a reserve for these disputed costs. The Company has filed two suits against the U.S. Department of Health and Human Services ("HHS") and several members of the Blue Cross Association which act as fiscal intermediaries to administer the Medicare program. The two suits related the community liaison and physical therapist issues discussed above allege that the defendants have unjustly withheld payments that are owed to the Company for services it provided to Medicare beneficiaries from fiscal 1989 through fiscal 1994. Legal opinions have been received on both the community liaison and physical therapist issues from an attorney specializing in Medicare reimbursement issues indicating that it is probable that the Company will prevail on both issues.

    The Company, based on its analysis process, believes that recovery of $4,961,000 and $5,860,000 of total disputed costs (including the extrapolated impact) may not be probable and, accordingly, has established reserves which totaled that amount as of September 30, 1994 and June 30, 1995, respectively. The total reserve, as a percentage of total disputed costs, has decreased from 23.4% at September 30, 1994 to 22.9% at June 30, 1995. This decrease is the result of the Company resolving or changing its practices on certain of the historical issues in dispute that had a low probability of recovery, and therefore, high reserve levels relative to the related disputed costs, so that no additional reserves on these issues were required. In addition, more recent issues adding to the disputed costs have a high probability of recovery in the Company's judgement and therefore, require minimal addition to the reserves. The net amount of disputed costs which the Company believes is probable of recovery has been included in revenues in the respective years in which services were rendered and, to the extent not paid to the Company, is included in accounts receivable. Total accounts receivable (net of reserves) due from Medicare at September 30, 1994 and June 30, 1995 were $28,265,000 and $27,910,000, respectively, including the receivables (net of reserves) for disputed costs of $16,197,000 and $19,781,000, respectively. As of September 30, 1994 and June 30, 1995, the Company had received $7,666,000 and $4,967,000, respectively, in payments from Medicare for disputed costs. Medicare may seek repayment for such amounts and accordingly, the potential liability for repayments is recorded as "Accrued Liabilities. -- Third Party." The Company believes it is probable that it has not incurred any other liability to repay disputed costs. In view of the expectation that resolution of the disputed costs will not likely be accomplished within the next twelve months, related net receivables of $13,830,000 and $16,895,000, as of September 30, 1994 and June 30, 1995,
respectively have been classified as a non-current asset.

    Operating activities provided $982,000 and $1,989,000 in cash for the year ended September 30, 1994 and the nine month period ended June 30, 1995, respectively, compared to providing $951,000 and using $117,000 during the comparable prior year periods, respectively. Accounts receivable have grown by a lesser amount due to less revenue growth during the current year. The average age of accounts receivables increased from 96 to 102 days as of September 30, 1994 and decreased to 95 days as of June 30, 1995.

    Investing activities used $1,519,000 and $531,000 in cash for the year ended September 30, 1994 and nine month period ended June 30, 1995, respectively, compared to $3,152,000 and $1,312,000 during the comparable prior year periods, respectively. The Company acquired two companies during 1994, which acquisitions were made with $341,000 in cash, issuance of 10,000 shares of Common Stock and the assumption of $264,000 in notes payable. In connection with its acquisitions and expansion of branches, the Company acquired property and developed software, which was funded by $995,000 in cash and $753,000 of capitalized leases in 1994 and $2,466,000 in cash and $3,713,000 of capitalized leases in 1993. There were no acquisitions during the nine months ended June 30, 1995.

    Financing activities used $1,633,000 and $418,000 in cash during the year ended September 30, 1994 and the nine month period ended June 30, 1995, respectively, principally to make scheduled payments of long-term debt.

    The Company has a line of credit with a commercial bank that will expire in December 1995. Under the credit line, the Company may borrow or obtain letters of credit, all of which in the aggregate may not exceed the lesser of $7,500,000 or a borrowing base (which was $6,575,000 at June 30, 1995) that consists of 80% of eligible accounts receivable. Substantially all the Company's receivables and general intangible assets are pledged to secure the credit line. As of June 30, 1995 the Company had $1,000,000 in borrowings and had utilized $4,390,000 of the credit facility as the basis for a letter of credit. The interest rate on the line of credit is prime plus .75% (9.5% at August 4, 1995). The credit agreement obligates the Company to, among other things, maintain certain financial ratios and limits the payment of dividends. As of June 30, 1995 the Company was not in compliance with a covenant of the credit agreement, but has obtained a waiver of this non-compliance. The bank has advised the Company that it does not intend to renew the line of credit agreement beyond the expiration date. The bank has also advised the Company that the letter of credit must be replaced by December 15, 1995 or the bank will draw upon the line of credit to fund a collateral account to accommodate any cash requirements of the letter of credit. The Company is currently considering possible alternative sources of financing, which may include establishment of a line of credit with a new lender or other financing of certain accounts receivable and fixed assets.

    Because of the pending Medicare disputes and their effect on liquidity, the Company has significantly reduced its efforts to expand its business. This posture is expected to continue until new capital is found or a significant portion of the Medicare cost disputes are resolved, and it is uncertain when either of these will occur. The Company continues to lease the majority of its capital additions (primarily office furniture and equipment). Currently the Company has no other material commitments which will require a significant use of cash.

    On May 2, 1995, the Company entered into the Purchase Agreement with Manor Healthcare pursuant to which the Company anticipates receiving net cash proceeds of $18 million. These proceeds will be available to the Company for general corporate purposes. The Company anticipates that it will principally use the proceeds to invest in the expansion of Company operations into the eight geographic areas where Manor Healthcare is present and the Company is not and to finance the Company's continued operations.

                                  PROPOSAL ONE

                         APPROVAL OF PURCHASE AGREEMENT

REASONS FOR APPROVAL

    The Board of Directors of the Company has unanimously approved the Purchase Agreement for the reasons described above in this Proxy Statement and is submitting the Purchase Agreement to the stockholders of the Company for approval. Schedule D of the Bylaws of the National Association of Securities Dealers Inc. requires stockholder approval for consummation of the Investment.

CONTROL SHARE ACQUISITION ACT APPROVAL

    The Minnesota Control Share Acquisition Act (the "Act") requires that any party making a "control share acquisition" must obtain the approval of the stockholders of the issuing public corporation. A control share acquisition is defined as any acquisition that would cause the acquiring person to exceed certain thresholds of voting power in the election of directors (20%, 33 1/3% or 50%). Any direct purchase of shares from the issuer is excluded from the definition of "control share acquisition." Thus, the Company believes the Investment by Manor Healthcare does not constitute a control share acquisition, even though the Investment will result in Manor Healthcare beneficially owning shares exceeding the applicable threshold of voting power of the Company.

    However, if the Investment were deemed to be a control share acquisition and the requisite stockholder approval were not obtained under the Act, Manor Healthcare would be unable to vote the shares exceeding the thresholds set forth in the Act, and such shares would be subject to redemption upon the terms set forth in the statute. In order to avoid any claim that the Investment constitutes a control share acquisition which has not obtained the requisite stockholder approval, the Company and Manor Healthcare intend that the approval of Proposal One will also constitute the stockholder approval that would be required under the specific requirements of the Act. As required by the Act, Manor Healthcare has delivered to the Company an information statement regarding the terms of the acquisition. This information statement is attached as Appendix IV to this Proxy Statement.

REQUIRED VOTE

    Approval of Proposal One requires the affirmative vote of (i) the holders of a majority of the shares of the Company's Common Stock outstanding on the Record Date and entitled to vote at the Special Meeting, provided that the total vote cast on the proposal represents over 50% in interest of all Common Stock entitled to vote on the proposal, and (ii) a majority of such outstanding shares excluding all "interested" shares. The term "interested shares" includes any shares held by officers of the Company, directors who are also employees of the Company or by Manor Healthcare. Manor Healthcare does not currently own any shares of the Company's voting stock. The number of shares currently held by officers and employee-directors of the Company, which would be excluded from the vote contemplated in clause (ii) above, is 903,517 shares. If not otherwise specified, properly executed proxies will be voted in favor of approval of the Purchase Agreement.

    Approval of Proposal One is conditioned on the approval of Proposals Two and Three.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF PROPOSAL ONE.

                                  PROPOSAL TWO

                     AMENDMENT TO ARTICLES OF INCORPORATION

REASONS FOR THE AMENDMENT

    The Board of Directors of the Company has unanimously approved an amendment to Article III of the Articles of Incorporation of the Company to provide that the Directors, in designating the voting rights of any series of preferred stock of the Company, may provide that each share of preferred stock has voting rights equal to the number of shares of Common Stock into which the shares of preferred stock are convertible (the "Amendment"). The Board of Director's resolution approving the Amendment states:

    NOW, THEREFORE, BE IT RESOLVED, that Article III of the Company's Articles of Incorporation be, and it hereby is, amended subject to approval by the Company's shareholders and contingent upon the closing of the Investment Agreement, by adding the following sentence to the existing text of Article III:

       "In addition, as to any series of Preferred Stock which may have voting rights fixed by resolution of the Board of Directors, the Board of Directors is authorized to provide in the resolution fixing the voting rights of any series of Preferred Stock that each share of such Preferred Stock has voting rights equal to the number of shares of Common Stock in to which each such share of Preferred Stock may be convertible at any time."

The Board of Directors believes that adoption of the Amendment clarifies the power of the Board to provide that preferred stock may have voting rights on an as-if-converted basis. Adoption of the Amendment is a condition to consummation of the Investment and related transactions. The Board of Directors has concluded that adoption of the Amendment, individually and together with the amendments set forth in Proposals One and Three, is in the best interests of the Company for the reasons set forth above in "Investment Proposals -- Background of the Investment Proposals."

REQUIRED VOTE

    The affirmative vote of the holders of a majority of shares of the Company's Common Stock outstanding on the Record Date and entitled to vote at the Special Meeting is necessary to approve the Amendment. If not otherwise specified, properly executed proxies will be voted in favor of the Amendment.

    Approval of Proposal Two is conditioned on the approval of Proposals One and Three.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF PROPOSAL TWO.

                                 PROPOSAL THREE

                        AMENDMENT OF STOCK OPTION PLANS

    The Board of Directors of the Company has unanimously approved amendments to the Company's 1987 and 1995 Stock Option Plans (the "Plans") to: (i) provide that the options of non-employee directors of the Company will vest upon a change in control of the Company and that upon a change of control, the Board may grant certain options that depart from the terms of the Plans; (ii) increase the total number of shares available under the 1995 Stock Option Plan from 650,000 to 1,300,000 in order to permit the granting of options under the Plan, in the aggregate amount of 650,000 shares, to five officers or employees of the Company as of the Closing Date; and (iii) impose a limit of 300,000 shares that can be issued to any participant under each Plan during any fiscal year. The Board of Directors believes that adoption of these amendments is in the best interests of the stockholders of the Company and recommends that stockholders of the Company vote in favor of Proposal Three.

REASONS FOR THE AMENDMENTS

    The Company's 1987 Stock Option Plan (the "1987 Plan") was adopted by the Board of Directors and approved by the stockholders on April 15, 1987. The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors and approved by the stockholders on November 8, 1994 and January 20, 1995, respectively. The 1987 Plan and 1995 Plan (the "Plans") allow issuance of options covering up to 2,500,000 shares and 650,000 shares, respectively, of Common Stock. If an option expires without being exercised, the shares covered by that option again become available for issuance under the new options.

    As described under "Investment Proposals -- Changes to Company Management -- Management Personnel -- Employment Agreements," concurrently with the Closing of the Purchase Agreement, the Company shall grant to the following officers and employees pursuant to the 1995 Plan options to purchase an aggregate 650,000 shares of Common Stock: Ms. Figge, 300,000 shares; Mr. Figge, 200,000 shares; Mr. Lynn, 50,000 shares; Ms. Reeves, 50,000 shares; and Ms. Maxon, 50,000 shares.

    In connection with the approval of the Investment and related transactions, on May 2, 1995 the Board of Directors of the Company approved an amendment to the 1995 Plan to increase the number of shares available under the 1995 Plan by 650,000 shares to a total of 1,300,000 shares. The purpose of this amendment is to permit the Company to grant the options to purchase 650,000 shares of Common Stock as contemplated by the Purchase Agreement, without depleting the reserve of shares available for issuance under the 1995 Plan. These shares can be used by the Board of Directors in the future to attract and retain employees.

    On May 2, 1995, the Board of Directors also approved an amendment to each of the Plans, subject to stockholder approval, by changing the title of Article XIII to "Merger, Consolidation or Change of Control" and adding a new Section
13.2 reading as follows:

        "13.2 CHANGE IN CONTROL. In the event that the Company closes and consummates any transaction which has been approved by the Company's stockholders which, while not a merger or consolidation, involves a change in control of the Company, then, notwithstanding any other provision of the Plan, (i) the Board or the Committee may grant as a part of such transaction Options which are not subject to the termination provisions of Article IX and having such other terms and provisions as the Board or the Committee deems appropriate, and (ii) any outstanding Option held by non-employee members of the Board of Directors shall be immediately vested in full."

    Clause (i) of this amendment permits the granting of the options to the five individuals described above with terms that depart from the terms of the 1995 Plan. The effect of clause (ii) of this amendment is to cause the options held by non-employee directors to become vested in full as of the Closing Date of the Purchase Agreement, which will permit Messrs. Finkle and Lieberbaum to obtain vesting of all of their stock options as of the Closing Date, which will also be the effective date of their resignations. Messrs. Finkle and Lieberbaum each hold options to purchase 35,000 shares of Common Stock which were granted pursuant to the 1987 Plan.

    In 1993, Section 162(m) was added to the Internal Revenue Code of 1986 (the "Code"). The inclusion of this section limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which are performance based within the requirements of Code Section 162(m), are approved by the Company's stockholders, and granted by a committee consisting solely of two or more outside directors as defined in Code Section 162(m) will not be subject to the deduction limit. Stock options awarded under a plan that satisfies the conditions of Code Section 162(m) qualify as performance based compensation. Therefore, in order to satisfy one of the conditions of Code Section 162(m), on May 31, 1995 the Board of Directors of the Company adopted the following amendment to the Plans:

        ARTICLE VII, TERMS OF STOCK OPTION. A new Section 7.8 shall be added at the end thereof, to read as follows:

       "ANNUAL LIMIT ON ALL STOCK OPTIONS. No eligible person shall be granted any stock options for more than 300,000 shares of stock in the aggregate during any fiscal year period, subject to adjustments pursuant to Section 5.3. For this purpose, each fiscal year period shall begin each October 1 and shall end on the following September 30."

    The addition of Section 7.8 imposes a limitation on the number of shares that may be issued to any employee. This change is necessary to bring the Plans into compliance with the requirements of Code Section 162(m). The options to Ms. Figge, Mr. Figge, Mr. Lynn, Ms. Reeves and Ms. Maxon described above will be granted by the Compensation Committee of the Board which will, immediately upon the consummation of the transactions for which stockholder approval is being sought, consist of at least three persons who will qualify as outside directors as defined in Code Section 162(m). By adopting this change, the Company may deduct any compensation expense resulting from the grant or exercise of options issued under the Plans without regard to the limitations under Code Section 162(m), including the options to the individuals described above. For the foregoing reasons, as well as those set forth above in "Investment Proposals -- Background of the Investment Proposals," the Board of Directors of the Company believes that adoption of this Amendment, individually and together with the amendments set forth in Proposals One and Two, is in the best interests of the stockholders and the Company.

SUMMARY OF THE PLANS

    The purpose of the Plans is to promote the interests of the Company and its stockholders by aiding in attracting, retaining, and motivating Company employees. All Company employees (approximately 5,000 persons) are eligible for options. Each option qualifying as an incentive stock option must have an exercise price not less than 100% (110% for a 10% or more stockholder) of the fair market value of the Common Stock on the day the option is granted. Generally the fair market value is the closing sale price reported on the Nasdaq National Market on the date of grant. On September 15, 1995, the last day for which information was available at the time this Proxy Statement was printed, the closing sale price was $2.87 per share.

    Effective on closing of the Purchase Agreement, the Company will have executed employment agreements with certain of its executive officers and directors which will provide for the granting of stock options under the Company's 1995 Plan. The following table sets forth the shares to be granted to such persons pursuant to the 1995 Plan and concurrent with Closing of the Purchase Agreement:

                               NEW PLAN BENEFITS

                                                                       1995 STOCK OPTION PLAN (1)
                                                                    --------------------------------
                                                                                     NUMBER OF UNITS
                        NAME AND POSITION                           DOLLAR VALUE($)  (COMMON STOCK)
------------------------------------------------------------------  ---------------  ---------------
Judy M. Figge, President and Chief Executive Officer (2)                  (3)              300,000
Kenneth J. Figge, Executive Vice President and Secretary (2)              (3)              200,000
James J. Lynn (2)                                                         (3)               50,000
Cathy R. Reeves, Vice President -- Operations and Chief Operating         (3)               50,000
 Officer
Margaret L. Maxon, Vice President -- Customer Relations                   (3)               50,000
Executive Group                                                           (3)              600,000
Non-Executive Director Group (4)                                          (3)               50,000
Non-Executive Officer Employee Group                                                       --

------------------------
(1) There are currently options to purchase approximately 75,000 shares outstanding under the 1995 Plan. The maximum number of shares issuable under the 1995 Plan, on adoption of the proposed amendment set forth in Proposal Three of this Proxy Statement, is 1,300,000.
(2)  Director of the Company
(3) The exercise price of the shares issuable under the options will be the fair market value on the date of grant, which is the date of Closing.
(4) This group does not include Messrs. Gildea, Rempe, Tomasso and Buckley, directors nominated by Manor Healthcare, who will take office concurrent with Closing of the Purchase Agreement.

    The Plans allow the Board of Directors to designate any option at the time of grant as either an "incentive stock option" or a "nonqualified option" for tax purposes. The Board of Directors also designates at the time of grant the number of shares covered, exercise price, vesting schedule and expiration date of each option. No option may be exercised more than ten years after the date of grant.

    Generally speaking, if an option holder's employment by the Company terminates for a reason other than death or disability, options held by that person will expire if not exercised within three months following termination of employment. If an option holder dies or becomes permanently disabled, his options will generally expire in one year if not exercised by his estate or legal representative.

    The number, kind and price of the shares subject to each outstanding option will be adjusted in the event of stock splits, stock dividends, or similar changes in the Company's outstanding securities. In the event of a reorganization of the Company, appropriate provision will be made for the continuation of any outstanding options, or the substitution of new options, on an equitable basis. In addition, the Plans grant broad discretion to the Board of Directors to take such action as it may deem necessary or advisable and fair and equitable to optionees in the event of a change in control of the Company, a tender or exchange offer for all or part of the Common Stock of the Company, a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets, including authority to provide for earlier, later, extended or additional terms for the exercise of the whole or any installments of outstanding options, alternate forms of payment or other modifications.

    The 1987 Plan and 1995 Plan expire on April 15, 1997 and November 8, 2004, respectively. The Board of Directors may terminate or amend either Plan. Any amendment to increase the number of shares covered by either Plan, change the class of eligible employees, or reduce the minimum option price for incentive stock options to less than fair market value requires stockholder approval within twelve months after it is adopted by the Board of Directors in order to become effective. The Board of Directors may delegate its plenary authority to administer either Plan to a committee of not fewer than three directors, two of which may or may not be eligible to receive options under either plan.

GRANTS OF OPTIONS

    There are currently options to purchase approximately 75,000 shares outstanding under the 1995 Plan. During the last three fiscal years (October 1, 1991 to September 30, 1994) the Company has granted under the 1987 Plan options to purchase a total of 330,000 shares to executive officers at an average price of $3.61 per share and options for a total of 693,000 shares to other employees at exercise prices ranging from $1.88 to $5.94 per share.

    The following table sets forth options granted under the Company's 1987 and 1995 Stock Option Plans, and the number of shares issuable thereunder, from fiscal year 1992 to the Record Date and on the Closing Date. The table sets forth options granted to the Company's executive officers, directors, nominee directors, any associate of any of such directors, executive officers or nominees, persons who received or will receive 5% of such options, and all employees, including non-executive officers.

                                                             STOCK OPTION PLANS (1)(2)
                                                ---------------------------------------------------
                                                                  OPTIONS GRANTED
                                                ---------------------------------------------------
                                                  OCTOBER 1991 TO RECORD         CLOSING DATE
                                                           DATE               (1995 STOCK OPTION
              NAME AND POSITION                  (1987 STOCK OPTION PLAN)            PLAN)
----------------------------------------------  --------------------------  -----------------------
Judy M. Figge, President and Chief Executive               190,000                    300,000
 Officer (3)
Kenneth J. Figge, Exec. Vice President and CFO             115,000                    200,000
 (3)
Cathy R. Reeves, Vice President -- Operations               50,000                     50,000
 and Chief Operating Officer
Margaret L. Maxon, Vice President -- Customer               45,000                     50,000
 Relations
S. Marcus Finkle (3)                                        40,000                    --
Sheldon Lieberbaum (3)                                      40,000                    --
James J. Lynn (3)                                           40,000                     50,000
Executive Group                                            400,000                    600,000
Non-Executive Director Group (4)                           120,000                     50,000
Non-Executive Officer Employee Group                        --                        --

------------------------
(1) During the last three fiscal years (October 1, 1991 to September 30, 1994) the Company granted under the 1987 Plan options to purchase a total of 330,000 shares to executive officers at an average price of $3.61 per share and options for a total of 693,000 shares to other employees at exercise prices ranging from $1.88 to $5.94 per share.

(2)  Maximum shares issuable under the 1987 Plan: 2,500,000

(3)  Director of the Company

(4) This group does not include Messrs. Gildea, Rempe, Tomasso and Buckley, directors nominated by Manor Healthcare, who will take office concurrent with Closing of the Purchase Agreement.

FEDERAL INCOME TAX TREATMENT

    Generally the grant of either an incentive stock option or a nonqualified option under the Plans will not cause recognition of income by the optionee or entitle the Company to an income tax deduction. Upon exercise of an option the tax treatment will generally vary depending on whether the option is an incentive stock option or a nonqualified option. The exercise of an incentive stock option will generally not cause recognition of income by the optionee or entitle the Company to a tax deduction. However, the amount by which the fair market value of the shares obtained exceeds the exercise price on the day of exercise is an item of tax preference to the optionee for alternative minimum tax purposes.

    The exercise of a nonqualified option will generally cause the optionee to recognize taxable income equal to the difference between the exercise price and the fair market value of the stock obtained on the day of exercise. The Company must then in most cases obtain from the optionee funds to meet tax withholding requirements arising from that income recognition. The exercise of a nonqualified option will also generally entitle the Company to an income tax deduction equal to the amount of the income recognized by the exercising option holder. The deduction by the Company may be denied unless the Plan also satisfies the requirements of Code Section 162(m).

    The foregoing discussion of the federal income tax treatment of options is necessarily general and any option holder should consult his tax advisor as to his own particular circumstances and applicable laws and regulations.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the Company's Common Stock present and entitled to vote on this matter at the Special Meeting is necessary to approve the proposed amendments to the Plans. If not otherwise specified, properly executed proxies will be voted in favor of these amendments. However, if the shares present and entitled to vote on Proposal Three would not constitute a quorum for the transaction of business at the Special Meeting, then Proposal Three must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum.

    Approval of Proposal Three is conditioned on the approval of Proposals One and Two.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF PROPOSAL THREE.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Stockholders are advised that any proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company on or before September 30, 1995 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, the bylaws of the Company establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders that is not made by or at the recommendation of a majority of the directors then in office. In general, written notice must be delivered to the Secretary of the Company at its principal executive office, Carlson Center, Suite 500, 601 Lakeshore Parkway, Minnetonka, Minnesota 55305-5214, within certain time periods in advance of the meeting and must contain specified information concerning the matter to be brought before the meeting and the stockholder proposing the matter. Any stockholder desiring a copy of the bylaws of the Company will be furnished one without charge upon written request to the Secretary of the Company.

                                 OTHER MATTERS

    Under Minnesota law and the bylaws of the Company, no other business may be transacted at the Special Meeting.

    A representative of Deloitte and Touche, the Company's independent accountants, is expected to be present at the Special Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    Under Minnesota law, if the shares present and entitled to vote on an item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Special Meeting will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the stockholders. Therefore abstentions are effectively a vote against the proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                          By Order of the Board of Directors,

                                                  SIGNATURE
                                          Kenneth J. Figge, SECRETARY

                              IN HOME HEALTH, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE(S)
                                                                     -----------
SEPTEMBER 30, 1994
 -----------------

  Independent Auditors' Report.....................................  F-3
  Consolidated Balance Sheets......................................  F-4 to F-5
  Consolidated Statements of Income................................  F-6
  Consolidated Statements of Shareholders' Equity..................  F-7
  Consolidated Statements of Cash Flows............................  F-8
  Notes to Consolidated Financial Statements.......................  F-9 to F-19

JUNE 30, 1995
 -----------------

  Consolidated Balance Sheets......................................  F-20
  Consolidated Statements of Income................................  F-22
  Consolidated Statements of Cash Flows............................  F-23
  Notes to Unaudited Consolidated Financial Statements.............  F-24

                 (This page has been left blank intentionally.)

                          INDEPENDENT AUDITORS' REPORT

In Home Health, Inc.:

    We have audited the accompanying consolidated balance sheets of In Home Health, Inc. as of September 30, 1994 and 1993 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of In Home Health, Inc. as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles.

    As discussed in Note 8 to the consolidated financial statements, effective October 1, 1992 the Company changed its method of accounting for income taxes.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
November 18, 1994, except for the
 second paragraph of Note 3 and
 Note 10, as to which the date is June 29, 1995.

                              IN HOME HEALTH, INC.

                          CONSOLIDATED BALANCE SHEETS

                          SEPTEMBER 30, 1994 AND 1993
                       (DOLLARS AND SHARES IN THOUSANDS)

                                     ASSETS

                                                                         1994     1993
                                                                        -------  -------
Current assets:
  Cash and cash equivalents...........................................  $   911  $ 3,081
  Accounts receivable (net of allowances of $1,029 and $859 in 1994
   and 1993, respectively)............................................   20,318   23,295
  Prepaid income tax..................................................      459      538
  Deferred income tax.................................................      800    1,017
  Prepaid expenses and other current assets...........................    1,438    1,044
                                                                        -------  -------
    Total current assets..............................................   23,926   28,975
                                                                        -------  -------
Property:
  Furniture and equipment.............................................    9,007    8,581
  Leasehold improvements..............................................      654      574
  Computer equipment and software.....................................    7,057    6,310
                                                                        -------  -------
    Total.............................................................   16,718   15,465
  Accumulated depreciation............................................   (4,993)  (2,940)
                                                                        -------  -------
    Property -- Net...................................................   11,725   12,525
                                                                        -------  -------
Other Assets:
  Accounts receivable.................................................   13,830    5,730
  Goodwill............................................................    5,906    5,307
  Covenants not to compete............................................      128      491
  Deposits............................................................      559      509
  Other assets........................................................      652      842
                                                                        -------  -------
    Total other assets................................................   21,075   12,879
                                                                        -------  -------
Total Assets..........................................................  $56,726  $54,379
                                                                        -------  -------
                                                                        -------  -------

          See accompanying notes to consolidated financial statements.

                              IN HOME HEALTH, INC.

                          CONSOLIDATED BALANCE SHEETS

                          SEPTEMBER 30, 1994 AND 1993
                       (DOLLARS AND SHARES IN THOUSANDS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                         1994     1993
                                                                        -------  -------
Current Liabilities:
  Current maturities of long-term debt................................  $ 2,286  $ 2,214
  Accounts payable....................................................    3,821    3,913
  Accrued liabilities:
    Third party.......................................................    7,666    6,830
    Compensation......................................................    3,486    2,671
    Insurance.........................................................    2,960    3,446
    Other.............................................................      488      383
                                                                        -------  -------
      Total current liabilities.......................................   20,707   19,457
                                                                        -------  -------

Long-Term Debt........................................................    3,304    4,740
Deferred Revenue......................................................    1,632    --
Deferred Rent Payable.................................................      516      536
Deferred Income Tax...................................................    2,085    2,187
Commitments and Contingencies.........................................    --       --

Shareholders' Equity:
  Preferred stock -- authorized 1,000 shares..........................    --       --
  Common stock -- $.01 par value: authorized -- 40,000 shares; issued
   and outstanding -- 1994 -- 15,944 shares 1993 -- 15,518 shares.....      159      155
  Additional paid-in capital..........................................   23,828   23,056
  Retained earnings...................................................    4,495    4,248
                                                                        -------  -------
      Total shareholders' equity......................................   28,482   27,459
                                                                        -------  -------
Total Liabilities and Shareholders' Equity............................  $56,726  $54,379
                                                                        -------  -------
                                                                        -------  -------

          See accompanying notes to consolidated financial statements.

                              IN HOME HEALTH, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992 (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          1994      1993     1992
                                                                        --------  --------  -------
Revenue (net of Medicare reserves of $3,861, $1,100 and $0 in 1994,
 1993 and 1992, respectively.)........................................  $120,485  $103,761  $75,072
                                                                        --------  --------  -------
Operating Expenses:
  Direct costs of revenue (primarily payroll related costs)...........    69,411    57,059   41,111
  General, administrative and selling expenses........................    49,721    44,270   30,121
                                                                        --------  --------  -------
    Total operating expenses..........................................   119,132   101,329   71,232
                                                                        --------  --------  -------
Income From Operations................................................     1,353     2,432    3,840
                                                                        --------  --------  -------
Interest:
  Interest expense....................................................       698       575      417
  Interest income.....................................................       (29)      (95)    (293)
                                                                        --------  --------  -------
    Net interest expense..............................................       669       480      124
                                                                        --------  --------  -------
Income Before Income Taxes............................................       684     1,952    3,716
Income Tax Expense....................................................       437       865    1,413
                                                                        --------  --------  -------
Income Before Cumulative Effect of Change in
 Accounting Principle.................................................       247     1,087    2,303
Cumulative Effect of Change in Accounting Principle...................     --           72    --
                                                                        --------  --------  -------
Net Income............................................................  $    247  $  1,015  $ 2,303
                                                                        --------  --------  -------
                                                                        --------  --------  -------
Net Income Per Common and Common Equivalent Share:
  Primary.............................................................  $    .02  $    .06  $   .15
                                                                        --------  --------  -------
                                                                        --------  --------  -------
  Fully diluted.......................................................  $    .02  $    .06  $   .14
                                                                        --------  --------  -------
                                                                        --------  --------  -------
Weighted Average Common and Common Equivalent
 Shares Outstanding:
  Primary.............................................................    16,013    16,056   15,780
                                                                        --------  --------  -------
                                                                        --------  --------  -------
  Fully diluted.......................................................    16,013    16,056   15,913
                                                                        --------  --------  -------
                                                                        --------  --------  -------

Net income per share impact of the cumulative effect of the change in accounting principle is less than $.01.

          See accompanying notes to consolidated financial statements.

                              IN HOME HEALTH, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                         COMMON STOCK    ADDITIONAL
                                                                        --------------    PAID-IN     RETAINED
                                                                        SHARES  AMOUNT    CAPITAL     EARNINGS
                                                                        ------  ------   ----------   --------
Balance -- September 30, 1991.........................................  11,603   $116     $12,826      $  930
Common stock issued for:
  Class C warrant exercise............................................   2,726     27       7,446       --
  Underwriter warrant exercise........................................      34      1          48       --
  Private warrant exercise............................................     140      1          86       --
  Employee stock plans................................................     528      5         617       --
  Acquisitions........................................................     120      1         569       --
Net income............................................................    --     --         --          2,303
                                                                        ------  ------   ----------   --------
Balance -- September 30, 1992.........................................  15,151    151      21,592       3,233
Common stock issued for:
  Employee stock plans................................................     194      2         521       --
  Acquisitions........................................................     173      2         943       --
Net income............................................................    --     --         --          1,015
                                                                        ------  ------   ----------   --------
Balance -- September 30, 1993.........................................  15,518    155      23,056       4,248
Common stock issued for:
  Employee stock plans................................................     266      3         745       --
  Acquisitions........................................................      10   --            28       --
  Exchange for warrants...............................................     150      1          (1)      --
Net income............................................................    --     --         --            247
                                                                        ------  ------   ----------   --------
Balance -- September 30, 1994.........................................  15,944   $159     $23,828      $4,495
                                                                        ------  ------   ----------   --------
                                                                        ------  ------   ----------   --------

          See accompanying notes to consolidated financial statements.

                              IN HOME HEALTH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                                         1994     1993     1992
                                                                        -------  -------  -------
Cash Flows From Operating Activities:
  Net income..........................................................  $   247  $ 1,015  $ 2,303
  Adjustments:
    Depreciation and amortization.....................................    3,233    2,146    1,513
    Accounts receivable...............................................   (5,008) (11,062)  (8,305)
    Prepaid expenses and other assets.................................     (210)    (141)    (206)
    Accounts payable..................................................     (216)     545    1,329
    Accrued liabilities...............................................    1,196    7,903    1,387
    Deferred revenue..................................................    1,632    --       --
    Deferred rent payable.............................................      (20)     139      245
    Deferred income tax...............................................      128      406      699
                                                                        -------  -------  -------
      Net cash provided (used) by operating activities................      982      951   (1,035)
                                                                        -------  -------  -------
Cash Flows From Investing Activities:
  Acquisition of businesses...........................................     (389)    (699)    (803)
  Acquisition of property.............................................     (995)  (2,466)  (1,961)
  Advances to officers and employees..................................     (135)      13      161
                                                                        -------  -------  -------
      Net cash used by investing activities...........................   (1,519)  (3,152)  (2,603)
                                                                        -------  -------  -------
Cash Flows From Financing Activities:
  Payment of long-term debt...........................................   (2,381)  (2,741)  (1,834)
  Proceeds from issuance of common stock..............................      748      523    8,231
                                                                        -------  -------  -------
      Net cash provided (used) by financing activities................   (1,633)  (2,218)   6,397
                                                                        -------  -------  -------
Cash and Cash Equivalents:
  Net increase (decrease).............................................   (2,170)  (4,419)   2,759
  Beginning of year...................................................    3,081    7,500    4,741
                                                                        -------  -------  -------
      End of year.....................................................  $   911  $ 3,081  $ 7,500
                                                                        -------  -------  -------
                                                                        -------  -------  -------

          See accompanying notes to consolidated financial statements.

                              IN HOME HEALTH, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS -- In Home Health specializes in high-quality health services to clients in their own homes, including infusion therapy, high-tech nursing, rehabilitation and personal care.

    BASIS OF CONSOLIDATION -- The consolidated financial statements include the accounts of In Home Health, Inc. and its subsidiaries (the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

    CASH EQUIVALENTS -- Securities which are readily convertible into cash with original maturities of three months or less are considered cash equivalents.

    NOTES RECEIVABLES FROM OFFICER -- Included in prepaid expenses and other current assets are advances to an officer of the Company in the amount of $150,000 as of September 30, 1994. There were no advances to officers at September 30, 1993.

    PROPERTY AND PROPERTY UNDER CAPITALIZED LEASES -- Property and property under capitalized leases are stated at cost and depreciated or amortized over estimated useful lives (from three to twelve years) using the straight-line method. Property acquired by capital lease for the years ended September 30, 1994, 1993 and 1992 was $753,000, $3,713,000 and $3,848,000, respectively.

    GOODWILL -- Costs in excess of net assets of acquired businesses have been capitalized and are being amortized over 40 years. Accumulated amortization was $420,000 and $268,000 at September 30, 1994 and 1993, respectively.

    COVENANTS NOT TO COMPETE -- Covenants not to compete are being amortized over the terms of the various agreements (from two to five years). Accumulated amortization was $579,000 and $1,326,000 at September 30, 1994 and 1993, respectively.

    DEFERRED REVENUE -- Deferred revenue relates to the timing difference in recording certain software development costs for financial statement purposes and Medicare cost reporting purposes. Incremental costs relating to the development of software for certain major management information system projects undertaken during 1992 through 1994 have been capitalized and are included in computer equipment and software on the balance sheet. For Medicare cost reimbursement purposes, the Company has filed amended cost reports for prior years to include in reimbursable costs the amount of expenditures in the year they were incurred. Accordingly, as of September 30, 1994, the Company has reported an amount of deferred revenue, representing the Medicare impact of the difference between the reimbursable costs reported on the Medicare cost reports and the unamortized balance of capitalized software development costs. The deferred revenues are being recorded to revenue when the amortization of the related software development expenses is recorded (over a five year period). Unamortized software development costs are $2,368,000 and $2,734,000 as of September 30, 1994 and 1993, respectively.

    DEFERRED RENT PAYABLE -- Deferred rent payable has been recorded for long-term office space operating leases which contain initial rent inducements. Rental expense is being amortized on a straight-line basis over the terms of the operating leases.

    INCOME TAXES -- The Company adopted Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes" in 1993. Under SFAS No. 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION -- Revenues are recorded at the time the service is provided. The Company records revenue for services to Medicare beneficiaries at the time the services are rendered and based on the Medicare cost reimbursement principles. Under those principles, Medicare reimburses the Company for the reasonable costs (as defined) incurred in providing care to Medicare beneficiaries. The Company reports as reimbursable costs in the Medicare cost reports only those costs it believes to be reimbursable under the applicable Medicare cost reimbursement principles. In determining the amount of revenue to be recorded, those costs are reduced for costs that are in excess of reimbursable cost limits, and for costs for which reimbursement may be questionable based on the Company's understanding of reimbursement principles in effect at that time. Accordingly, this process results in recording revenue only for the costs that the Company believes are reasonably assured of recovery. Refer to Note 5 for additional information.

    NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE -- Net income per common and common equivalent share is computed by dividing net income by the weighted average number of common stock and dilutive common stock equivalents outstanding. Common stock equivalents result from dilutive stock options and warrants. Any differences in common stock equivalents for primary and fully diluted shares are the result of the quoted market price of the Company's common stock being higher at the end of the period than the average market price during the period.

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

2.  ACQUISITIONS
    The Company acquired all of the issued and outstanding capital stock of two, three and five home health care companies during the years ended September 30, 1994, 1993 and 1992, respectively. The acquisitions accounted for as purchases for financial reporting purposes are summarized as follows (in thousands):


                                                           CONSIDERATION:
                                                           CASH
                                                           NOTES PAYABLE      TOTAL VALUE OF
                                            ACQUISITION    ISSUED             CONSIDERATION   GOODWILL
              COMPANY NAME                     DATE        COMMON STOCK            PAID       RECORDED
Professional Medical Personnel, Inc. &    October, 1991    $    77            $        173    $   240
 Professional Medical Personnel -- Home                         96
 Health Care Division, Inc.                                       --
Meyer Care SF, Inc.                       October, 1991    $   500            $        700    $   429
                                                               100
                                                                26  shares
Faust Home Health Care, Inc. & Faust      June, 1992       $   170            $        205    $   177
 Health Care Network, Inc.                                      35
                                                                  --
Professional Home Care of Washington,     July, 1992       $   150            $        550    $ 1,228
 Inc.                                                             --
                                                                79  shares
CareServices of Raleigh Limited           January, 1993    $   210            $        569    $   548
 Partnership, CareServices of Raleigh,                            --
 NC, Inc. and CareServices of                                   58  shares
 Greensboro, NC, Inc.
Accent on Care Home Health Services,      January, 1993    $    25            $        100    $   155
 Ltd.                                                           25
                                                                 8  shares
Home Care Resources, Inc., HCR            February, 1993   $   205            $        741    $   852
 Associates, Inc. and Physician Home                              --
 Health Care, Inc.                                             107  shares
ENS, Inc.                                 January, 1994    $    41            $         69    $   232
                                                                  --
                                                                10  shares
RI Partners and RHC Partners              May, 1994        $   300            $        300    $   516
                                                                  --
                                                                  --

    The purchase price has been allocated to the net assets acquired, including intangible assets, based on their fair market values at the acquisition dates. The net assets acquired in these acquisitions consisted primarily of accounts receivable and current liabilities. The consolidated statements of operations include the results of operations of these companies since their respective acquisition dates. The fair market value of the common stock issued for the acquisitions in 1994, 1993 and 1992

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

2.  ACQUISITIONS (CONTINUED)
was $28,000, $945,000 and $500,000, respectively. Additional goodwill of $421,000 was recorded in 1993 related to 1992 acquisitions. Notes payable issued for the acquisitions in 1993 and 1992 were $25,000 and $231,000, respectively. The Company incurred $95,000, $264,000 and $390,000 of costs in 1994, 1993 and 1992, respectively, in connection with the acquisitions.

    The following table summarizes the Company's unaudited pro forma operating results as if the 1994 and 1993 acquisitions had occurred at the beginning of 1993 (in thousands, except per share amounts):

                                                                     YEAR ENDED SEPTEMBER 30
                                                                    -------------------------
                                                                       1994          1993
                                                                    -----------  ------------
Service revenue...................................................  $   121,277   $  106,602
                                                                    -----------  ------------
                                                                    -----------  ------------
Net income........................................................  $       250   $      904
                                                                    -----------  ------------
                                                                    -----------  ------------
Net income per common and common equivalent share -- primary......  $       .02   $      .06
                                                                    -----------  ------------
                                                                    -----------  ------------

    The pro forma operating results for 1992, if the 1993 acquisitions had occurred at the beginning of 1992, include service revenue of $80,061,000, net income of $2,227,000 and net income per share -- primary of $.14.

    The pro forma operating results do not purport to be indicative of the results that actually would have been obtained had the combined operations been conducted during the periods presented and are not intended to be a projection of future operating results.

    VALLEY HOME HEALTH

    Effective September 1, 1992, the Company acquired all of the stock of Valley Home Health, Inc. by issuing 41,204 shares of the Company's common stock.

    The Valley Home Health, Inc. acquisition was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for 1992 have been restated to include the accounts and operations of Valley Home Health.

    Revenues and net income (loss) of the separate companies for the periods preceding the acquisition were (in thousands):

                                                                              11 MONTHS ENDED
                                                                              AUGUST 31, 1992
                                                                                (UNAUDITED)
                                                                              ----------------
Revenues:
  In Home...................................................................     $   67,010
  Valley Home...............................................................            924
                                                                                   --------
  Combined..................................................................     $   67,934
                                                                                   --------
                                                                                   --------
Net Income (Loss):
  In Home...................................................................     $    2,131
  Valley Home...............................................................            (62)
                                                                                   --------
  Combined..................................................................     $    2,069
                                                                                   --------
                                                                                   --------

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

3.  NOTE PAYABLE -- BANK
    The Company has an agreement with a bank which provides for a line of credit equal to the lesser of $7.5 million or a borrowing base (which was $8,511,000 at September 30, 1994) that consists of 80% of eligible accounts receivable. As of September 30, 1994 the Company had utilized $4,130,000 of the facility for an irrevocable standby letter of credit to secure workers' compensation commitments. The interest rate on the line of credit is prime plus .75% (8.5% at September 30, 1994). Borrowings are due at the expiration of the agreement and are collateralized by accounts receivable and intangibles. The Company had no bank borrowings at September 30, 1994 and 1993.

    The Company is required to maintain certain financial ratios and is limited to paying dividends equal to 25% of the prior twelve month earnings. As of September 30, 1994, the Company was out of compliance with certain provisions of its credit agreement underlying its line of credit and letter of credit facility. The bank has agreed to waive these covenant violations. The bank has advised the Company that it does not intend to renew the line of credit agreement beyond the expiration date. The line of credit, as amended on June 29, 1995, expires on December 31, 1995. The bank has also advised the Company that the letter of credit must be replaced by December 15, 1995 or the bank will draw upon the line of credit to fund a collateral account to accommodate any cash requirements of the letter of credit. The Company is currently considering possible alternative sources of financing, which may include establishment of a line of credit with a new lender or other financing of certain accounts receivable and fixed assets.

4.  LONG-TERM DEBT
    Following is a summary of long-term debt at September 30 (in thousands):

                                                                                       1994       1993
                                                                                     ---------  ---------
Obligations under capitalized leases, up to 37.2% (primarily 5.5% to 15.9%),
 due through July 1999.............................................................  $   5,220  $   6,523
Installment notes payable, 6.5% to 6.9%, due through December 1995,
 secured by property...............................................................        370        431
                                                                                     ---------  ---------
Total..............................................................................      5,590      6,954
Less current maturities............................................................      2,286      2,214
                                                                                     ---------  ---------
Long-term debt.....................................................................  $   3,304  $   4,740
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Future minimum payments as of September 30, 1994 are as follows (in thousands):

YEAR ENDING                                                           CAPITALIZED   INSTALLMENT
SEPTEMBER 30                                                            LEASES         NOTES        TOTAL
--------------------------------------------------------------------  -----------  -------------  ---------
1995................................................................   $   2,498     $     369    $   2,867
1996................................................................       2,192             1        2,193
1997................................................................       1,523        --            1,523
1998................................................................         638        --              638
1999................................................................         115        --              115
                                                                      -----------        -----    ---------
Total minimum payments..............................................       6,966           370        7,336
Less amounts representing interest..................................       1,746        --            1,746
                                                                      -----------        -----    ---------
Present value of future minimum payments............................       5,220           370        5,590
Less current maturities.............................................       1,917           369        2,286
                                                                      -----------        -----    ---------
Long-term debt......................................................   $   3,303     $       1    $   3,304
                                                                      -----------        -----    ---------
                                                                      -----------        -----    ---------

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

4.  LONG-TERM DEBT (CONTINUED)
    Assets recorded under capital leases are included in property at cost of $7,993,000 and $7,435,000, and accumulated depreciation of $1,854,000 and $1,356,000 at September 30, 1994 and 1993, respectively. Interest paid for the years ended September 30, 1994, 1993 and 1992 was $687,000, $546,000 and
$403,000, respectively.

5.  MEDICARE COST REIMBURSEMENT
    Approximately 74%, 73% and 68% of revenue for the years ended September 30, 1994, 1993 and 1992, respectively, was derived from services provided to
Medicare beneficiaries. Payment for these services is made by the Medicare program based on reimbursable costs incurred in rendering the services. Payments are made via an interim payment rate as services are rendered. Cost reports are filed with Medicare on an annual basis, which are subject to audit and retroactive adjustment by Medicare. The Company reports revenue only for those costs that it believes are probable (as defined in Statement of Financial Accounting Standards No. 5) of recovery under the applicable Medicare statutes and regulations and reports its accounts receivable balances at net realizable value. The Company utilizes an extensive system of internal controls to ensure such proper reporting of revenues. The Company employs personnel with significant Medicare reimbursement experience to prepare its cost reports and to monitor its operations on an ongoing basis to identify and minimize those costs which are not reimbursed. As a part of its system of internal controls, the Company uses a detailed analysis process in calculating its Medicare revenue at the time services are rendered. This process considers the nature and amounts of the disputed costs (as described in more detail below) along with several authoritative, legal and historical sources of information including:

       Applicable statutes and regulations, such as those contained in the Title XVIII of the Social Security Act, particularly Sec. 1861
       (V) (1) (A) "Reasonable Cost" and 42 C.F.R. 413.9 "Cost Related to Patient Care", Health Care Financing Administration (HCFA) Publication 11 "Home Health Agency Manual", applicable sections of HCFA Publication 15-1 "Provider Reimbursement Manual" and intermediary letters and program memoranda issued by HCFA.

       Administrative decisions and rulings on related issues by the Provider Reimbursement Review Board and Administrative Law Judges.

       Judicial decisions from Federal District Courts on relevant cases. Consultation with independent industry experts such as Medicare Cost Reimbursement Consultants.

       Opinions of outside legal counsel who specialize in dealing with Medicare reimbursement issues.

       Historical knowledge gained internally from past Medicare audits.

       Meetings and other communication with Medicare Intermediaries, Blue Cross Association and HCFA.

    This detailed analysis process is updated on a quarterly basis, taking into account any new information (such as decisions relating to the Company's disputed costs, and administrative and judicial decisions relating to similar issues) that may affect the determination of the net realizable value of accounts receivable or of liabilities to repay amounts received for disputed costs. Results of this detailed analysis process are extrapolated to other unaudited cost reporting years for all of the Company's operations, including operations that have not yet been audited by Medicare, to estimate the gross amount of reimbursement that would be affected. The Company, through this ongoing control and monitoring process, provides a reserve (by means of a revenue reduction) for any costs

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

5.  MEDICARE COST REIMBURSEMENT (CONTINUED)
incurred which the Company believes are not probable of recovery. This reserve is reported as a reduction of accounts receivable for disputed costs for which the Company may not ultimately receive payment. The Company has also reported as a liability disputed costs for which it has received payment, which may have to be returned to Medicare. Accordingly, the Company believes that its accounts receivable are stated at net realizable value, and that it has recorded all probable liabilities for repayment of disputed costs.

    Over the years, Medicare auditors employed by the Medicare fiscal intermediaries have, in connection with their retrospective audit process, taken certain positions with respect to certain types of costs, claiming that they are not reimbursable and thus not recoverable by the Company from the Medicare program. These positions are based on interpretations promulgated after the period covered by the cost reports and applied retroactively, on interpretations of cost reimbursement principles that are contrary to the Company's interpretations, or on what the Company believes to be misapplications of specific reimbursement principles, that could not have been foreseen at the time services were rendered and revenue recorded. These positions taken by Medicare auditors are usually determined from Medicare's Notice of Program Reimbursement ("NPR") which typically are not received until two to three years after the services are rendered. In those situations where the Company decides to not challenge an NPR finding, any revenue relating to these costs, as well as the extrapolated impact, if any, on other open costs reporting years, if not written off or provided for earlier, is written off as a revenue reduction at that time. The results of all NPRs are included in the analysis process in calculating net Medicare revenue as described above.

    The Company has received NPRs challenging $9.6 million of costs as of September 30, 1994. There was an additional $11.6 million of costs at September 30, 1994 related to open cost reporting years that are similar to the costs that have been challenged on NPRs. Together these amounts ($21.2 million at September 30, 1994) comprise the total amount the Company considers to be disputed costs. The major cost category in dispute, accounting for approximately half of total disputed costs, is the treatment of certain personnel costs relating to the Company's community liaison positions, which Medicare auditors allege are unreimbursable sales costs; other costs in dispute relate to the cost of physical therapists employed by the Company, the method of allocation of administrative and general costs to branch operations, certain corporate expenses, and cost transfers within branch operations. These disputed costs (including the extrapolated impact) of $21.2 million at September 30, 1994 arose in the fiscal years ended September 30, 1994 ($8.2 million), 1993 ($6.5 million), 1992 ($4.4 million), and 1991 ($2.1 million). The amount of disputed costs has increased over the last several years as the Company's operations have grown, Medicare auditors have taken positions to disallow certain costs in certain cost reports as non-reimbursable, and the Company has extrapolated that amount of costs that may be challenged to other unaudited cost reporting years. The normal Medicare administrative appeal process may take several years to resolve these types of disputes.

    The Company disagrees with the positions taken by the Medicare fiscal intermediaries' auditors and the Health Care Financing Administration, and is vigorously pursuing these matters through administrative and legal channels. The disputed cost analysis process related to the community liaison and physical therapist positions (which comprise 62% of disputed costs) encompassed all of the authoritative, legal and historical sources discussed above. Based on this review the Company believes that the majority of the community liaison costs are probable of recovery, and that a relatively small portion of these costs are not probable of recovery. The Company has established, and is continuing to add to, a reserve for the portion of these costs not considered probable of recovery. Since the reserves have been established, the Company has continued to review whether their level is appropriate.

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

5.  MEDICARE COST REIMBURSEMENT (CONTINUED)
Nothing has occurred in the legal or administrative process which the Company is pursuing concerning the disputes which has caused the Company to conclude that the reserve should be changed. Therefore, no change has been made in the rate of reserve used to record additional reserves on community liaison related costs incurred on an ongoing basis. On the physical therapist issue, the Company believes Medicare has no basis in the regulations for its disallowance of certain costs related to physical therapists employed by the Company, and therefore the Company has not established a reserve for these disputed costs. The Company has filed two suits against the U.S. Department of Health and Human Services ("HHS") and several members of the Blue Cross Association which act as fiscal intermediaries to administer the Medicare program. The two suits related to the community liaison and physical therapist issues discussed above allege that the defendants have unjustly withheld payments that are owed to the Company for services it provided to Medicare beneficiaries from fiscal 1989 through fiscal 1994. Legal opinions have been received on both the community liaison and physical therapist issues from an attorney specializing in Medicare reimbursement issues indicating that it is probable that the Company will prevail in both issues.

    The Company, based on its analysis process, believes that recovery of $4,961,000 of total disputed costs (including the extrapolated impact) may not be probable and, accordingly, has established reserves which totaled that amount as of September 30, 1994. This decrease is the result of the Company resolving or changing its practices on certain of the historical issues in dispute that had a low probability of recovery, and therefore, high reserve levels relative to the related disputed costs, so that no additional reserves on these issues were required. In addition, more recent issues adding to the disputed costs have a high probability of recovery in the Company's judgement and therefore, require minimal additions to the reserves. The net amount of disputed costs which the Company believes is probable of recovery has been included in revenues in the respective years in which services were rendered and, to the extent not paid to the Company, is included in accounts receivable. Total accounts receivable (net of reserves) due from Medicare at September 30, 1994 were $28,265,000, including the receivables (net of reserves) for disputed costs of $16,197,000. As of September 30, 1994 the Company had received $7,666,000 in payments from Medicare for disputed costs. Medicare may seek repayment for such amounts and accordingly, the potential liability for repayments is recorded as Accrued Liabilities -- Third Party. The Company believes it is probable that it has not incurred any other liability to repay disputed costs. In view of the expectation that resolution of the disputed costs will not likely be accomplished within the next twelve months, related net receivables of $13,830,000 as of September 30, 1994 have been classified as a non-current asset.

    The reserve balance of $4,961,000 at September 30, 1994 has been recorded during fiscal 1993 ($1,100,000) and fiscal 1994 ($3,861,000), based on the timing of information that was available to make an assessment of assurance of recovery of the disputed costs. In connection therewith, based on information that became available in the last fiscal quarters of 1994 and 1993, adjustments to the Medicare reserves of $2,639,000 and $1,100,000 were recorded in those fiscal quarters.

6.  COMMITMENTS AND CONTINGENCIES
    The Company is obligated under several noncancelable operating leases for office space and equipment. Total rental expense for all operating leases was $3,666,000, $2,763,000 and $2,007,000, for the years ended September 30, 1994,
1993 and 1992, respectively.

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum rental payments as of September 30, 1994 for operating leases with noncancelable terms in excess of one year are as follows (in thousands):

YEAR ENDING
SEPTEMBER 30
-------------------------------------------------------------------------
1995.....................................................................  $   3,240
1996.....................................................................      3,065
1997.....................................................................      2,226
1998.....................................................................      2,020
1999.....................................................................        941
Thereafter...............................................................        631
                                                                           ---------
Total minimum payments...................................................  $  12,123
                                                                           ---------
                                                                           ---------

    The Company is a party to various claims and legal proceedings which management believes are in the normal course of business and will not involve any material loss.

7.  CAPITAL TRANSACTIONS

    STOCK OPTION PLAN

    The Company has adopted a stock option plan to provide for the granting of options to purchase up to a maximum of 2,500,000 shares of common stock. The options are granted at exercise prices equal to the fair market value of the common stock at the date of grant. The following is a summary of stock option activity (in thousands, except per share amounts):

                                                                   NUMBER OF SHARES
                                                              --------------------------
                                                               AVAILABLE
                                                               FOR GRANT    OUTSTANDING    EXERCISE PRICES
                                                              -----------  -------------  -----------------
Balance -- September 30, 1991...............................         980         1,459       $ .53 to $3.38
  Options granted...........................................        (214)          214       $3.63 to $5.38
  Options exercised.........................................      --              (446)      $ .58 to $2.97
  Options cancelled.........................................          88           (88)      $ .86 to $5.06
                                                                     ---         -----
Balance -- September 30, 1992...............................         854         1,139       $ .53 to $5.38
  Options granted...........................................        (449)          449       $2.94 to $5.94
  Options exercised.........................................      --               (76)      $ .69 to $4.44
  Options cancelled.........................................         109          (109)      $1.03 to $5.50
                                                                     ---         -----
Balance-- September 30, 1993................................         514         1,403       $ .53 to $5.94
  Options granted...........................................        (360)          360        $1.88 - $4.06
  Options exercised.........................................      --              (117)       $ .54 - $2.69
  Options cancelled.........................................         211          (211)       $1.03 - $5.94
                                                                     ---         -----
Balance -- September 30, 1994...............................         365         1,435        $ .53 - $5.63
                                                                     ---         -----
                                                                     ---         -----

    At September 30, 1994, options for the purchase of 896,000 shares of common stock are currently exercisable at prices ranging from $.53 to $5.63 per share.

    WARRANTS
    As of September 30, 1994, private warrants issued in January 1993 totalling 96,000 and expiring January 1996, are exercisable at $6.00 per share.

    In November 1991, 2,726,000 shares of common stock were issued upon the exercise of Class C warrants which were issued in connection with the Company's 1990 public offering. The Company

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

7.  CAPITAL TRANSACTIONS (CONTINUED)
received proceeds of $7,473,000 upon these warrant exercises. In April 1994, 150,000 shares of common stock were issued in exchange for 300,000 private warrants issued in January 1991 and expiring January 1996.

    STOCK PURCHASE PLAN

    The Company has a plan whereby eligible employees may purchase the Company's common stock at the lower of 85% of the market price at the time of grant or the time of purchase. There are 700,000 shares reserved for this plan of which 144,000 shares were issued on September 30, 1994 at $1.96 per share, 116,000 shares were issued on September 30, 1993 at $3.40 per share, and 82,000 shares were issued on September 30, 1992 at $3.05 per share.

8.  INCOME TAXES
    The income tax provision for the years ended September 30, 1994, 1993 and 1992 consisted of (in thousands):

1994                                                                          FEDERAL     STATE      TOTAL
---------------------------------------------------------------------------  ---------  ---------  ---------
Current....................................................................  $     483  $      46  $     529
Deferred...................................................................       (138)        46        (92)
                                                                             ---------  ---------  ---------
                                                                             $     345  $      92  $     437
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------


1993                                                                          FEDERAL     STATE      TOTAL
---------------------------------------------------------------------------  ---------  ---------  ---------
Current....................................................................  $     437  $      94  $     531
Deferred...................................................................        291         43        334
                                                                             ---------  ---------  ---------
                                                                             $     728  $     137  $     865
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

1992                                                                          FEDERAL     STATE      TOTAL
---------------------------------------------------------------------------  ---------  ---------  ---------
Current....................................................................  $     952  $     225  $   1,177
Deferred...................................................................        191         45        236
                                                                             ---------  ---------  ---------
                                                                             $   1,143  $     270  $   1,413
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The income tax expense differs from the amount computed by applying the Federal statutory rate to income before income taxes for each of the years ended September 30, 1994, 1993 and 1992 as follows (in thousands):

                                                                                 1994       1993       1992
                                                                               ---------  ---------  ---------
Tax at Federal statutory rate................................................  $     233  $     664  $   1,263
State income taxes, net of Federal benefit...................................         92         90        178
Officers life insurance......................................................         24         45         27
Goodwill amortization........................................................         44         44         23
Meals and entertainment......................................................         32         34         16
Other........................................................................         12        (12)       (94)
                                                                               ---------  ---------  ---------
Income tax expense...........................................................  $     437  $     865  $   1,413
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

    The tax benefit related to the exercise of employee stock options is recorded as additional paid-in-capital.

    Income taxes paid during the years ended September 30, 1994, 1993 and 1992 were $31,000, $1,566,000 and $801,000, respectively.

    The Company adopted SFAS No. 109 as of the beginning of fiscal year 1993. The cumulative effect on prior years of this change in accounting principle reduced 1993 net income by $72,000, and is reported separately in the consolidated statement of income for the year ended September 30, 1993.

                              IN HOME HEALTH, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

8.  INCOME TAXES (CONTINUED)
    The tax effect of the temporary differences giving rise to the Company's deferred tax assets and liabilities at September 30, 1994 and 1993 are as follows:

                                                                       1994                     1993
                                                             ------------------------  ----------------------
                                                               CURRENT     LONG-TERM    CURRENT    LONG-TERM
                                                                ASSET      LIABILITY     ASSET     LIABILITY
                                                             -----------  -----------  ---------  -----------
Bad debt allowance.........................................   $     397    $  --       $     320   $  --
Depreciation and amortization..............................      --            2,047      --           1,749
Insurance accruals.........................................         225       --             561      --
Capitalized items expensed for taxes.......................      --              516      --             437
Vacation...................................................         240       --             189      --
AMT credit carry forward...................................      --             (321)     --          --
Other......................................................         (62)        (157)        (53)          1
                                                                  -----   -----------  ---------  -----------
                                                              $     800    $   2,085   $   1,017   $   2,187
                                                                  -----   -----------  ---------  -----------
                                                                  -----   -----------  ---------  -----------

9.  QUARTERLY FINANCIAL DATA (UNAUDITED)

              FISCAL 1994 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             FIRST     SECOND      THIRD     FOURTH
                                                            QUARTER    QUARTER    QUARTER    QUARTER
                                                           ---------  ---------  ---------  ---------
Service revenue..........................................  $  29,780  $  30,167  $  30,591  $  29,947
Income (loss) from operations............................      1,375        979        597     (1,598)
Net income (loss)........................................        646        410        152       (961)
Net income (loss) per share..............................        .04        .03        .01       (.06)

    See Note 5 for a discussion of a fourth quarter adjustment recorded to the Company's Medicare reserve.

              FISCAL 1993 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             FIRST     SECOND      THIRD     FOURTH
                                                            QUARTER    QUARTER    QUARTER    QUARTER
                                                           ---------  ---------  ---------  ---------
Service revenue..........................................  $  23,378  $  25,613  $  27,520  $  27,250
Income (loss) from operations............................      1,007        944        621       (140)
Net income (loss)........................................        486        491        286       (248)
Net income (loss) per share..............................        .03        .03        .02       (.02)

    The first quarter of 1993 net income and earnings per share data has been restated for the cumulative effect of adopting SFAS No. 109 of $72,000.

    See Note 5 for a discussion of a fourth quarter adjustment recorded to the Company's Medicare reserve.

10. SUBSEQUENT EVENTS
    On May 2, 1995, the Company entered into an agreement to form a strategic partnership with Manor Care, Inc. (Manor Care), a national health care and international lodging firm. Pursuant to this partnership, Manor Care will purchase up to 6.4 million common shares from the Company for $3.40 in cash per share. The Company will conduct a cash self-tender for 6.4 million of its shares (40% of outstanding) at $3.40 per share. In addition, Manor Care will invest $20 million in the Company in exchange for voting convertible preferred stock. Manor Care will also receive a three year warrant to purchase an additional 6 million shares of common stock at an exercise price of $3.75 per share. This transaction is subject to, among other conditions, the approval of the Company's shareholders and the completion of the self-tender by the Company.

                              IN HOME HEALTH, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                                SEPTEMBER 30, 1994
                                                                                 JUNE 30, 1995  ------------------
                                                                                 -------------
                                                                                  (UNAUDITED)
Current Assets:
  Cash and cash equivalents....................................................   $     1,951       $      911
  Accounts receivable, net.....................................................        16,611           20,318
  Prepaid income tax...........................................................       --                   459
  Deferred income tax..........................................................         1,868              800
  Prepaid expenses and other current assets....................................         1,557            1,438
                                                                                 -------------        --------
    Total current assets.......................................................        21,987           23,926
                                                                                 -------------        --------
Property:
  Furniture and equipment......................................................         9,805            9,007
  Computer equipment and software..............................................         7,647            7,057
  Leasehold improvements.......................................................           738              654
                                                                                 -------------        --------
    Total......................................................................        18,190           16,718
  Accumulated depreciation.....................................................        (6,877)          (4,993)
                                                                                 -------------        --------
    Property -- net............................................................        11,313           11,725
                                                                                 -------------        --------
Other Assets:
  Accounts receivable..........................................................        16,895           13,830
  Goodwill.....................................................................         5,788            5,906
  Covenants not to compete.....................................................       --                   128
  Deposits.....................................................................           564              559
  Other assets.................................................................           989              652
                                                                                 -------------        --------
    Total other assets.........................................................        24,236           21,075
                                                                                 -------------        --------
Total Assets...................................................................   $    57,536       $   56,726
                                                                                 -------------        --------
                                                                                 -------------        --------

           See Notes to Unaudited Consolidated Financial Statements.

                              IN HOME HEALTH, INC.

                             (AMOUNTS IN THOUSANDS)

                                                                                                SEPTEMBER 30, 1994
                                                                                 JUNE 30, 1995  ------------------
                                                                                 -------------
                                                                                  (UNAUDITED)
Current Liabilities:
  Current maturities of long-term debt.........................................   $     2,108       $    2,286
  Notes payable................................................................         1,000           --
  Accounts payable.............................................................         3,986            3,821
  Accrued liabilities:
    Third party................................................................         4,967            7,666
    Compensation...............................................................         3,920            3,486
    Income taxes...............................................................           592           --
    Insurance..................................................................         4,537            2,960
    Other......................................................................           595              488
                                                                                 -------------        --------
      Total current liabilities................................................        21,705           20,707
                                                                                 -------------        --------
Long-Term Debt.................................................................         2,546            3,304
Deferred Revenue...............................................................         1,349            1,632
Deferred Rent Payable..........................................................           484              516
Deferred Income Tax............................................................         1,702            2,085
Commitments and Contingencies..................................................       --                --
Shareholders' Equity:
  Preferred stock -- authorized 1,000 shares...................................       --                --
  Common stock -- $.01 par value: authorized -- 40,000 shares; issued and outstanding -- June 30 -- 16,142 shares;
   September 30 -- 15,944 shares...............................................           161              159
  Additional paid-in capital...................................................        23,904           23,828
  Retained earnings............................................................         5,685            4,495
                                                                                 -------------        --------
      Total Shareholders' Equity...............................................        29,750           28,482
                                                                                 -------------        --------
Total Liabilities and Shareholders' Equity.....................................   $    57,536       $   56,726
                                                                                 -------------        --------
                                                                                 -------------        --------

           See Notes to Unaudited Consolidated Financial Statements.

                              IN HOME HEALTH, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
           FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1995 AND 1994
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                           JUNE 30               JUNE 30
                                                                     --------------------  --------------------
                                                                       1995       1994       1995       1994
                                                                     ---------  ---------  ---------  ---------
Revenue (net of Medicare reserves of $328, $752, $899 and $1,200 for the respective periods).......................................  $  32,239  $  30,591  $  97,166  $  90,538
                                                                     ---------  ---------  ---------  ---------
Operating Expenses:
  Direct costs of revenue (primarily payroll related costs)........     18,629     17,908     55,364     51,340
  General, administrative and selling expenses.....................     12,790     12,086     38,969     36,247
                                                                     ---------  ---------  ---------  ---------
      Total operating expenses.....................................     31,419     29,994     94,333     87,587
                                                                     ---------  ---------  ---------  ---------
Income From Operations.............................................        820        597      2,833      2,951
                                                                     ---------  ---------  ---------  ---------
Interest:
  Interest expense.................................................        182        159        640        541
  Interest income..................................................         (8)    --            (17)        (6)
                                                                     ---------  ---------  ---------  ---------
      Net interest expense                                                 174        159        623        535
                                                                     ---------  ---------  ---------  ---------
Income Before Income Taxes.........................................        646        438      2,210      2,416
Income Tax Expense.................................................        299        286      1,020      1,208
                                                                     ---------  ---------  ---------  ---------
      Net Income...................................................  $     347  $     152  $   1,190  $   1,208
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Net Income Per Common and Common Equivalent Share..................  $     .02  $     .01  $     .07  $     .08
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Weighted Average Common and Common Equivalent Shares Outstanding...     16,422     15,921     16,344     16,011
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------

           See Notes to Unaudited Consolidated Financial Statements.

                              IN HOME HEALTH, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                                                         1995     1994
                                                                        -------  -------
Cash Flows From Operating Activities:
  Net income..........................................................  $ 1,190  $ 1,208
  Adjustments:
    Depreciation and amortization.....................................    2,365    2,176
    Accounts receivable...............................................      642   (4,225)
    Prepaid expenses and other assets.................................     (730)    (258)
    Accounts payable..................................................      165     (404)
    Accrued liabilities...............................................      123      669
    Deferred liabilities..............................................   (1,766)     717
                                                                        -------  -------
      Net cash provided (used) by operating activities................    1,989     (117)
                                                                        -------  -------
Cash Flows From Investing Activities:
  Acquisition of businesses...........................................    --        (369)
  Acquisition of property.............................................     (570)    (943)
  Advances of officers and employees..................................       39    --
                                                                        -------  -------
      Net cash used by investing activities...........................     (531)  (1,312)
                                                                        -------  -------
Cash Flows From Financing Activities:
  Payment of long-term debt...........................................   (1,496)  (1,814)
  Notes payable to banks..............................................    1,000    1,000
  Issuance of common stock............................................       78      370
                                                                        -------  -------
      Net cash used by financing activities...........................     (418)    (444)
                                                                        -------  -------
Cash and Cash Equivalents:
  Net increase (decrease).............................................    1,040   (1,873)
  Beginning of period.................................................      911    3,081
                                                                        -------  -------
    End of period.....................................................  $ 1,951  $ 1,208
                                                                        -------  -------
                                                                        -------  -------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
    Interest..........................................................  $   636  $   530
                                                                        -------  -------
                                                                        -------  -------
    Income taxes......................................................  $ 1,420  $   (21)
                                                                        -------  -------
                                                                        -------  -------
Noncash Investing and Financing Activities:
  Property acquired by capital lease..................................  $   907  $   583
                                                                        -------  -------
                                                                        -------  -------

           See Notes to Unaudited Consolidated Financial Statements.

                              IN HOME HEALTH, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  FINANCIAL STATEMENTS
    In the opinion of management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal, recurring accruals) necessary to present fairly the financial position of the Company and its subsidiaries as of June 30, 1995 and the results of operations for the three and nine month and cash flows for the nine month periods ended June 30, 1995 and 1994. The results of operations for any interim period are not necessarily indicative of the results for the year. These interim consolidated financial statements should be read in conjunction with the Company's annual financial statements and related notes in the Company's Form 10-K.

2.  NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
    Net income per common and common equivalent share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Common stock equivalents result from dilutive stock options and warrants. Any differences in common stock equivalents for primary and fully diluted shares are the results of the quoted market price of the Company's common stock being higher at the end of the period than the average market price during the period. Primary and fully diluted net income per share are the same for all periods presented.

3.  MEDICARE COST REIMBURSEMENT
    Approximately 76% of revenue for the nine months ended June 30, 1995 was derived from services provided to Medicare beneficiaries. Payment for these services is made by the Medicare program based on reimbursable costs incurred in rendering the services. Payments are made via an interim payment rate as services are rendered. Cost reports are filed with Medicare on an annual basis, which are subject to audit and retroactive adjustment by Medicare. The Company reports revenue only for those costs that it believes are probable (as defined in Statement of Financial Accounting Standards No. 5) of recovery under the applicable Medicare statutes and regulations and reports its accounts receivable balances at net realizable value. The Company utilizes an extensive system of internal controls to ensure such proper reporting of revenues. The Company employs personnel with significant Medicare reimbursement experience to prepare its cost reports and to monitor its operations on an ongoing basis to identify and minimize those costs which are not reimbursed. As a part of its system of internal controls, the Company uses a detailed analysis process in calculating its Medicare revenue at the time services are rendered. This process considers the nature and amounts of the disputed costs (as described in more detail below) along with several authoritative, legal and historical sources of information including:

    - Applicable statutes and regulations, such as those contained in the Title XVIII of the Social Security Act, particularly Sec. 1861 (V) (1) (A) "Reasonable Cost" and 42 C.F.R. 413.9 "Cost Related to Patient Care", Health Care Financing Administration (HCFA) Publication 11 "Home Health Agency Manual", applicable sections of HCFA Publication 15-1 "Provider Reimbursement Manual" and intermediary letters and program memoranda issued by HCFA.

    - Administrative decisions and rulings on related issues by the Provider Reimbursement Review Board and Administrative Law Judges.

    - Judicial decisions from Federal District Courts on relevant cases.

    - Consultation with independent industry experts such as Medicare Cost Reimbursement Consultants.

    - Opinions of outside legal counsel who specialize in dealing with Medicare reimbursement issues.

    - Historical knowledge gained internally from past Medicare audits.

                              IN HOME HEALTH, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  MEDICARE COST REIMBURSEMENT (CONTINUED)
    - Meetings and other communication with Medicare Intermediaries, Blue Cross Association and HCFA.

    This detailed analysis process is updated on a quarterly basis, taking into account any new information (such as decisions relating to the Company's disputed costs, and administrative and judicial decisions relating to similar issues) that may affect the determination of the net realizable value of accounts receivable or of liabilities to repay amounts received for disputed costs. Results of this detailed analysis process are extrapolated to other unaudited cost reporting years for all of the Company's operations, including operations that have not yet been audited by Medicare, to estimate the gross amount of reimbursement that would be affected. The Company, through this ongoing control and monitoring process, provides a reserve (by means of a revenue reduction) for any costs incurred which the Company believes are not probable of recovery. This reserve is reported as a reduction of accounts receivable for disputed costs for which the Company may not ultimately receive payment. The Company has also reported as a liability disputed costs for which it has received payment, which may have to be returned to Medicare. Accordingly, the Company believes that its accounts receivable are stated at net realizable value, and that it has recorded all probable liabilities for repayment of disputed costs.

    Over the years, Medicare auditors employed by the Medicare fiscal intermediaries have, in connection with their retrospective audit process, taken certain positions with respect to certain types of costs, claiming that they are not reimbursable and thus not recoverable by the Company from the Medicare program. These positions are based on interpretations promulgated after the period covered by the cost reports and applied retroactively, on interpretations of cost reimbursement principles that are contrary to the Company's interpretations, or on what the Company believes to be misapplications of specific reimbursement principles, that could not have been foreseen at the time services were rendered and revenue recorded. These positions taken by Medicare auditors are usually determined from Medicare's Notice of Program Reimbursement ("NPR") which typically are not received until two to three years after the services are rendered. In those situations where the Company decides to not challenge an NPR finding, any revenue relating to these costs, as well as the extrapolated impact, if any, on other open costs reporting years, if not written off or provided for earlier, is written off as a revenue reduction at that time. The results of all NPRs are included in the analysis process in calculating net Medicare revenue as described above.

    The Company has received NPRs challenging $11.8 million of costs as of June 30, 1995. There was an additional $13.8 million of costs at June 30, 1995 related to open cost reporting years that are similar to the costs that have been challenged on NPRs. Together these amounts ($25.6 million at June 30, 1995) comprise the total amount the Company considers to be disputed costs. The major cost category in dispute, accounting for approximately half of total disputed costs, is the treatment of certain personnel costs relating to the Company's community liaison positions, which Medicare auditors allege are unreimbursable sales costs; other costs in dispute relate to the cost of physical therapists employed by the Company, the method of allocation of administrative and general costs to branch operations, certain corporate expenses, and cost transfers within branch operations. The amount of disputed costs has increased over the last several years as the Company's operations have grown, Medicare auditors have taken positions to disallow certain costs in certain cost reports as non-reimbursable, and the Company has extrapolated that amount of costs that may be challenged to other unaudited cost reporting years. The normal Medicare administrative appeal process may take several years to resolve these types of disputes.

    The Company disagrees with the positions taken by the Medicare fiscal intermediaries' auditors and the Health Care Financing Administration, and is vigorously pursuing these matters through

                              IN HOME HEALTH, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  MEDICARE COST REIMBURSEMENT (CONTINUED)
administrative and legal channels. The disputed cost analysis process related to the community liaison and physical therapist positions (which comprise 62% of disputed costs) encompassed all of the authoritative, legal and historical sources discussed above. Based on this review the Company believes that the majority of the community liaison costs are probable of recovery, and that a relatively small portion of these costs are not probable of recovery. The Company has established, and is continuing to add to, a reserve for the portion of these costs not considered probable of recovery. Since the reserves have been established, the Company has continued to review whether their level is appropriate. Nothing has occurred in the legal or administrative process which the Company is pursuing concerning the disputes which has caused the Company to conclude that the reserve should be changed. Therefore, no change has been made in the rate of reserve used to record additional reserves on community liaison related costs incurred on an ongoing basis. On the physical therapist issue, the Company believes Medicare has no basis in the regulations for its disallowance of certain costs related to physical therapists employed by the Company, and therefore the Company has not established a reserve for these disputed costs. The Company has filed two suits against the U.S. Department of Health and Human Services ("HHS") and several members of the Blue Cross Association which act as fiscal intermediaries to administer the Medicare program. The two suits related to the community liaison and physical therapist issues discussed above allege that the defendants have unjustly withheld payments that are owed to the Company for services it provided to Medicare beneficiaries from fiscal 1989 through fiscal 1994. Legal opinions have been received on both the community liaison and physical therapist issues from an attorney specializing in Medicare reimbursement issues indicating that it is probable that the Company will prevail in both issues.

    The Company, based on its analysis process, believes that recovery of $5,860,000 of total disputed costs (including the extrapolated impact) may not be probable and, accordingly, has established reserves which totaled that amount as of June 30, 1995. The total reserve, as a percentage of total disputed costs, has decreased from 23.4% at September 30, 1994 to 22.9% at June 30, 1995. This decrease is the result of the Company resolving or changing its practices on certain of the historical issues in dispute that had a low probability of recovery, and therefore, high reserve levels relative to the related disputed costs, so that no additional reserves on these issues were required. In addition, more recent issues adding to the disputed costs have a high probability of recovery in the Company's judgement and therefore, require minimal additions to the reserves. The net amount of disputed costs which the Company believes is probable of recovery has been included in revenues in the respective years in which services were rendered and, to the extent not paid to the Company, is included in accounts receivable. Total accounts receivable (net of reserves) due from Medicare at June 30, 1995 were $27,910,000, including the receivables (net of reserves) for disputed costs of $19,781,000. As of June 30, 1995 the Company had received $4,967,000 in payments from Medicare for disputed costs. Medicare may seek repayment for such amounts and accordingly, the potential liability for repayments is recorded as Accrued Liabilities -- Third Party. The Company believes it is probable that it has not incurred any other liability to repay disputed costs. In view of the expectation that resolution of the disputed costs will not likely be accomplished within the next twelve months, related net receivables of $16,895,000 as of June 30, 1995 have been classified as a non-current asset.

4.  SUBSEQUENT EVENTS
    On May 2, 1995, the Company entered into an agreement to form a strategic partnership with Manor Healthcare Corp. ("Manor Healthcare"), a wholly owned subsidiary of Manor Care, Inc., a national health care and international lodging firm. Pursuant to this partnership, Manor Healthcare will purchase up to 6.4 million common shares from the Company for $3.40 in cash per share. The Company will conduct a cash self-tender for 6.4 million of its shares (40% of outstanding) at $3.40 per share. In addition, Manor Care will invest $20 million in the Company in exchange for voting

                              IN HOME HEALTH, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  SUBSEQUENT EVENTS (CONTINUED)
convertible preferred stock. Manor Healthcare will also receive a three year warrant to purchase an additional 6 million shares of common stock at an exercise price of $3.75 per share. This transaction is subject to, among other conditions, the approval of the Company's shareholders and the completion of the self-tender by the Company.

                                                                      APPENDIX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ------------------------

                     SECURITIES PURCHASE AND SALE AGREEMENT
                                ---------------

                                    BETWEEN

                              IN HOME HEALTH, INC.
                                      AND
                             MANOR HEALTHCARE CORP.

                                ---------------

                      DATED AS OF MAY 2, 1995, AS AMENDED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION                                                                 PAGE
----------------------------------------------------------------------  ----
 1.  Definitions; Certain References .................................    2
       1.1  Definitions ..............................................    2

 2.  Closing .........................................................    4
       2.1  Time and Place of the Closing ............................    4
       2.2  Transactions at the Closing ..............................    4

 3.  Conditions to the Execution of This Agreement ...................    5
            3(a)    Resignation of Directors .........................    5
            3(b)    Installation of New Directors ....................    5
            3(c)    Directors' Resolutions ...........................    5
            3(d)    Opinion of Seller's Counsel ......................    5
            3(e)    Employment Agreements ............................    5

 4.  Conditions to the Closing .......................................    6
       4.1  Conditions Precedent to the Obligations of Each Party ....    6
            4.1(a)  Seller Shareholder Approval ......................    6
            4.1(b)  No Order .........................................    6
            4.1(c)  Hart-Scott-Rodino ................................    6
            4.1(d)  Articles of Incorporation Amendment ..............    6
            4.1(e)  Consents and Permits .............................    6
            4.1(f)  Consummation of the Issuer Self-Tender ...........    6
            4.1(g)  Determination of Finder's Fee ....................    7
            4.1(h)  Lender Consents ..................................    7
       4.2  Conditions Precedent to the Obligations of the
            Purchaser ................................................    7
            4.2(a)  Compliance by the Seller .........................    7
            4.2(b)  No Legal Action ..................................    7
            4.2(c)  Legal Opinion ....................................    7
            4.2(d)  Delivery of the Transaction Documents and
                     Securities, Etc. ................................    8
            4.2(e)  No Material Adverse Effect .......................    8
            4.2(f)  Appointment of Directors .........................    8
       4.3  Conditions Precedent to Obligations of the Seller ........    8
            4.3(a)  Compliance by the Purchaser ......................    8
            4.3(b)  No Legal Action ..................................    8
            4.3(c)  Legal Opinions ...................................    8
            4.3(d)  Delivery of the Transaction Documents, Etc. ......    9

 5.  Representations and Warranties of the Seller ....................    9
       5.1  Organization, Good Standing, Power, Authority, Etc. ......    9
       5.2  Capitalization, Etc. .....................................    9
       5.3  Title to Shares Acquired in Issuer Self-Tender ...........   10
       5.4  Registration Rights ......................................   10
       5.5  Proxy Statement and Issuer Tender Offer Documents; SEC
             Documents ...............................................   10
       5.6  Authority and Qualification of the Seller ................   10
       5.7  No Subsidiaries ..........................................   10
       5.8  No Contravention, Conflict, Breach, Etc. .................   10
       5.9  Consents .................................................   11
       5.10 No Existing Violation, Default, Etc. .....................   11
       5.11 Licenses and Permits .....................................   11
       5.12 Trademarks ...............................................   12
       5.13 Title to Properties ......................................   12
       5.14 Environmental Matters ....................................   12

SECTION                                                                 PAGE
----------------------------------------------------------------------  ----
       5.15 Taxes ....................................................   13
       5.16 Litigation ...............................................   13
       5.17 Labor Matters ............................................   14
       5.18 Contracts ................................................   14
       5.19 Finder's Fees ............................................   14
       5.20 Financial Statements .....................................   14
       5.21 No Material Adverse Change ...............................   14
       5.22 Investment Company .......................................   15
       5.23 Contingent Liabilities ...................................   15
       5.24 No Change of Control Puts ................................   15
       5.25 Exemption from Registration; Restrictions on Offer and
             Sale of Same or Similar Securities ......................   15
       5.26 ERISA ....................................................   15
       5.27 Securities ...............................................   16
       5.28 No Material Misstatement .................................   16
       5.29 Insurance Coverage .......................................   17
       5.30 Third-Party Payment ......................................   17

 6.  Representations and Warranties of the Purchaser .................   18
       6.1  Organization, Good Standing, Power, Authority, Etc. ......   18
       6.2  No Conflicts; No Consents ................................   18
       6.3  Purchase for Investment ..................................   18
       6.4  Financial Statements .....................................   18
       6.5  Finder's Fees ............................................   18
       6.6  Provision of Information .................................   19

 7.  Covenants of the Parties ........................................   19
       7.1  Restriction on Transfer ..................................   19
       7.2  Certificates for Securities, Conversion Shares and Warrant
             Shares to Bear Legends ..................................   19
       7.3  Removal of Legends .......................................   19
       7.4  Pre-Closing Activities ...................................   20
       7.5  Information ..............................................   20
       7.6  Further Assurances .......................................   20
       7.7  Shareholders' Meeting; Proxy Statement and Issuer Tender
             Offer Documents .........................................   20
       7.8  Hart-Scott-Rodino ........................................   21
       7.9  Acquisition Proposals ....................................   21
       7.10 Access ...................................................   21
       7.11 Publicity ................................................   22
       7.12 Reservation of Shares; Compliance with Law upon Issuance
             of Conversion Shares or Warrant Shares; Listing .........   22
       7.13 Conduct of Business by the Seller Pending the Closing ....   22
       7.14 Notice of Certain Events .................................   23
       7.15 Location of Corporate Headquarters .......................   24
       7.16 Continuing Reporting Company .............................   24
       7.17 Scope of Business ........................................   24
       7.18 Employment Agreements ....................................   24
       7.19 Future Arrangements ......................................   24
       7.20 Chief Executive Officer ..................................   25

 8.  Termination .....................................................   25

SECTION                                                                 PAGE
----------------------------------------------------------------------  ----
 9.  Survival of Representations and Warranties ......................   26

10.  Successors and Assigns ..........................................   26

11.  Indemnity .......................................................   26

12.  Miscellaneous ...................................................   27
      12.1  Notices ..................................................   27
      12.2  Expenses .................................................   28
      12.3  Remedies .................................................   28
      12.4  Governing Law; Consent to Jurisdiction; Waiver of Jury
             Trial ...................................................   28
      12.5  Severability; Interpretation .............................   29
      12.6  Headings .................................................   29
      12.7  Entire Agreement .........................................   29
      12.8  Counterparts .............................................   29
      12.9  Modification or Amendment ................................   29
      12.10 Waiver ...................................................   29

Signatures ...........................................................   29

EXHIBITS
--------------------------------------------------------------------------------
A    --   Form of Warrant
B    --   Form of Certificate of Designation of Convertible Preferred Stock
C    --   Articles of Incorporation of the Seller
C-1  --   Form of Articles of Incorporation Amendment
D    --   Employment Agreement for Judy M. Figge
E    --   Employment Agreement for Kenneth J. Figge
F    --   Form of Registration Rights Agreement
G    --   Form of Resolution Adopted by the Directors of the Seller
H    --   Form of Employment Agreement for James J. Lynn
I    --   Form of Opinion of Lindquist & Vennum, counsel to the Seller
J    --   Form of Opinion of Cahill Gordon & Reindel, counsel to the Purchaser
K    --   By-Laws of the Seller
K-1  --   Form of Amendment of the By-Laws of the Seller
L    --   Form of Employment Agreement for Cathy R. Reeves
M    --   Form of Employment Agreement for Margaret L. Maxon

SCHEDULES
------------------------------------------------------------------------------
3(b)    --   Purchaser Director Designees
5.2     --   Capitalization
5.8(a)  --   Compensation and Benefit Plans
5.8(b)  --   Material Contracts
5.9     --   Consents
5.11    --   Licenses
5.12    --   Trademark Exceptions
5.13    --   Material Encumbrances
5.15    --   Taxes
5.16    --   Litigation
5.21    --   Material Adverse Effect
5.29    --   Insurance Policies
5.30    --   Schedules of Medicare and Medicaid Disputes
7.13    --   Conduct of Business Exceptions

                     SECURITIES PURCHASE AND SALE AGREEMENT

    SECURITIES PURCHASE AND SALE AGREEMENT ("AGREEMENT") dated as of May 2, 1995, as amended, between IN HOME HEALTH, INC., a Minnesota corporation (the "SELLER"), and MANOR HEALTHCARE CORP., a Delaware corporation (the "PURCHASER").

    WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller (i) an aggregate of 6,440,000 shares (the "SHARES") of common stock, par value $.01, of the Seller (the "COMMON STOCK"),
(ii) a warrant, in the form of EXHIBIT A attached hereto, to purchase initially an aggregate of 6,000,000 shares of Common Stock (the "WARRANT") and (iii) an aggregate of 200,000 shares of convertible preferred stock having an aggregate liquidation preference of $20,000,000 (the "PREFERRED STOCK"), to be established pursuant to a Certificate of Designation of Convertible Preferred Stock in the form of EXHIBIT B attached hereto, for the consideration and upon the terms and subject to the conditions set forth herein (the purchase of the securities described in (i), (ii) and (iii) above are herein referred to as the "INVESTMENT"); and

    WHEREAS, the Board of Directors of the Seller has determined that the Investment on the terms and conditions contained in this Agreement, and each of the other transactions contemplated herein, are consistent with and in furtherance of the long-term business strategy of the Seller and are fair to, and in the best interests of, the Seller and its shareholders and has approved and adopted this Agreement and each of the other transactions contemplated herein and intends to recommend the approval and adoption of this Agreement and the Investment by the shareholders of the Seller as well as the amendment to the Seller's Articles of Incorporation referred to herein; and

    WHEREAS, the Board of Directors of the Seller duly formed, in accordance with the requirements of Section 302A.673 (Subdivision 1, paragraph (d)) of the Minnesota Business Corporation Act (the "MINNESOTA BCA") and Section 302A.675 (Subdivision 2) of the Minnesota BCA, a committee of disinterested directors (as defined in Section 302A.673 (Subdivision 1, paragraph (d)(3)) of the Minnesota
BCA) (the "COMMITTEE") to evaluate the Investment, this Agreement and the transactions contemplated herein, and said Committee has approved the Investment, this Agreement and the transactions contemplated herein prior to the date hereof for purposes of each of Section 302A.673 (Subdivision 1, paragraph
(a)) and Section 302A.675 (Subdivision 2) of the Minnesota BCA; PROVIDED, HOWEVER, that the Investment, this Agreement and the transactions contemplated herein, including the Issuer Self-Tender (as defined in Section 1.1 hereof), do not constitute a "takeover offer" within the meaning of Section 302A.011 (Subdivision 53) of the Minnesota BCA and that, therefore, the approval of the Investment, this Agreement and the transactions contemplated herein by the Committee as it relates to Section 302A.675 (Subdivision 2) of the Minnesota BCA is not legally required for the provisions of Section 302A.675 (Subdivision 1) of the Minnesota BCA to be inapplicable to the Purchaser; and

    WHEREAS,  (i)   the  Investment,   this  Agreement   and  the   transactions
contemplated herein, including the Issuer SelfTender, do not constitute a "control share acquisition" within the meaning of Section 302A.011 (Subdivision
38) of the Minnesota BCA, (ii) Section 302A.671 of the Minnesota BCA is not applicable to the Investment and the transactions contemplated herein, (iii) upon the Closing, the Purchaser will beneficially own capital stock of the Seller having voting power in the election of directors of over fifty percent (50%) and, therefore, any subsequent purchase of shares of Common Stock by the Purchaser (so long as it shall have continually beneficially owned capital stock of the Seller having voting power in the election of directors of over fifty percent (50%)) will not be subject to Section 302A.671 of the Minnesota BCA and
(iv) if subclauses (i), (ii) and (iii) above were found to be incorrect by a court of competent jurisdiction, the approval by the shareholders of the Seller of this Agreement and the Investment (the "SELLER SHAREHOLDER APPROVAL") shall constitute approval of a control share acquisition of capital stock of the Seller having voting power in the election of directors of over fifty percent (50%) as contemplated by Section 302A.671 (Subdivision 2, paragraph (d)(3)) of the Minnesota BCA, and such approval shall mean that all shares of Preferred Stock and all shares of Common Stock acquired in the Investment, whether, in the case of shares of Common Stock, immediately at the Closing or upon conversion of the Preferred Stock or exercise of the Warrants (including any increase in the number of shares pursuant to the anti-dilution provisions thereof), (i) shall be accorded in the case of the Preferred Stock, the voting rights set forth in the Preferred Stock

Designation and, in the case of the Common Stock, the same voting rights as all other shares of Common Stock, in each case as contemplated by Section 302A.671 (Subdivision 4a, paragraph (a)) of the Minnesota BCA and (ii) shall not be subject to redemption pursuant to Section 302A.671 (Subdivision 6) of the Minnesota BCA.

    NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the Seller and the Purchaser agree as follows:

    1.  DEFINITIONS; CERTAIN REFERENCES.

    1.1 DEFINITIONS. (a) The terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement.

    "ACT" means the Securities Act of 1933, as amended and the rules and regulations thereunder.

    "AFFILIATE" means, with respect to any person or entity, (i) any person or entity that is at the time in question, directly or indirectly, in control of, or controlled by, or under common control with, such person or entity (as the term "control" is defined in Rule 12b-2 under the Exchange Act) and (ii) any person or entity acting in such a manner with such person or entity or any Affiliate thereof as would constitute them a "person" within the meaning of
Section 14(d)(2) of the Exchange Act.

    "ARTICLES OF INCORPORATION" means the articles of incorporation of the Seller on file with the Secretary of State of the State of Minnesota, a true and correct copy of which is attached hereto as Exhibit C.

    "ARTICLES OF INCORPORATION AMENDMENT" means the amendment to Article III of the Articles of Incorporation as set forth in EXHIBIT C-1 attached hereto.

    "CONVERSION SHARES" means the shares of Common Stock issuable or issued upon conversion of the Preferred Stock pursuant to the terms of this Agreement and the Preferred Stock Designation.

    "EMPLOYMENT AGREEMENTS" means, collectively, the employment agreements between the Seller and (i) Judy M. Figge in the form of EXHIBIT D attached hereto, (ii) Kenneth J. Figge in the form of EXHIBIT E attached hereto, (iii) James J. Lynn in the form of EXHIBIT H attached hereto, (iv) Cathy R. Reeves in the form of EXHIBIT L attached hereto and (v) Margaret L. Maxon in the form of EXHIBIT M attached hereto.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

    "ISSUER SELF-TENDER" means the tender offer by the Seller for 6,440,000 shares of the Common Stock pursuant to the Issuer Tender Offer Documents at a purchase price of $3.40 per share net to the sellers thereof in cash.

    "ISSUER TENDER OFFER DOCUMENTS" means all documents required to be filed under the Exchange Act and any applicable state law, including, without limitation, a Schedule 13E-4 filed under the Exchange Act, in connection with the Issuer Self Tender; and "ISSUER TENDER OFFER DOCUMENT" means any one such document.

    "MATERIAL ADVERSE EFFECT" means, with respect to any event, occurrence, failure of event or occurrence, change, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "CIRCUMSTANCE"), individually or taken together with all other circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a reduction in the carrying value of assets or an increase in the carrying value of liabilities of the Seller, a decrease in the Seller's stockholders' equity, the creation or increase of a loss contingency (as that term is defined in Statement of Financial Accounting Standards No. 5), a negative adjustment to the Seller's results of operations historically or prospectively or the reduction in the value of any agreement to the Seller of, in each case, $350,000 or more.

    "PREFERRED STOCK DESIGNATION" means the certificate of designation adopted by the Board of Directors of the Seller designating the Preferred Stock in the form of EXHIBIT B attached hereto.

    "PROXY STATEMENT" means the proxy statement with respect to this Agreement, the Investment, the Articles of Incorporation Amendment and the other transactions contemplated by this Agreement, including pursuant to the other Transaction Documents and the Issuer Tender Offer Documents sent to the holders of the Common Stock in compliance with the Exchange Act, and including the information required by Rule 14f-1 under the Exchange Act, as the same may be amended or supplemented in accordance herewith.

    "REGISTRABLE SECURITIES" means the Shares, the Conversion Shares and the Warrant Shares and any other securities issued or issuable (including as a result of the operation of "anti-dilution adjustment" provisions in the Preferred Stock and the Warrant) with respect to the Shares, the Conversion Shares or the Warrant Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or pursuant to a dividend, distribution or issuance of other assets or securities; PROVIDED, HOWEVER, that a security ceases to be a Registrable Security when it is no longer a Restricted Security.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement covering the Registrable Securities by and between the Seller and the Purchaser in the form of EXHIBIT F attached hereto, as amended, supplemented and modified from time to time in accordance with the terms thereof.

    "RESTRICTED SECURITY" means any Registrable Security until such Registrable Security (i) has been effectively registered under the Act and disposed of by the Purchaser or any other holder in accordance with a registration statement filed under the Act covering such disposition by the Purchaser or such holder or
(ii) is distributed to the public pursuant to Rule 144 under the Act.

    "SEC" means the Securities and Exchange Commission.

    "SEC DOCUMENTS" means all documents filed by the Seller with the SEC.

    "SECURITIES" means the Shares, the Warrant and the Preferred Stock.

    "SUBSIDIARY" means any corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock, or comparable interest) is, at the time, owned, directly or indirectly by the Seller.

    "TRANSACTION DOCUMENTS" means this Agreement, the Employment Agreements, the Preferred Stock Designation, the Registration Rights Agreement and the Warrant.

    "WARRANT SHARES" means the shares of Common Stock issuable or issued upon exercise of the Warrant pursuant to the terms of this Agreement and the Warrant.

    (b) In addition, the following terms shall have the meanings set forth in the Sections set forth below opposite such terms:

DEFINED TERMS                                  SECTION
----------------------------------------  ------------------
Acquisition Proposal....................          7.9
Agreement...............................   First Paragraph
Board Increase..........................          4.1(c)
Closing.................................          2.1
Closing Date............................          2.1
Committee...............................       Recitals
Common Stock............................       Recitals
Compensation and Benefit Plans..........          5.8
Consents................................          4.1(e)
Contracts...............................          5.8
Encumbrances............................          5.3
Environmental Laws......................          5.14
ERISA...................................          5.26
HSR Act.................................          4.1(c)
Indemnified Person......................         11
Investment..............................       Recitals
Licenses................................          5.11
Losses..................................         11
Minnesota BCA...........................       Recitals
Option Plan.............................          5.2
Option Plans............................          5.2
Preferred Stock.........................       Recitals
Programs................................          5.30
Purchase Price..........................          2.2
Purchaser...............................   First Paragraph
Purchaser Indemnified Matter............         11
Purchaser Indemnified Person............         11
Representatives.........................          7.10
Seller..................................   First Paragraph
Seller Indemnified Matter...............         11
Seller Indemnified Person...............         11
Seller Shareholder Approval.............       Recitals
Shares..................................       Recitals
Stock Options...........................          5.2
Trademarks..............................          5.12
Warrant.................................       Recitals

    2.  CLOSING.

    2.1  TIME AND PLACE OF THE  CLOSING.  The transactions described in  Section
2.2 shall occur at a closing (the "CLOSING") which shall take place at the offices of Lindquist & Vennum, 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota on the second business day following the first date on which all of the conditions to Closing set forth in Section 4 (other than the conditions set forth in Sections 4.2(c), (d)(i)-(iii) and (f) and 4.3(c) and
(d), which shall be satisfied at the Closing) hereof have first been satisfied or waived in accordance with the terms of this Agreement, or at such other place and time as the Seller and the Purchaser shall agree upon. The "CLOSING DATE" shall be the date the Closing occurs.

    2.2 TRANSACTIONS AT THE CLOSING. At the Closing, subject to the terms and conditions of this Agreement, the Seller shall issue and sell to the Purchaser, and the Purchaser shall purchase, the

Securities. The purchase price for the Securities (the "PURCHASE PRICE") shall, subject to Section 4.1(f), aggregate $41,896,000, which is comprised of (i) $20,000,000 for the Preferred Stock and the Warrant and (ii) $21,896,000 for the Shares. At the Closing, the Seller shall deliver to the Purchaser (i) a certificate or certificates for the Shares, (ii) a certificate for the Warrant and (iii) a certificate or certificates for the Preferred Stock, each in the names, amounts and denominations previously provided to the Seller by the Purchaser against payment by the Purchaser of the Purchase Price by wire transfer at the Closing of federal (same day) funds to an account designated by the Seller.

    3. CONDITIONS TO THE EXECUTION OF THIS AGREEMENT. This Agreement shall not be executed until the following conditions are satisfied (unless expressly waived in writing by the Purchaser):

        (a) RESIGNATION OF DIRECTORS. The Seller shall have provided to the Purchaser letters of resignation, addressed to the Seller (and expressly providing that the Purchaser may rely on such letters) in form and substance satisfactory to the Purchaser and effective immediately upon consummation of the Closing, from S. Marcus Finkle and Sheldon Lieberbaum, each of whom is a member of the current Board of Directors of the Seller.

        (b) INSTALLATION OF NEW DIRECTORS. The Purchaser shall have received resolutions of the Board of Directors of the Seller in the form of EXHIBIT G attached hereto to the effect that each of them will take any action necessary to effect the appointment to the Board of Directors of the Seller, immediately upon consummation of the Closing, of the four nominees of the Purchaser specified on SCHEDULE 3(B) attached hereto or for such other nominees in lieu of any thereof as may otherwise be specified by the Purchaser in writing prior to the Closing Date and agreed to by the Seller, and to the effect that such resolution shall not be rescinded, modified or waived without the prior written approval of the Purchaser.

        (c) DIRECTORS' RESOLUTIONS. The Purchaser shall have received resolutions of the Board of Directors of the Seller, certified by the Secretary of the Seller, in form and substance satisfactory to the Purchaser and evidencing (i) the due authorization of the execution and delivery of this Agreement and the other Transaction Documents, the Investment, the issuance of the Securities, the Conversion Shares and the Warrant Shares and the transactions contemplated hereby and thereby, and (ii) approval of the Articles of Incorporation Amendment, the increase of the size of the Seller's Board of Directors to seven members effective on the Closing Date (the "BOARD INCREASE"), and the amendment of the by-laws of the Seller in the form of EXHIBIT K-1 attached hereto. The Purchaser shall also have received certified resolutions of the Committee in form and substance satisfactory to the Purchaser evidencing the due authorization of this Agreement and the Investment.

        (d) OPINION OF SELLER'S COUNSEL. The Purchaser shall have received an opinion of Lindquist & Vennum, counsel for the Seller, addressed to the Purchaser and in form and substance satisfactory to the Purchaser (i) to the effect of subclauses (i), (ii) and (iii) in the final Recital of this Agreement, and as to the accuracy of subclause (iv) of such Recital, (ii) to the effect that the approval of the shareholders pursuant to the Proxy Statement of the Seller of the Articles of Incorporation Amendment shall, upon the filing of an appropriate amend-ment to the Articles of Incorporation, effectuate the Articles of Incorporation Amendment, (iii) as to the approval and authorization by the Board of Directors of this Agreement and the other Transaction Documents, the Investment, the issuance of the Securities, the Issuer Self-Tender and the related transactions contemplated herein (subject to obtaining the Seller Shareholder Approval),
    (iv) as to the Board Increase on the Closing Date and (v) as to the approval of this Agreement and the Investment by the Committee and to the effect that such approval shall have the legal effect described in the penultimate Recital of this Agreement.

        (e)   EMPLOYMENT  AGREEMENTS.   The Employment  Agreements set  forth as
    Exhibits D and E attached hereto shall have been executed concurrently with the execution of this Agreement.

    4.  CONDITIONS TO THE CLOSING.

    4.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the Purchaser and the Seller to be discharged under this Agreement on or prior to the Closing Date are subject to satisfaction of the following conditions at or prior to the Closing Date (unless expressly waived in writing by the Purchaser and the Seller, to the extent permitted by applicable law, at or prior to the Closing Date):

        (a) SELLER SHAREHOLDER APPROVAL. This Agreement, the Investment, the Articles of Incorporation Amendment and an amendment to the Company's 1995 Stock Option Plan shall have been approved and adopted by the requisite vote of the shareholders of the Seller in accordance with all state and federal law, including the Minnesota BCA, and such approval shall (i) constitute the Seller Shareholder Approval having the legal effects described in the final Recital of this Agreement, (ii) satisfy the shareholder approval requirements of the Nasdaq National Market and (iii) subject to filing of an appropriate amendment to the Articles of Incorporation, effectuate the Articles of Incorporation Amendment.

        (b) NO ORDER. No governmental or regulatory authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Investment or the other transactions contemplated hereby or any portion of it illegal or otherwise prohibiting consummation of all or any portion of the Investment or the other transactions contemplated hereby or which has the effect of placing any limitations or restrictions (other than those contemplated by Section 7.1 hereof) on the ability of the Purchaser to (i) vote, dispose of, retain or otherwise act in respect of any of the Securities, the Conversion Shares or the Warrant Shares (other than restrictions imposed by the federal and state securities laws) or (ii) enter into any arrangement or transaction with the Seller or any of its subsidiaries after the acquisition of the Securities, the Conversion Shares or the Warrant Shares.

        (c) HART-SCOTT-RODINO. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

        (d) ARTICLES OF INCORPORATION AMENDMENT. An amendment to the Articles of Incorporation of the Seller that satisfies the requirements of Minnesota law effectuating the Articles of Incorporation Amendment shall have been filed by the Seller with the Secretary of State of the State of Minnesota and become effective on the Closing Date.

        (e) CONSENTS AND PERMITS. The Seller shall have received all consents, approvals, authorizations, orders, registrations, filings or qualifications ("CONSENTS") of or with any (A) court or (B) governmental agency or body or
    (C) other third party (whether acting in an individual, fiduciary or other capacity) identified on SCHEDULE 5.9 attached hereto as necessary to be obtained or made prior to the Closing Date in connection with the transactions contemplated by this Agreement and the other Transaction Documents, the Proxy Statement and the Issuer Tender Offer Documents, including the issuance and sale of the Securities to the Purchaser, and shall have provided the Purchaser evidence of the same in form and substance satisfactory to the Purchaser.

        (f) CONSUMMATION OF THE ISSUER SELF-TENDER. The Seller shall have, with the Purchaser's prior written consent (which may not be withheld if all other conditions to the Closing shall have been satisfied or validly waived), accepted for purchase in the Issuer Self-Tender pursuant to the Issuer Tender Offer Documents (without any waiver or modification of any condition contained therein (unless expressly consented to in writing by the Purchaser in its discretion)) an aggregate of 6,440,000 shares of Common Stock at a cash purchase price of $3.40 per share; PROVIDED, HOWEVER, that in the event that an amount of shares of Common Stock less than or greater than

    6,440,000 shares shall have been tendered in the Issuer Self-Tender, the Purchaser and the Seller shall mutually determine and agree upon whether the Seller shall accept for purchase such lesser amount of shares of Common Stock or any portion of the amount of shares of Common Stock in excess of 6,440,000 shares (in addition to the 6,440,000 shares) at a cash purchase price of $3.40 per share in the Issuer Self-Tender, whereupon at the Closing the Purchaser shall pay to the Seller in accordance with Section 2.2 an amount equal to the aggregate cash consideration to be paid by the Seller in the Issuer Self-Tender in lieu of the amount provided for in clause (ii) of the second sentence of Section 2.2, and the aggregate Purchase Price for the Securities referred to in such sentence shall be similarly adjusted so that such aggregate Purchase Price will equal the sum of $20,000,000 plus the amount to be paid at Closing in accordance with this proviso. Upon any agreed upon determination by the Purchaser and the Seller in accordance with the proviso in the preceding sentence, the Seller shall make appropriate changes to the Issuer Tender Offer Documents and extend the Issuer Self-Tender for the period required by applicable law. The Purchaser and the Seller agree that the tendering of at least 5,635,000 shares of Common Stock in the Issuer Self-Tender shall be sufficient to permit them to make the mutual determination and agreement contemplated by the proviso in the second preceding sentence.

        (g) DETERMINATION OF FINDER'S FEE. The aggregate fee payable to Hambrecht & Quist Incorporated referred to in Section 5.19 shall have been determined and agreed to by Hambrecht & Quist Incorporated and such fee shall be satisfactory to each of the Purchaser and the Seller.

        (h) LENDER CONSENTS. Manor Care, Inc. and the Purchaser shall have obtained the consent of its lenders under that certain Competitive Advance and Multi-Currency Revolving Credit Facility Agreement dated as of November 30, 1994 to a waiver of (i) the applicability of the covenants therein to the Seller and (ii) any requirement that the Seller provide a guaranty of the obligations under said credit facility.

    4.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to be discharged under this Agreement on or prior to the Closing Date are subject to satisfaction of the following conditions at or prior to the Closing Date (unless expressly waived in writing by the Purchaser, to the extent permitted by applicable law, at or prior to the Closing
Date):

        (a) COMPLIANCE BY THE SELLER. All of the terms, covenants and conditions of this Agreement and the other Transaction Documents to be complied with and performed by the Seller at or prior to the Closing Date shall have been complied with and performed by it, and the representations and warranties made by the Seller in this Agreement and in the other Transaction Documents and in all exhibits, schedules, appendices and attachments to any thereof shall be true and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

        (b)    NO  LEGAL  ACTION.    No  action,  suit,  investigation  or other
    proceeding that (i) relates to the transactions contemplated by this Agreement or any other Transaction Document or by the Proxy Statement or the Issuer Tender Offer Documents or (ii) could reasonably be expected to have a Material Adverse Effect shall have been instituted before any court or instituted or, to the knowledge of the Purchaser, threatened by any governmental body which presents a risk, in the judgment of the Purchaser, of a limitation on, or restraint or prohibition of, the transactions contemplated by this Agreement, any other Transaction Document, the Proxy
    Statement or the Issuer Tender Offer Documents or of the obtaining of damages or other relief in connection therewith by the Purchaser.

        (c) LEGAL OPINION. The Purchaser shall have received at and as of the Closing Date a legal opinion of Lindquist & Vennum, counsel for the Seller, dated the Closing Date addressed to the Purchaser and in form and substance satisfactory to the Purchaser, substantially in the form of EXHIBIT I attached hereto.

        (d)  DELIVERY OF THE TRANSACTION DOCUMENTS AND SECURITIES, ETC.

           (i) The Seller shall have duly authorized, executed and delivered each of the Transaction Documents (other than this Agreement).

           (ii) The Seller shall have duly authorized, issued and delivered the Securities.

          (iii) The Seller shall have executed and delivered all such other documents and certificates as the Purchaser shall reasonably request, evidencing to the reasonable satisfaction of the Purchaser and its counsel such matters as the taking of all necessary corporate action by the Seller in order to consummate the transactions to be consummated by the Seller contemplated by the Transaction Documents, the Proxy Statement and the Issuer Tender Offer Documents.

          (iv) The letters, the resolutions, legal opinion and Employment Agreements attached as Exhibits D and E hereto referred to in Section 3 hereto shall not have been rescinded, modified or waived and shall remain in full force and effect at the Closing Date.

        (e) NO MATERIAL ADVERSE EFFECT. There shall not have occurred, since September 30, 1994, any event, condition, change, occurrence or circumstance, which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and the Purchaser shall have received a certificate signed by each of the Seller's chief executive officer and chief financial officer (in their capacity as officers of the Seller and not personally), dated the Closing Date, to the same effect as well as certificates of the treasurer, controller and chief operating officer (in their capacity as officers of the Seller and not personally) of the Seller, dated the Closing Date, to the same effect with respect to their respective areas of responsibility.

        (f)  APPOINTMENT OF DIRECTORS.   There shall have been appointed to  the
    Board of Directors of the Seller, effective on the Closing Date, four Directors chosen by the Purchaser in accordance with Section 3(b) hereof.

    4.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to be discharged under this Agreement at or prior to the Closing Date are subject to satisfaction of the following conditions at or prior to the Closing Date (unless waived by the Seller, to the extent permitted by applicable law, at or prior to the Closing Date):

        (a) COMPLIANCE BY THE PURCHASER. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser at or prior to the Closing shall have been complied with and performed by it, and the representations and warranties made by the Purchaser in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

        (b) NO LEGAL ACTION. No action, suit, investigation or other proceeding that relates to the transactions contemplated by this Agreement and the other Transaction Documents, the Proxy Statement or the Issuer Tender Offer Documents shall have been instituted before any court or instituted or, to the knowledge of the Seller, threatened by any governmental body which presents a risk, in the judgment of the Seller, of a limitation on, or restraint or prohibition of, the transactions contemplated by this Agreement, the other Transaction Documents, the Proxy Statement or the Issuer Tender Offer Documents or of the obtaining of damages or other relief in connection therewith.

        (c) LEGAL OPINIONS. The Seller shall have received at and as of such Closing Date legal opinions of Cahill Gordon & Reindel, counsel for the Purchaser, and the General Counsel of Manor Care, Inc., dated the Closing Date addressed to the Seller and in form and substance satisfactory to the Seller, substantially in the form of EXHIBIT J attached hereto.

        (d)  DELIVERY OF THE TRANSACTION DOCUMENTS, ETC.

           (i) The Purchaser shall have duly authorized, executed and delivered each of the Transaction Documents (other than this Agreement) to which the Purchaser is a party.

           (ii) The Purchaser shall have executed and delivered all such other documents and certificates as the Seller shall reasonably request, evidencing to the reasonable satisfaction of the Seller and its counsel such matters as the taking of all necessary corporate action by the Purchaser in order to consummate the transactions to be consummated by the Purchaser contemplated by the Transaction Documents.

    5.   REPRESENTATIONS  AND WARRANTIES  OF  THE  SELLER.   The  Seller  hereby
represents and warrants to the Purchaser on and as of the date hereof and on and as of the Closing Date as follows:

    5.1 ORGANIZATION, GOOD STANDING, POWER, AUTHORITY, ETC. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has the full corporate power and authority to execute and deliver this Agreement and each other Transaction Document and, subject to obtaining Seller Shareholder Approval, to perform in a full and timely manner each of its obligations hereunder and thereunder and in respect of the Issuer Self-Tender. The Seller has taken all action required by law, its Articles of Incorporation, its by-laws or otherwise required to be taken by it to authorize the execution, delivery and, subject to obtaining Seller Shareholder Approval, performance by it of this Agreement and each other Transaction Document and in respect of the Issuer Self-Tender. This Agreement has been duly executed and is, and upon execution and delivery thereof at the Closing each of the other Transaction Documents will be, a valid and binding obligation of the Seller. True and complete copies of the Articles of Incorporation and the by-laws of the Seller are attached hereto as EXHIBIT C and EXHIBIT K, respectively. No amendments to the Articles of Incorporation or by-laws of the Seller have been authorized other than the Articles of Incorporation Amendment (subject to approval of the shareholders of the Seller) and the amendment to the by-laws set forth as EXHIBIT K-1 attached hereto (which has been adopted by the Board of Directors of the Seller to become effective at the Closing).

    5.2 CAPITALIZATION, ETC. (a) The authorized capital stock of the Seller consists of (i) 40,000,000 shares of Common Stock, of which as of the date of this Agreement (1) 16,073,819 shares were issued and outstanding and (2) 1,803,850 shares were reserved for future issuance pursuant to outstanding stock options ("STOCK OPTIONS") granted pursuant to the Seller's Stock Option Plan of 1987, as amended, 1995 Stock Option Plan and Employee Stock Purchase Plan (collectively, the "OPTION PLANS" and individually, an "OPTION PLAN"), and such number includes 96,000 shares reserved for issuance upon exercise of warrants to purchase the Seller's Common Stock at an exercise price of $6.00 per share and which expire in January 1996; and (ii) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding. The Seller has no treasury shares. Except as described in SCHEDULE 5.2 attached hereto, as of the date of this Agreement, no shares of capital stock of the Seller are reserved for any purpose. All outstanding shares of capital stock of, or other equity interests in, the Seller have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Seller subject to) any preemptive or similar rights created by statute, the charter or bylaws of the Seller, or any agreement to which the Seller is a party or bound.

    (b) Except as set forth in SCHEDULE 5.2 attached hereto, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Seller is a party relating to the issued or unissued capital stock of the Seller or obligating the Seller to grant, issue or sell any shares of the capital stock of the Seller, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of the Seller to (i) repurchase, redeem or otherwise acquire any shares of Common Stock (other than through the Issuer Self-Tender); or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. The Seller (x) does not directly or indirectly own, (y) has no agreements to purchase or otherwise acquire and

(z) does not hold any interest convertible into or exchangeable or exercisable for, any capital stock of or other equity interest in any corporation, partnership, joint venture or other business association or entity. Except as disclosed on Schedule 5.8(a) attached hereto, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Seller. There are no voting trusts, proxies or other agreements or understandings to which the Seller is a party or by which the Seller is bound with respect to the voting of any shares of capital stock of the Seller.

    (c) The Seller has delivered to the Purchaser complete and correct copies of each of the Option Plans, including all amendments thereto. SCHEDULE 5.2 attached hereto sets forth a complete and correct list of all outstanding options setting forth (i) the exercise price of each outstanding Stock Option,
(ii) the number of Stock Options exercisable, and (iii) a general description of the vesting schedules of the Stock Options. SCHEDULE 5.2 attached hereto sets forth a complete and correct list of all restricted stock awards including the recipients and the number of shares received or to be received by each.

    5.3 TITLE TO SHARES ACQUIRED IN ISSUER SELF-TENDER. Upon consummation of the Issuer Self-Tender, the Seller will be the lawful beneficial owner of all the shares of Common Stock acquired upon consummation of the Issuer Self-Tender, free and clear of all liens, claims, charges, encumbrances, restrictions, rights and options to purchase, voting trusts or agreements, calls and commitments of any kind (collectively, "ENCUMBRANCES").

    5.4 REGISTRATION RIGHTS. The Purchaser shall, by virtue of its purchase of Securities hereunder or conversion of the Preferred Stock for Conversion Shares or exercise of the Warrant for Warrant Shares, be a holder of Registrable Securities, as defined in the Registration Rights Agreement, and be entitled to the rights of such a holder under such Registration Rights Agreement.

    5.5 PROXY STATEMENT AND ISSUER TENDER OFFER DOCUMENTS; SEC DOCUMENTS. Each of the Proxy Statement and each Issuer Tender Offer Document will comply in all material respects with the Exchange Act. None of the Proxy Statement or any Issuer Tender Offer Document will include any untrue statement of a material fact or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each SEC Document, as of the date of its filing with the SEC, complied as to form in all material respects with the requirements of the Act and Exchange Act and did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    5.6 AUTHORITY AND QUALIFICATION OF THE SELLER. The Seller has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents, the Proxy Statement and the Issuer Tender Offer Documents and as currently owned, leased or conducted. The Seller is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not, singly or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect.

    5.7  NO SUBSIDIARIES.  The Seller has no Subsidiaries.

    5.8 NO CONTRAVENTION, CONFLICT, BREACH, ETC. The execution, delivery and performance of each Transaction Document by the Seller and the consummation of the transactions herein and therein contemplated to be performed by the Seller, and the consummation of the Issuer Self-Tender, do not and will not constitute or result in (1) a breach or violation of, or a default under, the Articles of Incorporation or by-laws of the Seller, (2) a breach or violation of, a default under or an event triggering any payment or other obligation pursuant to, any of the Seller's existing bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, stock appreciation rights, all employment or severance contracts, and all similar arrangements of the Seller (the "COMPENSATION AND BENEFIT PLANS") or any grant or award made under any of the foregoing, (3) a breach, violation or event triggering a right of termination of, or a default under, or the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") of the Seller or any law, rule, ordinance or regulation or judgment, decree, order or award to which the Seller is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which the Seller conducts any of its business, or (4) any other change in the rights or obligations of any party under any of the Seller's Contracts. Set forth on SCHEDULE 5.8(A) attached hereto is a true and complete list of all Compensation and Benefit Plans. Set forth on SCHEDULE 5.8(B) attached hereto is a true and complete list of all Contracts having a value or imposing remaining obligations on the Seller of at least $150,000.

    5.9 CONSENTS. Except as required by the HSR Act and the Seller Shareholder Approval, no Consent of or with any (A) court or (B) government agency or body or (C) other third party (whether acting in an individual, fiduciary or other capacity) is required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Proxy Statement or the Issuer Tender Offer Documents to be performed by the Seller, except (1) such as have been obtained and made and are in full force and effect or such others as will be obtained or made prior to the Closing (all of which consents, approvals, etc. are described in SCHEDULE 5.9 attached hereto) and (2) such as may be required under the Act and state securities laws in connection with the performance by the Seller of its obligations under the Registration Rights Agreement.

    5.10 NO EXISTING VIOLATION, DEFAULT, ETC. The Seller is not in violation of (A) its Articles of Incorporation or by-laws or (B) any applicable law, ordinance, administrative or governmental rule or regulation (except for any violations, singly or in the aggregate, which do not have a Material Adverse Effect and except as set forth on SCHEDULE 5.30 attached hereto) or (C) any order, decree or judgment of any court of governmental agency or body having jurisdiction over the Seller. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Seller of the transactions contemplated by any Transaction Document, the Proxy Statement or the Issuer Tender Offer Documents, will exist, under any Contract or any lease, permit, license or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the properties, assets or operations of the Seller is subject (except for any events of default or other defaults which, singly or in the aggregate, do not have a Material Adverse Effect). The Seller has appropriate policies in effect requiring that each employee of the Seller be instructed and directed as to the scope of any medical License that the Seller is permitted to provide services under and, to the best knowledge of the Seller, there are no material violations of such policies by any employee of the Seller.

    5.11 LICENSES AND PERMITS. The Seller has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("LICENSES") as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the SEC Documents, the Proxy Statement and the Issuer Tender Offer Documents and as presently conducted and all such Licenses are valid and in full force and effect, other than any failure to have any such License or any failure of any such License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect. The Seller is in compliance with its obligations under such Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, reasonably be expected to have a Material Adverse Effect. The Seller has no knowledge of any facts or circumstances that could result in an inability of the Seller to renew any License. Neither the execution and delivery by the Seller of any of the Transaction Documents nor the consummation of any of the transactions contemplated herein or therein (including the conversion of the Preferred Stock and the exercise of the Warrant) will result in any revocation or termination of any License or any requirement that the Purchaser be licensed in respect of any of the Seller's Licenses. Set forth on SCHEDULE 5.11 attached hereto is a true and complete list of all Licenses held by the Seller and the expiration date of each such License.

    5.12 TRADEMARKS. Except as set forth on SCHEDULE 5.12 attached hereto, the Seller owns or has obtained valid licenses for all trademarks, trademark registrations and trade names described in the SEC Documents, Proxy Statement and Issuer Tender Offer Documents as being owned, licensed or used by the Seller or that are necessary for the conduct of its business as described in the SEC Documents, Proxy Statement and Issuer Tender Offer Documents (collectively, "TRADEMARKS"), other than any such Trademark the failure of which to own or obtain as would not, singly or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect and the Seller is not aware, after due inquiry, of any claim to the contrary or any challenge by any third party to the rights of the Seller with respect to any such Trademarks or to the validity or scope of any such Trademarks, which claims or challenges would, singly or in the aggregate with all other claims or challenges, reasonably be expected to have a Material Adverse Effect; and the Seller does not have any claim against a third party with respect to the infringement by such third party of any such Trademarks, which infringements would, singly or in the aggregate with all such other infringements, reasonably be expected to have a Material Adverse Effect.

    5.13 TITLE TO PROPERTIES. The Seller has good and marketable title to all properties (real and personal) owned by the Seller which are necessary for the conduct of the business of the Seller as set forth in the SEC Documents, the Proxy Statement and the Issuer Tender Offer Documents and as currently conducted free and clear of any mortgage, pledge, lien, security interest, claim or encumbrance of any kind that would, except to the extent described on SCHEDULE
5.13 attached hereto, materially interfere with the conduct of the business of the Seller, and all properties held under lease by the Seller are held under valid, subsisting and enforceable leases, other than any failure of any such lease to be valid, subsisting or enforceable as would not, singly or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect.

    5.14 ENVIRONMENTAL MATTERS. (a) The properties, assets and operations of the Seller are in full compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of the natural environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (collectively, "ENVIRONMENTAL LAWS"), other than any such failure to be in compliance as would not, singly or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that, as to the handling, disposal, transportation or release of hazardous materials by persons other than the Seller, the foregoing representation is subject to the knowledge of the Seller. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Seller that may interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws, other than any such interference or prevention as would not, singly or in the aggregate with any such other interference or prevention, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Seller, it is not the operator of any underground storage tanks (as defined below) located upon and/or serve any of the Seller's premises. "Underground storage tank" for the purposes of this Agreement shall mean any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of hazardous materials, the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is ten percent (10%) or more below the ground. The term "HAZARDOUS MATERIALS" shall mean those substances, including any medical wastes, that are regulated by or form the basis for liability under any applicable Environmental Laws.

    (b) The Seller is not, to the best of Seller's knowledge, the subject of any federal, state, local or foreign investigation, and the Seller has not received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), nor entered into any negotiations or agreements with any third party, relating to any liability or remedial action or potential liability or remedial action under Environmental Laws, nor are there any pending, anticipated or, to the best knowledge of the Seller, threatened actions, suits or proceedings against or affecting the Seller or its properties, assets or operations, in connection with any such Environmental Laws.

    5.15 TAXES. For purposes of this Section 5.15, "TAX" or "TAXES" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable tax law), and also including all interest, penalties and additions imposed with respect to such amounts. Except for liabilities and penalties which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and except as set forth on SCHEDULE 5.15 attached hereto, (i) all tax returns, statements, reports and forms (including estimated tax returns and reports) required to be filed with any taxing authority by or on behalf of the Seller (collectively, the "RETURNS") have been or will be filed when due in accordance with all applicable laws except where failure so to file would not subject the Seller to liabilities or penalties; (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Seller and any other information required to be shown therein;
(iii) the Seller has timely paid, withheld or made provision for all taxes shown as due and payable on the Returns that have been filed; (iv) the Seller has made or will on or before the Closing Date make provision for all taxes payable by the Seller for any tax period (or portion thereof) ending on or before the Closing Date for which no Return has yet been filed; (v) the charges, accruals and reserves for taxes with respect to the Seller for any tax period (or portion thereof) ending on or before the Closing Date reflected on the books of the Seller are adequate to cover such taxes; (vi) all Returns have been filed with respect to taxable years of the Seller through the taxable years ended September 30, 1994; (vii) the Seller is not delinquent in the payment of any tax or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (viii) the Seller (or any member of any affiliated or combined group of which the Seller is or has been a member) has not granted any extension or waiver of the limitation period applicable to any Returns; (ix) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Seller of which the Seller is aware in respect of any tax or assessment; and (x) there are no liens for taxes upon the assets of the Seller except liens for current taxes not yet due. References to the Seller in this Section 5.15 shall be deemed to include references to any former Subsidiaries of the Seller at the time such were Subsidiaries of the Seller.

    5.16 LITIGATION. Except as set forth on SCHEDULE 5.16 attached hereto, there are no pending actions, suits, proceedings or investigations by, against or affecting the Seller or any of its properties, assets or operations, or with respect to which the Seller is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in the SEC Documents filed prior to the date of this Agreement which are not so described. No pending or, to the knowledge of the Seller, threatened actions, suits, proceedings or investigations by, against or affecting the Seller or any of its properties, assets or operations, or with respect to which the Seller is responsible by way of indemnity or otherwise, whether or not disclosed in such SEC Documents, (x) would, except as set forth on SCHEDULE 5.16 attached hereto, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have a Material Adverse Effect, or (y) could adversely affect the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document or in respect of the Issuer Self-Tender; and, to the best knowledge of the Seller after due inquiry, no such actions, suits, proceedings or investigations are threatened or contemplated and there is no reasonable basis, to the best knowledge of the Seller after due inquiry, for any such action, suit, proceeding or investigation whether or not threatened or contemplated. The Seller has previously disclosed to the Purchaser all claims known to it for medical malpractice, if any, to which the Seller is subject.

    5.17 LABOR MATTERS. No labor disturbance by the employees of the Seller exists or, to the knowledge of the Seller, is threatened. The Seller is not a party to any collective bargaining agreements or similar agreements or arrangements with any labor organization or labor representative. To the best of the Seller's knowledge, no union organizing activities with respect to any of the Seller's employees are occurring or threatened.

    5.18 CONTRACTS. All of the Seller's material contracts that are required to be described in the SEC Documents, the Proxy Statement or the Issuer Tender Offer Documents, or to be filed as exhibits thereto, are in full force and effect. Neither the Seller nor, to the best knowledge of the Seller, any other party is in breach of or default under any such contracts except for such breaches and defaults by parties other than the Seller which, singly or in the aggregate, have not had and would not have a Material Adverse Effect.

    5.19 FINDER'S FEES. No broker, finder or other party is entitled to receive from the Seller any investment banking fee, financial advisory fee, dealer manager fee, finder's fee, brokerage fee, proxy or other solicitation fee, success fee, or any other fee, commission, payment, indemnity or expense reimbursement or other consideration as a result of the transactions contemplated by this Agreement, the Proxy Statement or the Issuer Tender Offer Documents, except that the Seller has agreed to pay Hambrecht & Quist Incorporated certain fees.

    5.20 FINANCIAL STATEMENTS. The audited consolidated financial statements and related schedules and notes included in the SEC Documents, and to be included in the Proxy Statement and the Issuer Tender Offer Documents, comply and, in the case of the Proxy Statement and the Issuer Tender Offer Documents, will comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and fairly present the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Seller at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents, and to be included in the Proxy Statement and the Issuer Tender Offer Documents, present and will present fairly the consolidated financial condition, results of operations and cash flows of the Seller at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been and will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and have been and will have been prepared on a basis substantially consistent with that of the audited financial statements referred to above except as otherwise stated therein. No additional adjustment to the recorded book value of the Seller's consolidated assets as reflected on its December 31, 1994 balance sheet is necessary or appropriate.

    5.21 NO MATERIAL ADVERSE CHANGE. (a) Except as set forth on SCHEDULE 5.21 attached hereto, since September 30, 1994 (i) the Seller has conducted its business in the ordinary course and has not incurred any material liability or obligation (indirect, direct or contingent) or entered into any material oral or written agreement or other transaction that is not in the ordinary course of business (other than the Transaction Documents and the Issuer Self-Tender) or that could reasonably be expected to result in any Material Adverse Effect; (ii) the Seller has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of the Seller, no change in the capital stock of the Seller and no dividend or distribution of any kind declared, paid or made by the Seller on any class of its capital stock; (iv) there has been no event or condition which has caused a Material Adverse Effect, nor any development, occurrence or state of facts or circumstances that could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (v) there has been no amendment, modification or supplement to any material term of any Contract required to be identified on SCHEDULE 5.8(B) attached hereto or any equity security; and (vi) there has been no material change by the Seller in accounting principles, practices or methods.

    (b) Since September 30, 1994, other than in the ordinary course of business consistent with past practice and other than the Employment Agreements, there has not been any increase in the compensation or other benefits payable, or which could become payable, by the Seller, to its officers or key employees, or any amendment of any of the Compensation and Benefit Plans.

    5.22 INVESTMENT COMPANY. The Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    5.23 CONTINGENT LIABILITIES. Except as fully reflected or reserved against in the financial statements included in the SEC Documents filed immediately prior to the date of this Agreement, or disclosed in the footnotes contained in such financial statements, the Seller had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were material either individually or in the aggregate to the Seller.

    5.24 NO CHANGE OF CONTROL PUTS. Neither the execution and delivery by the Seller of any of the Transaction Documents (including this Agreement) nor the consummation of any of the transactions contemplated thereunder or hereunder including the conversion of the Preferred Stock and/or the exercise of the Warrant, nor the consummation of the Issuer Self-Tender, gives rise to any obligation of the Seller to, or any right of any holder of any security of the Seller to, require the Seller to, purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

    5.25 EXEMPTION FROM REGISTRATION; RESTRICTIONS ON OFFER AND SALE OF SAME OR SIMILAR SECURITIES. Assuming the representations and warranties of the Purchaser set forth in Section 6.3 are true and correct, the offer and sale of the Securities made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither the Seller nor any person acting on behalf of the Seller has, in connection with the offering of the Securities, engaged in
(A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (B) any manner involving a public offering within the meaning of Section 4(2) of the Act, or (C) any action which would require the registration of the offering and sale of the Securities pursuant to this Agreement under the Act or which would violate applicable state securities or "blue sky" laws. The Seller will not, directly or indirectly, make any offer or sale of Securities or of securities of the same or a similar class as the Securities if as a result the offer and sale of Securities contemplated hereby could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "OFFER" and "SALE" have the meanings specified in Section 2(3) of the Act.

    5.26 ERISA. Except as listed in SCHEDULE 5.8(A) attached hereto, neither the Seller nor any of its ERISA Affiliates maintains or sponsors, nor is it required to make contributions to nor does it otherwise have any liability with respect to, any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock purchase, performance share, bonus or other incentive plan, severance plan, health or group insurance plan, welfare plan or other similar plan, agreement, or policy, whether or not such plan is intended to be qualified under Section 401(a) of the Code, including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA (the "Plans"). The Seller and its ERISA Affiliates are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "CODE") and all other applicable statutes and governmental rules and regulations with respect to the Plans. To the best knowledge of the Seller, after due inquiry, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Plan. Neither the Seller nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under or pursuant to Title IV of ERISA. Except for the Supplemental Executive Retirement Plan listed on SCHEDULE 5.8(A) attached hereto, each Pension Plan is intended to qualify under Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service as to such qualification that addresses plan provisions required by the Tax Reform Act of 1986 and have been amended to comply with subsequent federal income tax legislation (other than P.L. 103-465), and with respect to each such Pension Plan intended to be so qualified, Seller is not aware of any event or condition which would cause such Pension Plan to fail to be so qualified. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which could result in material liability to the Seller. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits (except as contemplated in the Employment Agreements) or accelerate the vesting or timing of payment of any benefits or compensation (except as contemplated in the Employment Agreements) payable to or in respect of any employee of the Seller. The transactions contemplated by this Agreement will not result in any "parachute payments" (within the meaning of Section 280G(b) of the Code). As used herein the term "PENSION PLAN" means a "pension plan", as such term is defined in
Section 3(1) of ERISA (other than a Multiemployer Plan) established or maintained by the Seller or any of its ERISA Affiliates or as to which the Seller or any of its ERISA Affiliates has contributed or otherwise may have any liability. "MULTIEMPLOYER PLAN" means a "multiemployer plan", as such term is defined in Section 4001(a)(3) of ERISA to which the Seller or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability. "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections.

    5.27 SECURITIES. (a) The Shares, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and will be free of preemptive or similar rights and Encumbrances (except as provided in Section 7.1 hereof).

    (b) The Warrant, when executed, issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and will be free of preemptive or similar rights and any Encumbrances (except as provided in Section 7.1 hereof), and will be a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

    (c) The Preferred Stock, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and will be free of preemptive or similar rights and Encumbrances (except as provided in Section 7.1 hereof).

    (d) The Conversion Shares and the Warrant Shares (in sufficient amounts to satisfy the initial conversion and exercise requirements of the Preferred Stock and the Warrant) have been duly reserved for issuance upon conversion of the Preferred Stock and exercise of the Warrant, as the case may be, and have been duly authorized by the Seller and, when issued upon such exercise or conversion in accordance with the terms of the Preferred Stock or the Warrant, as the case may be, will be validly issued, fully paid and nonassessable, and such shares will be free of preemptive or similar rights and Encumbrances (except as provided in Section 7.1 hereof).

    5.28 NO MATERIAL MISSTATEMENT. No exhibit, schedule or certificate furnished or to be furnished by or on behalf of the Seller to the Purchaser in connection with any Transaction Document contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made by the Seller, not misleading. Any assumptions, projections, forecasts or other estimates of future results provided to the Purchaser by the Seller were prepared by the Seller in good faith on a basis believed by it to be reasonable and in a manner consistent with similar projections, forecasts or other estimates previously prepared by the Seller.

    5.29 INSURANCE COVERAGE. The Seller has insurance policies and fidelity bonds covering its assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of the Seller. All premiums due and payable under all such policies and bonds have been paid, and the Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not reasonably be expected to result in a Material Adverse Effect. The reserves established by the Seller in respect of all matters as to which the Seller self-insures, including for workers' compensation and workers' medical coverage, are adequate and appropriate, except as set forth on Schedule
5.29. Set forth on SCHEDULE 5.29 attached hereto is a true and complete list of all insurance policies, fidelity bonds and self-insurance provisions of the Seller.

    5.30 THIRD-PARTY PAYMENT. (a) The Seller is a certified participating provider in and under all federal Medicare and Medicaid programs and, to the extent required, all other third-party payment programs from which it receives revenues (collectively, "PROGRAMS"). No action, investigation or proceeding is pending, or to the best of the Seller's knowledge, after due inquiry, threatened to suspend, limit, terminate, condition, or revoke the status of the Seller as a provider in any such Program, and the Seller has not been provided notice by any third-party payor or any administrator on behalf thereof of its intention to suspend, limit, terminate, revoke, condition or fail to renew in whole or in part or which action, investigation, proceeding, suspension, limitation, termination, revocation, condition, or failure of renewal, would, singly or in the aggregate, have a Material Adverse Effect, except as expressly set forth in
Schedule 5.30 attached hereto.

    (b) The Seller has filed on a timely basis all claims, cost reports or annual filings required to be filed pursuant to any federal or state governmental or regulatory authority (including pursuant to the Social Security
Act) to secure payments for services rendered by it under any Program, except where the failure to file such claim, report or other filing would not, singly or in the aggregate, have a Material Adverse Effect. The Seller has provided the Purchaser access to all such cost reports. Except as expressly set forth on
Schedule 5.30 attached hereto, the Seller has paid, or caused to be paid, all refunds, discounts, adjustments, or amounts owing that have become due pursuant to such claims, reports or filings, and the Seller does not have any knowledge or notice of any material changes required to be made to any cost reports, claims or filings made by them for any period or of any deficiency in any such claim, report, or filing, except for changes and deficiencies that, singly or in the aggregate, would not have a Material Adverse Effect.

    (c) The Seller has not received any notice of pending or threatened investigations by any Program which poses a risk to the Seller's participation in any Program or, except as disclosed on SCHEDULE 5.30 attached hereto, may result in any adjustments to reimbursements that have been paid. All billing practices by the Seller to all third-party payors, including under all state and federal Programs and with private insurance companies, have been in material compliance with all applicable laws, regulations and, to the best knowledge of the Seller, policies of all such third-party payors, except for disputed or contested matters identified on SCHEDULE 5.30 attached hereto. Neither the Seller, nor any Affiliate thereof, nor any director, officer or employee thereof, is a party to any contract, lease, agreement or arrangement, including any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for the Seller to provide services, lease space, lease equipment or engage in any other venture or activity which is prohibited by law or regulations, except as set forth on
SCHEDULE 5.30 attached hereto. Set forth on SCHEDULE 5.30 attached hereto is an accurate and complete description of all disputes or contested matters relating to the Seller's participation in any Medicare or Medicaid Program.

    6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Seller that:

    6.1 ORGANIZATION, GOOD STANDING, POWER, AUTHORITY, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the full power and authority to execute and deliver this Agreement and each other Transaction Document (to the extent it is a party thereto), and to perform its obligations under this Agreement and each other Transaction Document (to the extent it is a party thereto). The Purchaser has taken all action required by law, the Purchaser's certificate of incorporation (if applicable), its by-laws (if applicable) or otherwise required to be taken by it to authorize the execution and delivery of each Transaction Document (to the extent it is a party thereto) and the consummation of the transactions contemplated hereby and thereby to be performed by it as of or on the Closing Date. This Agreement has been duly executed and is, and upon execution and delivery thereof at the Closing each of the other Transaction Documents (to the extent it is a party thereto) will be, a valid and binding obligation of the Purchaser.

    6.2 NO CONFLICTS; NO CONSENTS. Neither the execution and delivery of this Agreement or any other Transaction Document by the Purchaser nor the consummation by the Purchaser of the Investment contemplated hereby or thereby will (a) conflict with, or result in a breach of, any provision of its certificate of incorporation or by-laws or (b) assuming that the waiting period under the HSR Act has expired or been terminated, violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to the Purchaser and/or any of its subsidiaries. Except as contemplated by this Agreement, no Consent of any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement or any other Transaction Document to which it is a party (except such as have been obtained or made).

    6.3 PURCHASE FOR INVESTMENT. The Purchaser is purchasing the Securities for investment in an unregistered private placement for its own account and not with a view to, or for sale in connection with, any distribution thereof which would be in violation of the Act; PROVIDED HOWEVER, that the disposition of the Securities, the Conversion Shares and the Warrant Shares shall at all times be within the sole discretion of the Purchaser.

    6.4 FINANCIAL STATEMENTS. The audited consolidated financial statements and related schedules and notes included or incorporated by reference in the annual report on Form 10-K for the most recent fiscal year of Manor Care, Inc., of which the Purchaser is a wholly owned subsidiary ("Manor Care"), filed by Manor Care with the SEC comply in all material respects with the requirements of the Exchange Act, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and fairly present the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of Manor Care at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the quarterly report on Form 10-Q filed by Manor Care with the SEC for the most recent fiscal quarter of Manor Care ended after the end of its most recent fiscal year present fairly the consolidated financial condition, results of operations and cash flows of Manor Care at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and have been prepared on a basis substantially consistent with that of the audited financial statements referred to above except as otherwise stated therein. The Purchaser is not in material violation of any material law or material governmental rule or regulation known to the Purchaser to be applicable to it.

    6.5 FINDER'S FEES. No broker, finder or other party is entitled to receive from the Purchaser any investment banking fee, financial advisory fee, dealer manager fee, finder's fee, brokerage fee, proxy or other solicitation fee, success fee, or any other fee, commission, payment, indemnity or expense reimbursement or other consideration as a result of the transactions contemplated by this Agreement, the Proxy Statement or the Issuer Tender Offer Documents.

    6.6 PROVISION OF INFORMATION. The information to be provided by the Purchaser to the Seller in the information statement to be delivered pursuant to
Section 302A.671 (Subdivision 2) of the Minnesota BCA, and any information expressly so required by the Exchange Act to be furnished by the Purchaser for inclusion in the Proxy Statement or the Issuer Tender Offer Documents, will contain the information so required with respect thereto, and the factual information provided therein will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Purchaser will promptly notify the Seller in writing of any material change in any of the information so provided.

    7.  COVENANTS OF THE PARTIES.

    7.1 RESTRICTION ON TRANSFER. The Purchaser represents and warrants to and agrees with the Seller that the Purchaser will not dispose of any of the Securities, Warrant Shares or Conversion Shares, except pursuant to (i) an effective registration statement under the Act or (ii) an applicable exemption from registration under the Act. In connection with any disposition by the Purchaser pursuant to clause (ii) of the preceding sentence, the Purchaser shall furnish to the Seller an opinion of counsel reasonably satisfactory to the Seller to the effect that such exemption from registration is available in connection with such sale.

    7.2 CERTIFICATES FOR SECURITIES, CONVERSION SHARES AND WARRANT SHARES TO BEAR LEGENDS. (A) So long as the Securities are Registrable Securities (treating the Warrants and the Preferred Stock as Registrable Securities for purposes of this Section 7.2) the Securities shall be subject to a stop-transfer order and the certificate or certificates therefor shall bear the following legend by which each holder thereof shall be bound:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE [AND THE SHARES OF COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE HEREOF] MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (II) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IN HOME HEALTH, INC. TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE.

    (B) So long as the Conversion Shares or the Warrant Shares are Registrable Securities the Conversion Shares or the Warrant Shares or other securities issued upon conversion of the Securities shall, unless previously issued pursuant to an effective registration statement under the Act, be subject to a stop-transfer order and the certificate or certificates evidencing any such Conversion Shares or Warrant Shares or other securities shall bear the following legend by which each holder thereof shall be bound:

    "THE SHARES OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (II) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IN HOME HEALTH, INC. TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE.

    7.3 REMOVAL OF LEGENDS. After termination of the requirement that all or part of such legend be placed upon a certificate representing any of the Securities, the Conversion Shares or the Warrant

Shares, the Seller shall, upon receipt of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of the holders of any of the Securities, Conversion Shares or Warrant Shares, to issue certificates for the Securities, Conversion Shares or Warrant Shares, as the case may be, issue Securities, Conversion Shares or Warrant Shares, as the case may be, that do not bear such legend.

    7.4 PRE-CLOSING ACTIVITIES. From and after the date of this Agreement until the Closing, the Seller and the Purchaser shall act with good faith towards, and shall use their best efforts to consummate, the purchase and sale contemplated by this Agreement, and neither the Seller nor the Purchaser will take any action that would prohibit or impair its ability to consummate the purchase and sale contemplated by this Agreement; PROVIDED, HOWEVER, that nothing in this Section 7.4 shall be deemed to be in derogation of Section 8. The Seller will use its best efforts to obtain or make each of the consents, approvals, authorizations, filings, registrations, etc. as are set forth on
SCHEDULE 5.9 attached hereto and which shall not have been obtained or made prior to the execution of this Agreement. The Seller will not amend, modify, extend, withdraw or terminate the Issuer Self-Tender without the prior approval of the Purchaser; provided, that, upon a termination of this Agreement pursuant to Section 8, the Seller may take any action contemplated by this sentence.

    7.5 INFORMATION. So long as any Security, Conversion Share or Warrant Share is outstanding, the Seller shall file with the SEC the annual reports, quarterly reports and the information, documents and other reports that are required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Seller has or is required to have a class of securities registered under the Exchange Act and whether or not the Seller is then subject to the reporting requirements of the Exchange Act, at the time the Seller is or would be required to file the same with the SEC and, within 30 days after the Seller is or would be required to file such reports, information or documents with the SEC, to mail copies of such reports, information and documents to the holders of the Securities, Conversion Shares or Warrant Shares.

    7.6 FURTHER ASSURANCES. Subject to Section 8 hereof, each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, including, without limitation, making application as soon as practicable hereafter for all consents and approvals required in connection with the transactions contemplated hereby and diligently pursuing the receipt of such consents and approvals in good faith thereafter.

    7.7 SHAREHOLDERS' MEETING; PROXY STATEMENT AND ISSUER TENDER OFFER DOCUMENTS. (a) The Seller shall, as promptly as practicable, call and convene a meeting of the holders of its voting stock and shall recommend, and shall use its best efforts (including the preparation and circulation of the Proxy Statement) to obtain, the approval of such holders of the transactions contemplated by this Agreement.

    (b) Neither the Proxy Statement nor any Issuer Tender Offer Document shall be filed with the SEC, and no amendment or supplement to the Proxy Statement or any Issuer Tender Offer Document shall be filed with the SEC, without prior consultation with the Purchaser and its counsel or if the Purchaser shall not be reasonably satisfied with the contents of any such document, amendment or supplement. If any event shall occur, condition exist or information become known the effect of which would be to cause the Proxy Statement or any Issuer Tender Offer Document to contain any untrue statement of material fact or omit to state any material fact required to be stated therein in order to make the statement contained therein not misleading, the Seller shall, subject to prior consultation with the Purchaser and its counsel, promptly amend or supplement the Proxy Statement or Issuer Tender Offer Document to correct such misstatement or omission. The Seller shall notify the Purchaser promptly of the receipt by it of any comments from the SEC or its staff and of any request by

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
the  SEC for  amendments or  supplements to  the Proxy  Statement or  any Issuer
Tender Offer Document and shall supply the Purchaser with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement or any Issuer Tender Offer Document.

    7.8 HART-SCOTT-RODINO. To the extent applicable, the Seller and the Purchaser shall make all filings and furnish all information required by the HSR Act with respect to the transactions contemplated by the Transaction Documents, the Proxy Statement and the Issuer Tender Offer Documents and shall use their best efforts to obtain the early termination of the waiting period thereunder; PROVIDED, HOWEVER, that neither the Seller nor the Purchaser shall be required to agree to dispose of or hold separate any portion of its business or assets.

    7.9  ACQUISITION PROPOSALS.  The  Seller agrees that, prior to the  Closing, neither the Seller nor any of its officers, directors or employees nor any agents, consultants, financial advisors, attorneys or accountants for any of them shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Seller) with respect to, or that may reasonably be expected to lead to (i) a tender offer or exchange offer for any securities of the Seller, (ii) a merger, consolidation, business combination, share exchange or similar transaction involving the Seller, (iii) any purchase, lease, exchange, pledge, mortgage, transfer or other disposition of at least 20% of the assets of, or any equity securities of, the Seller (except for pledges of assets to commercial lenders in connection with a commercial lending arrangement), (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or (v) any agreement or arrangement to engage in any of the foregoing with any person or persons other than the Purchaser (any of the foregoing being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations concerning, or provide any information or data to or have any discussions with any person relating to, an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal. The Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Seller will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.9. The Seller will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Seller. Nothing contained in this Agreement shall prohibit the Seller and its directors from (i) making to the stockholders any recommendation and related filing with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, (ii) informing the shareholders of the Seller in the Proxy Statement of information that is material to the vote with respect to the transactions contemplated thereby, or (iii)(x) changing or withdrawing the recommendation of the directors with respect to this Agreement and such transactions or (y) engaging in negotiations concerning, or providing information or data to or having discussions with any person relating to, an unsolicited BONA FIDE Acquisition Proposal in writing made by such person; PROVIDED, HOWEVER, that, prior to any action referred to in this subclause (y), the Seller shall notify the Purchaser of any such Acquisition Proposal and as to the terms thereof, if, in any such case under this clause (iii), the directors conclude that any action described in clause (iii) is required by their fiduciary duties (as determined in good faith by the Board of Directors of the Seller upon the advice of independent legal counsel and based upon, if so requested by the Board of Directors, financial analyses provided by a financial advisor to the Board of Directors).

    7.10 ACCESS. The Seller shall afford the Purchaser's officers, employees, counsel, accountants, agents, financial advisors, consultants and other authorized representatives ("REPRESENTATIVES") reasonable access during normal business hours before the Closing to its properties, books, contracts, records and personnel and advisors (who will be instructed by the Seller to cooperate) and the Seller shall furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser or its Representatives may reasonably request; PROVIDED, HOWEVER, that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Seller's business; PROVIDED, FURTHER, HOWEVER, that no review pursuant to this Section 7.10 shall affect or be deemed to modify any representation or warranty made by the Seller or any right or remedy of the Purchaser arising from any breach thereof. The Purchaser will keep all information and documents obtained pursuant to this Section 7.10 which represents material non-public information on a confidential basis in accordance with the terms and provisions of the Confidentiality Agreement dated as of January 3, 1995 between the parties to this Agreement.

    7.11 PUBLICITY. The Seller and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Proxy Statement, the Issuer Self-Tender or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

    7.12 RESERVATION OF SHARES; COMPLIANCE WITH LAW UPON ISSUANCE OF CONVERSION SHARES OR WARRANT SHARES; LISTING. (a) The Seller shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the exercise of the Warrant or conversion of the Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the exercise of the entire Warrant or conversion of all of the shares of Preferred Stock from time to time.

    (b) So long as any of the Preferred Stock or the Warrant are outstanding, the Seller shall use its best efforts to obtain any approvals or consents of any governmental agency or authority under state or federal law that may be required so that the Conversion Shares and the Warrant Shares may be lawfully issued or transferred and delivered and entitled to the benefits of each other share of Common Stock then issued and outstanding, and to list or obtain admission for trading, with effect from such date of issuance or delivery, on such securities exchange or market on which the Common Stock is then listed or admitted for trading, the Conversion Shares and the Warrants Shares issued upon conversion or exercise of the Preferred Stock or the Warrant.

    7.13 CONDUCT OF BUSINESS BY THE SELLER PENDING THE CLOSING. Except as otherwise expressly contemplated hereby or as disclosed on SCHEDULE 7.13 attached hereto, the Seller covenants and agrees as follows that, as and after the date of this Agreement and up to the Closing, unless the Purchaser shall otherwise expressly agree in writing:

        (a) The Seller shall use its best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships and conduct its business in the ordinary course pursuant to ordinary business terms and consistent with past practice;

        (b) The Seller shall not directly or indirectly do any of the following:
    (i) sell, pledge, dispose of, lease or encumber any assets of the Seller (including, without limitation, in respect of any indebtedness or accounts receivable owed to it or any claims held by it); (ii) amend its Articles of Incorporation or by-laws; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its capital stock (other than pursuant to the Issuer Self-Tender); (v) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Seller; (vi) create, form or acquire any Subsidiary or transfer any assets or liabilities to any new Subsidiary of the Seller; or (vii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

        (c) The Seller shall not, directly or indirectly, (i) except for shares of Common Stock issuable upon exercise of options outstanding on the date of this Agreement, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for shares of Common Stock outstanding on the date of this Agreement; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any property or assets of any other individual or entity; (iii) incur any indebtedness for borrowed money or issue any debt securities or enter into any hedging, option, derivative or similar transaction or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances provide credit support to any entity; (iv) authorize, recommend or propose any change in its capitalization; (v) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business pursuant to ordinary business terms and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document; or (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

        (d) The Seller shall not adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement, except that, with respect to employees who are not officers, in the ordinary course of business and consistent with past practice, the Seller may increase the compensation or fringe benefits of any such employee; PROVIDED, HOWEVER, that the aggregate increase for any such employee shall not exceed any approved pay scales for fiscal year 1995 for employees of equal rank and responsibility and the Seller shall not amend such pay scales or promote any employee to circumvent any compensation limitations contained in such pay scales;

        (e) The Seller shall not take any action with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof other than the provision of severance or termination benefits in the ordinary course of business consistent with past practice to non-officer employees of the Seller;

        (f) The Seller shall not make any tax election or settle or compromise any federal, state, local or foreign income or other tax liability; and

        (g) The Seller shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 5 hereof untrue or incorrect in any respect.

    7.14    NOTICE OF  CERTAIN EVENTS.    The Seller  shall promptly  notify the
Purchaser, confirmed in  writing, of any  of the  following on or  prior to  the
Closing:

        (a) Any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by any Transaction Document, the Proxy Statement or the Issuer Tender Offer Documents;

        (b) Any notice of other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by any Transaction Document, the Proxy Statement or the Issuer Tender Offer Documents;

        (c) Any actions, suits, claims, investigations or proceedings commenced or, to its best knowledge threatened against, relating to or involving or otherwise affecting the Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.15 and 5.16 or that relate to the consummation of the transactions contemplated by any Transaction Document, the Proxy Statement or the Issuer Tender Offer Documents;

        (d) The Board of Directors of the Seller determining to withdraw or modify a recommendation to approve this Agreement and the transactions contemplated by any Transaction Document, the Proxy Statement or the Issuer Tender Offer Documents, or the Committee determining to withdraw or modify in any respect its approval of this Agreement, the Investment and the transactions contemplated hereby and thereby;

        (e) Any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Seller subsequent to the date of this Agreement and prior to the Closing Date, under any Contract, or any circumstances of which the Seller is aware that are reasonably likely to result in such a default or event or any Material Adverse Effect;

        (f)  Any  material  adverse  change  in  the  condition  (financial   or
    otherwise), properties, business, results of operations, prospects or solvency of the Seller or to the interest of stockholders in the Seller, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change; and

        (g) Any breach by the Seller of any of its representations, warranties, covenants or agreements contained in any Transaction Document or any circumstance that has resulted in or is reasonably likely to result in any such representation or warranty being untrue, or any such covenant or agreement not being performed or complied with, or any condition not being fulfilled as of the Closing Date.

    7.15 LOCATION OF CORPORATE HEADQUARTERS. Subsequent to the Closing, the Purchaser shall cause the corporate headquarters of the Seller to be maintained in the Minneapolis, Minnesota metropolitan area for a period of two years after the Closing Date; provided, that, the Purchaser shall not be bound by this
Section 7.15 if the Board of Directors of the Seller acting unanimously determines that the Purchaser need not be so bound.

    7.16 CONTINUING REPORTING COMPANY. For a period of two years after the Closing Date, the Purchaser shall cause the Seller (i) to continue to file the periodic reports required to be filed under Section 13 of the Exchange Act, (ii) to maintain its corporate existence, (iii) not to seek to cause the Common Stock to cease to be traded on the Nasdaq National Market (other than in conjunction with the listing of the Common Stock on a national securities exchange) and (iv) not to effect a "Rule 13e-3 transaction" within the meaning of Rule 13e-3 promulgated under the Exchange Act.

    7.17 SCOPE OF BUSINESS. For a period of two years after the Closing Date, the Purchaser shall not, and the Purchaser shall cause its Affiliates not to, limit the Seller's ability to continue to operate in the lines of business, and provide the services and products to third parties (which may include Affiliates of the Purchaser), that it engages in and provides as of the Closing Date.

    7.18 EMPLOYMENT AGREEMENTS. On or prior to the Closing Date, the Seller shall offer to each named individual in each of the Employment Agreements attached as Exhibits H, L and M hereto the opportunity to enter into his or her respective Employment Agreement on the Closing Date and shall execute on the Closing Date each Employment Agreement that the named individual therein elects to accept. The Purchaser agrees that as long as Judy M. Figge and Kenneth J. Figge are employed by the Company, the Purchaser will vote, or cause to be voted, all shares of Common Stock beneficially owned by the Purchaser and its Affiliates in favor of their election to the Board of Directors.

    7.19 FUTURE ARRANGEMENTS. Subsequent to the Closing, the parties hereto may determine to discuss entering into, or enter into, agreements or arrangements which they deem prudent and mutually beneficial for the provision of services between the parties on terms that are fair to each party. Such services may include, without limitation, administrative services, financial or treasury management services, reimbursement matter services, legal services, accounting services and other similar types of services.

    7.20 CHIEF EXECUTIVE OFFICER. Immediately upon consummation of the Closing, Mark Gildea will be employed as the Chief Executive Officer of the Seller and will devote at least approximately 75% of his entire working time to the affairs of the Seller and the balance of his working time will be spent on the affairs of the Purchaser and its Affiliates (other than the Seller). The Purchaser will reimburse the Seller for 25% (or such lesser percentage to the extent that Mr. Gildea devotes more than 75% of his time to the Seller) of the costs associated with the employment of Mr. Gildea by the Seller.

    8.    TERMINATION.   (a) This  Agreement shall  terminate upon  either party
giving notice of the termination of this Agreement as a result of the occurrence of any of the following:

        (i) by mutual written agreement of the Seller and the Purchaser;

        (ii) if the Closing shall not have been consummated on or before November 15, 1995;

       (iii) prior to Closing if after the date hereof there shall be any law or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

       (iv) the Seller's shareholders fail to provide the requisite vote to approve this Agreement and the transactions contemplated by this Agreement at the meeting duly held for such purpose pursuant to Section 7.7.

    (b) This Agreement may be terminated by the Purchaser upon the occurrence of any of the following:

        (i) (x) the Seller shall have breached Section 7.9 or 7.13, (y) the Seller shall have breached any of its representations or warranties or other covenants or agreements contained in this Agreement, which breach pursuant to this subclause (y) is not cured within ten days after notice from the Purchaser to the Seller specifying such breach or (z) the letters, resolutions or legal opinion referred to in Section 3 hereof shall have been withdrawn or modified;

        (ii)  the  Board of  Directors  of the  Seller  shall have  withdrawn or modified its approval or recommendation of this Agreement and the transactions contemplated hereby or by the other Transaction Documents, the Proxy Statement or the Issuer Tender Offer Documents, or the Board of Directors of the Seller, upon request by the Purchaser, shall fail promptly to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing;

       (iii) the Committee shall have withdrawn or modified its approval of this Agreement or the Investment, or the Committee, upon request by the Purchaser, shall fail promptly to reaffirm such approval, or shall have resolved to do any of the foregoing; or

       (iv) (x) the Board of Directors of the Seller shall have recommended to the shareholders of the Seller an Acquisition Proposal or shall have resolved to do so, (y) a tender offer or exchange offer for all or a portion of the Seller's Common Stock shall be commenced and Seller's Board of Directors shall not have recommended that stockholders not tender shares of Common Stock into such tender or exchange offer, or (z) any person (other than the Purchaser) or group (within the meaning of Section 13(d) of the Exchange Act) shall have acquired, or obtained the right to acquire, beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 20% or more of the outstanding shares of the Common Stock.

    (c) This Agreement may be terminated by the Seller upon the occurrence of any of the following:

        (i) The Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach is not cured within ten days after notice from the Seller to the Purchaser specifying such breach; or

        (ii) If the Board of Directors of the Seller (x) fails to make or withdraws its recommendation that shareholders of the Seller approve this Agreement and the transactions contemplated hereby if there is at such time an Acquisition Proposal or (y) recommends that shareholders of the Seller accept or approve an Acquisition Proposal, in each case only if the Board of Directors concludes that such action is required by their fiduciary duties (as determined in good faith by the Board of Directors of the Seller upon the advice of independent legal counsel and based upon, if so requested by the Board of Directors, financial analyses of a financial advisor to the Board of Directors).

    (d) If this Agreement is terminated pursuant to this Section 8, this Agreement shall forthwith become void and be of no further force or effect and all obligations of the Seller and Purchaser under this Agreement shall terminate, except that (i) the provisions of Sections 10, 11, 12.2, 12.4 and
12.7 hereof shall survive such termination and shall remain in full force and effect and (ii) such termination shall not constitute a waiver by or bar against the exercise by any party to this Agreement of any rights or remedies at law or in equity that such party may have by reason of a breach of any breach of representation, warranty or covenant of this Agreement by the other party.

    9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement and in each other Transaction Document shall survive the execution and delivery of this Agreement, the termination of this Agreement, the delivery of the Securities and any examination or investigation made by any party to this Agreement or any of their successors and assigns; provided, however, that, the representations and warranties contained in this Agreement shall not survive, and shall be of no further force and effect, after December 31, 1996.

    10. SUCCESSORS AND ASSIGNS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure the benefit of, the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, that (a) the Seller may not assign any of its rights or obligations under this Agreement and (b) the rights of the Purchaser hereunder may not be assigned (except to Affiliates of the Purchaser) without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed).

    11. INDEMNITY. The Seller agrees to indemnify and hold harmless the Purchaser and each of its Affiliates (including the respective officers, directors, employees and agents of the Purchaser and its Affiliates) (each, a "SELLER INDEMNIFIED PERSON") from and against any and all expenses, claims, liabilities, losses, damages, obligations, penalties, fines, costs and disbursements of any kind or nature (collectively, "LOSSES") (or actions or suits in respect thereof) in any way resulting from, related to or arising out of or in connection with a breach by the Seller of any of its representations or warranties made herein or in any Schedule, Exhibit or other appendix hereto or any material misstatement contained in or any material omission from the Proxy Statement or any Issuer Tender Offer Document or any of the transactions contemplated hereby or thereby (each, a "SELLER INDEMNIFIED MATTER"), and to reimburse from time to time upon demand therefor, each Seller Indemnified Person for any actual or threatened legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with a Seller Indemnified Matter (whether or not such Seller Indemnified Person is named party in such action, claim or proceeding); PROVIDED, HOWEVER, that the Seller shall not be responsible to any Seller Indemnified Person for any Losses to the extent that it is finally judicially determined by a court of competent jurisdiction that such Losses result solely and directly from the gross negligence or willful misconduct of the Seller Indemnified Person.

    The Purchaser agrees to indemnify and hold harmless the Seller and each of its Affiliates (including the respective officers, directors, employees and agents of the Seller and its Affiliates) (each, a "PURCHASER INDEMNIFIED PERSON") from and against any and all Losses (or actions or suits in respect thereof) in any way resulting from, related to or arising out of or in connection with a breach by the Purchaser of its representations and warranties made herein or any material misstatement contained in or any material omission from factual information with respect to the Purchaser furnished in writing by the Purchaser to the Seller specifically for inclusion in the Proxy Statement or any Issuer Tender Offer Document (each, a "PURCHASER INDEMNIFIED MATTER"), and to reimburse, from time to time upon demand therefor, each Purchaser Indemnified Person for any actual or threatened legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with a Purchaser Indemnified Matter (whether or not such Purchaser Indemnified Person is a named party in such action, claim or proceeding); PROVIDED, HOWEVER, that the Purchaser shall not be responsible to any Purchaser Indemnified Person for any Losses to the extent that it is finally judicially determined by a court of competent jurisdiction that such Losses result solely and directly from the gross negligence or willful misconduct of the Purchaser Indemnified Person.

    The indemnification and expense reimbursement obligations in this Section 11 shall terminate and be of no further force and effect after December 31, 1996, except with respect to any claim, action, suit or proceeding as to which the party seeking indemnification shall have given written notice to the indemnifying party on or prior to December 31, 1996. No Seller Indemnified Person or Purchaser Indemnified Person seeking indemnity hereunder shall settle any matter without the prior consent of the indemnifying person (which consent shall not be unreasonably withheld).

    12.  MISCELLANEOUS.

    12.1 NOTICES. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in person at, or mailed by registered or certified mail, return receipt requested, postage prepaid, to, the following addresses (and shall be deemed effective at the time of receipt thereof).

    If to the Seller:

    IN HOME HEALTH, INC.
    Carlson Center, Suite 500
    601 Lakeshore Parkway
    Minnetonka, Minnesota 55305-5214

    Attention: President
    Facsimile #: (612) 449-7599

    with a copy to:

    Lindquist & Vennum
    4200 IDS Center
    80 South Eighth Street
    Minneapolis, Minnesota 55402

    Attention: Richard D. McNeil
    Facsimile #: (612) 371-3207

    If to the Purchaser:

    MANOR HEALTHCARE CORP.
    10750 Columbia Pike
    Silver Spring, Maryland 20901

    Attention: President, Alternate Site Division
    Facsimile #: (301) 905-4586
    with a copy to:

    Manor Healthcare Corp.
    10750 Columbia Pike
    Silver Spring, Maryland 20901

    Attention: General Counsel
    Facsimile: (301) 905-4029

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

    12.2 EXPENSES. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other persons engaged by it, incurred in connection with this Agreement or the other Transaction Documents contemplated hereby and the other transactions; PROVIDED, HOWEVER, that if this Agreement is terminated by the Purchaser pursuant to any of Sections 8(b)(i)(x), 8(b)(i)(y) (if the breach serving as the basis for termination was wilful), 8(b)(i)(z), 8(b)(ii), 8(b)(iii) or 8(b)(iv) or by the Seller pursuant to Section 8(c)(ii), the Seller shall promptly pay to the Purchaser an amount equal to $1,300,000, which amount is inclusive of all of the Purchaser's costs and expenses and related time and effort in investigating, negotiating, preparing, entering into and performing this Agreement and the transactions contemplated herein. Any payment required to be made pursuant to this Section 12.2 shall be made as promptly as practicable but not later than three business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by the Purchaser.

    12.3 REMEDIES. (a) Each of the Seller and the Purchaser acknowledges that the other party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the other party in this Agreement were not performed in accordance with its terms, and it is therefore agreed that each of the Purchaser and the Seller, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction (subject to Section 12.4) enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of the Purchaser and the Seller hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

    (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    12.4  GOVERNING  LAW; CONSENT TO  JURISDICTION; WAIVER OF  JURY TRIAL.   (A)
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

    (B)   THE   SELLER   AND   THE  PURCHASER   EACH   HEREBY   IRREVOCABLY  AND
UNCONDITIONALLY: (I) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE FEDERAL COURTS OF THE STATE OF MINNESOTA;
(II) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (III) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID,

TO IT AT ITS ADDRESS SET FORTH IN SECTION 12.1 OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND (IV) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN FEDERAL COURT IN ANY OTHER JURISDICTION.

    12.5 SEVERABILITY; INTERPRETATION. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of the Seller and the Purchaser directs that such court interpret and apply the remainder of this Agreement in the manner which it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

    12.6 HEADINGS. The index and section headings herein are for convenience only and shall not affect the construction hereof.

    12.7 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents and the schedules, exhibits, annexes and appendices hereto and thereto embodies the entire agreement between the parties relating to the subject matter hereof and thereof and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between the Purchaser and the Seller or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are merged herein and replaced hereby.

    12.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

    12.9 MODIFICATION OR AMENDMENT. At any time prior to the Closing Date or thereafter, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

    12.10 WAIVER. The conditions to each of the parties' obligations to consummate the transactions contemplated hereby and to perform the acts contemplated on its part hereunder are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No failure or delay by any party in insisting upon the strict performance of any covenant, duty, agreement or condition of this Agreement or in exercising any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, any such waiver being made only by a written instrument executed and delivered by the waiving party.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                          IN HOME HEALTH, INC.

                                          By:  __/s/____________________________
                                               Name:
                                               Title:

                                          MANOR HEALTHCARE CORP.

                                          By:  __/s/____________________________
                                               Name:
                                               Title:

                                                                     APPENDIX II

                           CERTIFICATE OF DESIGNATION

                           CERTIFICATE OF DESIGNATION

                                       OF

           THE SERIES, NUMBER OF SHARES IN THE SERIES, DIVIDEND RATE,
             REDEMPTION PRICE, LIQUIDATION PRICE, CONVERSION RIGHT
                        AND OTHER RIGHTS AND PREFERENCES
                                     OF THE
                            SERIES A PREFERRED STOCK
                               ($1.00 PAR VALUE)
                                       OF
                              IN HOME HEALTH, INC.

                    $100.00 LIQUIDATION PREFERENCE PER SHARE

    Pursuant to Section 302A.401, Minnesota Statutes

    The undersigned, Judy M. Figge, the President of In Home Health, Inc. (the "COMPANY"), a corporation subject to the Minnesota Business Corporation Act (Chapter 302A, Minnesota Statutes), does hereby certify that at a special meeting of the Board of Directors of said corporation duly held on May 2, 1995, the following resolution was duly adopted pursuant to Section 302A.401, Minnesota Statutes:

    RESOLVED, that there is hereby established a series of Preferred Stock having the relative rights and preferences that are set forth below:

                                   ARTICLE I

SECTION 101.  DESIGNATION.

(a) This series of Preferred Stock shall be known as the "Series A Preferred Stock," par value $1.00 per share (the "PREFERRED STOCK").

(b) The Preferred Stock shall consist of up to 200,000 shares, which number shall not be increased but may be decreased (but not below the number of shares of Preferred Stock then outstanding) from time to time by a resolution or resolutions of the Board of Directors. Shares of Preferred Stock redeemed or purchased by the Company or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares undesignated as to series or class upon compliance with the applicable provisions of law.

SECTION 102.  RANKING.

    The Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the affairs of the Company. Each share of Preferred Stock shall rank on a parity with or senior to each other series of preferred stock, other than any junior stock, which may be hereafter issued by the Company in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

SECTION 103.  DEFINITIONS.

    As used herein with respect to Preferred Stock, the following terms shall have the following meanings:

(a) the term "JUNIOR STOCK" shall mean the Common Stock and any other class or series of stock of the Company hereafter authorized or issued over which Preferred Stock has preference or priority in (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

(b) the term "COMMON STOCK" shall mean the class of stock designated as the common stock, par value $.01 per share, of the Company at the date of the adoption of this resolution or any other class of stock resulting from successive changes or reclassifications of such common stock.

(c) the term "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any successor provision of law.

                                   ARTICLE II

SECTION 201.  DIVIDENDS.

    The annual rate of dividends payable on each share of Preferred Stock shall be 12% of the liquidation value thereof.

    All dividends declared on the Preferred Stock shall be paid when, as and if declared by the Company's Board of Directors out of funds legally available therefor in cash on the business day preceding the last business day of each March, June, September and December of each year commencing with [
], 1995 (each a "QUARTERLY DIVIDEND PAYMENT DATE"). Dividends on all shares of Preferred Stock shall accrue on a daily basis whether or not there shall be funds legally available therefor. Dividends on the Preferred Stock shall begin to accrue and be cumulative from the date of original issue of the Preferred Stock. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payments of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for the payment thereof.

SECTION 202.  CUMULATION OF DIVIDENDS.

    Accrued but unpaid dividends on the Preferred Stock shall cumulate as of the Quarterly Dividend Payment Date on which they first became payable; PROVIDED, HOWEVER, that (i) if any applicable dividend payment is not made on a Quarterly Dividend Payment Date, (ii) any redemption payment is not made on a Redemption Date (as defined in Article IV), (iii) any repurchase payment is not made or a Repurchase Date (as defined in Article IV), or (iv) any payment of accrued and unpaid dividends is not paid upon the conversion of the Preferred Stock as provided in Article V, respectively, thereafter the holders of the Preferred Stock shall be entitled to additional dividends which shall accrue in respect of all such dividend payments, redemption payments, repurchase payments and conversions that are past due and unpaid at the rate of 12% PER ANNUM compounded quarterly, with the amount of such additional dividends added to accrued dividend payments, redemption payments, repurchase payments or payments related to conversions, respectively, until all such dividend payments, redemption payments, repurchase payments or payments related to conversions shall have been paid in full (or declared and funds sufficient therefor set apart for payment). Past due dividends and additional dividends accrued with respect thereto may be paid at any time.

SECTION 203.  DIVIDEND PREFERENCE OVER JUNIOR STOCK.

    No dividends, whether in cash or property, may be paid upon or declared and set aside for or distributed to the holders of any junior stock unless and until all current and accumulated cash dividends payable pursuant to Sections 201 and 202 on shares of Preferred Stock shall have been paid or declared and funds for payment thereof shall have been set aside.

SECTION 204.  DIVIDEND PREFERENCE ON PARITY STOCK.

    No dividends may be paid to or declared or set aside for the benefit of holders of any class or series of stock of the Company ranking on a parity with the Preferred Stock in the payment of dividends if at that time there shall be any current or accumulated cash dividends payable pursuant to Sections 201 and 202, unless at the same time a like proportionate dividend, pro rata based on the annual dividend rates of the Preferred Stock and such parity stock, shall at the same time be paid to or declared and set aside for the benefit of holders of the Preferred Stock then issued and outstanding and entitled to receive such dividend.

SECTION 205.  REDEMPTION OF SHARES.

    No shares of junior stock, parity stock or Preferred Stock may be purchased, redeemed or otherwise acquired for value by the Company or any subsidiary thereof, whether by way of direct payment or sinking fund, unless all dividends accrued on the Preferred Stock under Sections 201 or 202 shall have been paid or declared and funds for payment thereof set aside.

SECTION 206.  PERMITTED TRANSACTIONS.

    Subject only to the limitations imposed by law, the Articles of Incorporation (as amended or further restated from time to time) or appropriate action of the Board of Directors, nothing contained in this Article II shall prohibit the making of: (i) a distribution of junior stock with respect to or in exchange for other junior stock; or (ii) any exchange of stock, distribution or payment of any dividend with respect to junior stock after the Company shall have paid, or set aside funds for payment of, all dividends accrued, through the most recent dividend payment date under Section 201, on the Preferred Stock. No holder of shares of Preferred Stock shall be entitled to share in any such distribution, payment or exchange.

SECTION 207.  PAYMENT OF DIVIDENDS IN COMMON STOCK.

(a) The Company shall have the right, but not the obligation, to make an irrevocable election by written notice delivered to the holders of Preferred Stock not fewer than five business days prior to the relevant Quarterly Dividend Payment Date, to pay any accrued and unpaid dividends on the Preferred Stock by delivering to the holders of the Preferred Stock such number of shares of Common Stock, valued at the Fair Market Value thereof, equal to the amount of such accrued and unpaid dividends so elected to be paid in shares of Common Stock. In addition the Company shall have the right, but not the obligation, to make an irrevocable election by written notice delivered to the holders of Preferred Stock not fewer than five business days prior to the date payment is to be made, to pay any accumulated dividends on the Preferred Stock by delivering to the holders of the Preferred Stock such number of shares of Common Stock, valued at the Fair Market Value thereof, equal to the amount of such accumulated dividends so elected to be paid in shares of Common Stock.

    The "FAIR MARKET VALUE" per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for 20 consecutive trading days ending on the trading day immediately prior to the date of any notice given pursuant to this Section 207. The closing price for each day shall be the last sale price regular way or, in the case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange or the Nasdaq National Market on which the Common Stock is listed or admitted for trading, or, if the Common Stock is not listed or admitted on a national securities exchange or the Nasdaq National Market, the closing price for each day shall be the average of the highest reported bid and lowest reported asked prices on such day as reported by Nasdaq or other similar organizations if Nasdaq is no longer reporting such information, or, if such information is not so available, the fair market price as determined in good faith by the Board of Directors of the Company.

    Any such notice delivered pursuant to this Section 2.07 shall state that it is a notice under this Section 2.07, whether it is a notice of election to pay accrued and unpaid dividends or accumulated dividends in shares of Common Stock, the date such shares of Common Stock are to be delivered, the amount of accrued and unpaid dividends or accumulated dividends to be paid in Common Stock and the Fair Market Value of the Common Stock to be delivered in respect of such accrued and unpaid dividends or accumulated dividends.

                                  ARTICLE III

SECTION 301.  LIQUIDATION PREFERENCE ($100.00 PER SHARE).

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Preferred Stock shall be entitled to be paid in full an amount equal to $100.00 per share, together with accrued and unpaid dividends and any accumulated dividends to such distribution or payment date, whether earned or declared.

(b) If, upon any liquidation, dissolution or winding up of the Company, such payment referred to in Section 301(a) shall have been made in full to holders of Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the Company, such payment referred to in Section 301(a) shall not have been made in full to the holders of all outstanding shares of Preferred Stock, the holders of Preferred Stock and all other classes or series of stock of the Company ranking on a parity therewith in the distribution of assets, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation nor the merger of the Company with or into any other corporation or corporations, nor a reorganization of the Company alone, nor the sale or transfer of all or any part of its assets, shall be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 301.

SECTION 302.  NOTICE OF LIQUIDATION.

    Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion right set forth in Section 501 shall be given by the Company to the holders or holders of the Preferred Stock.

                                   ARTICLE IV

SECTION 401.  REDEMPTION AT OPTION OF COMPANY.

    On  any  date  (any   such  date,  the  "REDEMPTION   DATE")  on  or   after
[            ], 2000, the Company may, from time to time and at any time, redeem all or any part of the outstanding shares of Preferred Stock (pro rata among the holders) for cash, out of funds legally available therefor, at a price equal to the liquidation preference per share, plus, in each case, accrued and unpaid dividends and all accumulated dividends to the Redemption Date.

    Notice of redemption of the Preferred Stock shall be mailed not less than 30, but not more than 60, days prior to the Redemption Date to each holder of shares of Preferred Stock, at such holder's address as it appears on the transfer books of the Company.

SECTION 402.  REPURCHASE AT OPTION OF HOLDER.

    Each holder of the Preferred Stock may, from time to time or at any time, upon notice given as specified in this Section 402, require the Company to repurchase on any date (any such date, the "REPURCHASE DATE") on or after
[               ], 2000 all or any portion  of such holder's Preferred Stock for cash, out of funds legally available therefor, at a price equal to the liquidation preference per share, plus, in each case, accrued and unpaid dividends and all accumulated dividends to the Repurchase Date.

    Notice of a holder's election to require the Company to repurchase any of such holder's Preferred Stock shall be delivered to the Company not less than 30, but not more than 60, days prior to the Repurchase Date.

SECTION 403.  DEPOSIT OF REDEMPTION PRICE OR REPURCHASE PRICE.

    If on or before the applicable Redemption Date or the Repurchase Date, as the case may be, the redemption price or the repurchase price, as the case may be, together with accrued and unpaid dividends to the Redemption Date or the Repurchase Date, as the case may be, shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Preferred Stock to be redeemed or repurchased, as the case may be, on any such date so as to be and continued to be available therefor, then, from and after the applicable Redemption Date or Repurchase Date, as the case may be, notwithstanding that any certificate for shares of Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accrue and accumulate, and all rights with respect to the shares of Preferred Stock shall terminate on the applicable Redemption Date or Repurchase Date, as the case may be, except only the right of the holders thereof to receive the redemption price or repurchase price, as the case may be, of the shares so redeemed, plus accrued and unpaid dividends and accumulated dividends to the Redemption Date or Repurchase Date, as the case may be, but without interest.

                                   ARTICLE V

SECTION 501.  CONVERSION.

(a) Subject to and upon compliance with the provisions of this Section 501, at the option of the holder thereof, any share of the Preferred Stock may be converted prior to the close of business on the business day prior to the Redemption Date or Repurchase Date applicable to any such share into that number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock equal to the number of shares of Preferred Stock to be converted multiplied by a fraction, the numerator of which shall be equal to the liquidation value for each share of Preferred Stock and the denominator of which shall be the Conversion Price, determined as hereinafter provided, in effect at the time of conversion of each share of Preferred Stock; PROVIDED, HOWEVER, that if the Company shall default in the payment of the redemption price or the repurchase price, as the case may be, of the Preferred Stock on the applicable Redemption Date or the Repurchase Date, as the case may be, the right of conversion shall continue until the Preferred Stock is so redeemed or repurchased.

(b) The price at which shares of Common Stock shall be delivered upon conversion (herein called the "CONVERSION PRICE") shall be initially $2.00 per share of Common Stock.

(c) To convert shares of Preferred Stock into Common Stock, the holder thereof shall surrender at the office of any transfer agent for the Preferred Stock (or, if there be no transfer agent, at the principal office of the Company) the certificate or certificates therefor, duly endorsed or assigned to the Company, and give written notice to the Company at such office that such holder elects to convert such shares. Such notice of conversion shall specify (i) the number of shares of Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Preferred Stock not be so converted to be issued and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. Shares of Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon conversion shall thereupon be treated for all purposes as the record holder or holders of the Common Stock. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fractional share, as hereinafter provided, to the person or persons entitled to receive the same. In the event that there shall have been surrendered a certificate or certificates representing shares of Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of Preferred Stock which shall not have been converted.

(d) Upon conversion of any shares of Preferred Stock, no allowance or adjustment shall be made for dividends accrued on the Common Stock issued upon such conversion. On any conversion of the Preferred Stock, all accrued and unpaid dividends to the date of conversion and all accumulated dividends on any shares of Preferred Stock so converted shall be paid in full in cash to the extent of funds legally available therefor. Any such dividends not so paid shall be paid on the first date that funds are legally available therefor.

SECTION 502.  FRACTIONAL SHARES.

    No fractional shares of Common Stock shall be issued upon the conversion of Preferred Stock. If more than one certificate for Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price of Common Stock on the day of conversion (determined as provided in paragraph (g) of Section 503).

SECTION 503.  ADJUSTMENT OF CONVERSION PRICE.

    The Conversion Price in effect at any time and the number and kind of securities purchasable upon the conversion of equal share of the Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events at any time after May 2, 1995 as follows:

(a) In case the Company shall (i) make a distribution on its outstanding Common Stock in shares of Common Stock; (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price in effect at the time of the record date for such distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such record date or effective date and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such distribution, subdivision, combination or redistribution; PROVIDED, HOWEVER, that, if as a result of a reclassification the Company's Common Stock shall no longer be outstanding, the holders of the Preferred Stock shall be entitled to receive the aggregate number and kind of equity securities which, if the Preferred Stock had been converted by such holders immediately prior to the effective date of such reclassification, the holders would have owned and been entitled to receive upon such reclassification with respect to shares of Common Stock acquired upon such conversion.

(b) In case the Company shall fix a record date for the issuance of rights or warrants to holders of its shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock) at a price (or having a conversion or exercise price per share) less than the current market price of a share of Common Stock (as defined in paragraph (g) below) on the last day on which a regular way trade of the Common Stock would result in a purchaser being a holder of record on the record date mentioned below (the "EX-DIVIDEND DATE"), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares which the aggregate offering price of the total number of shares so offered (or the aggregate conversion or exercise price of the securities so offered) would purchase at the current market price per share of Common Stock (as defined in paragraph (g) below), and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares offered for subscription or purchase (or into which the securities so offered are convertible or for which they are exercisable). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and, to the extent that shares are not delivered (or securities convertible into or exercisable for shares are not delivered), after the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares (or securities convertible into or exercisable for shares) actually delivered.

(c) In case the Company shall distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding regular quarterly cash dividends in the ordinary course and distributions referred to in paragraph
    (a) above, but including other cash dividends or distributions and dividends or distributions of shares of capital stock other than Common Stock) or subscription rights or warrants (excluding those referred to in paragraph
    (b) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding on the record date for the distribution multiplied by the current market price per share of Common Stock (as defined in paragraph (g) below) on the record date for such distribution, less the fair market value (as determined in good faith by the Board of Directors of the Company) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding on the record date for the distribution multiplied by such current market price per share of Common Stock on the record date for such distribution. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

(d) In case the Company shall issue shares of Common Stock (excluding shares of Common Stock issued (i) in any of the transactions described in paragraph
    (a) above and (ii) upon exercise of stock options outstanding on May 2, 1995 or granted on the date of issuance of the Preferred Stock) for no consideration or for a consideration per share of Common Stock less than the current market price per share (as defined in paragraph (g) below) on the date the Company fixes the offering price of such additional shares of Common Stock, the Conversion Price in effect thereafter shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock and the number of shares which the aggregate consideration received (determined as provided in paragraph (f) below) for the issuance of such additional shares of Common Stock would purchase at such current market price per share, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock. Such adjustment shall be made successively whenever such an issuance is made.

(e) In case the Company shall issue any securities convertible into, exercisable for or exchangeable for shares of Common Stock (excluding securities issued in transactions described in paragraph (b) and (c) above) for no consideration or for a consideration per share of Common Stock initially deliverable upon conversion, exercise or exchange of such securities (determined as provided in paragraph (f) below) less than the current market price per share of Common Stock (as defined in paragraph (g) below) immediately prior to the issuance of such securities, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received (determined as provided in paragraph (f) below) for such securities would purchase at such current market price per share immediately prior thereto, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares deliverable upon conversion of, exercise for, or in exchange for such securities at the initial conversion, exercise or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

(f) For purposes of any computation respecting consideration received pursuant to paragraph (d) and (e) above, the following shall apply:

    (A) In the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

    (B) In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination, absent manifest error, shall be conclusive; and

    (C) In the case of the issuance of securities convertible into, exercisable for or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion, exercise or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this paragraph (f)).

(g) For the purpose of any computation under paragraph (b), (c), (d) and (e) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for 20 consecutive trading days ending on the trading day immediately prior to such date. The closing price for each day shall be the last sale price regular way or, in the case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange or the Nasdaq National Market on which the Common Stock is listed or admitted for trading, or, if the Common Stock is not listed or admitted on a national securities exchange or the Nasdaq National Market, the closing price for each day shall be the average of the highest reported bid and lowest reported asked prices on such day as reported by Nasdaq or other similar organizations if Nasdaq is no longer reporting such information, or, if such information is not so available, the fair market price as determined in good faith by the Board of Directors of the Company.

(h) All calculations under this Section 503 shall be made to the nearest one-tenth of a cent or to the nearest one-hundredth of a share, as the case may be.

(i) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of Shares issuable upon exercise of each share of the Preferred Stock to be mailed to the holders thereof, at their last registered addresses appearing in the Company's transfer records, and shall cause a certified copy thereto to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) to make any computation required by this Section 503 (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Company), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(j) In the event that at any time, as a result of an adjustment made pursuant to Subsection (a) above, holders of the Preferred Stock thereafter shall become entitled to receive any equity securities of the Company, other than shares of Common Stock, thereafter the number of such other equity securities so receivable upon conversion of the Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in Subsections (a) to (h), inclusive above.

(k) Irrespective of any adjustments in the Conversion Price or the number of kind of shares purchasable upon conversion of each share of Preferred Stock, each share of Preferred Stock theretofore or thereafter issued may continue to express the same number and kind of shares as are stated in the originally issued shares.

(l) In case of any reclassification, capital reorganization or other similar activity which results in a change in the outstanding shares of Common Stock or in case of the merger or consolidation of the Company with another entity or any sale, assignment, lease or conveyance to another entity of all or substantially all of the property or assets of the Company in one or a series of related transactions, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holders of Preferred Stock shall have the right thereafter, by converting the Preferred Stock at any time prior to the date of mandatory redemption of the Preferred Stock, to purchase the kind and amount of shares and other securities and property receivable upon such reclassification, capital reorganization or similar activity, change, merger or consolidation, or sale, assignment, lease or conveyance which would have been received had the Preferred Stock been converted immediately prior to such reclassifications, capital reorganization, similar activity, change, merger or consolidation, or sale, assignment, lease or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The foregoing provisions of this paragraph (l) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares and to successive mergers or consolidations or sales, assignments, leases or conveyances. In the event that in connection with any such capital reorganization, reclassification or related change, merger or consolidation or sale, assignment, lease or conveyance, provision is made for the substitution or payment, in whole or in part, for the Common Stock of the Company of a different security of the Company, any such issuance shall be treated as a reclassification covered by the provisions of paragraph (a) above.

    In case any event shall occur as to which the provisions of paragraph (a) through (l) hereof are not strictly applicable but the failure to make any adjustment would not, in the opinion of holders of the Preferred Stock, fairly protect the conversion rights represented by the Preferred Stock in accordance with the essential intent and principles of such Subsections, then, in each such case, at the request of any holder of Preferred Stock, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in paragraphs (a) through (l) hereof, necessary to preserve, without dilution, the conversion rights represented by the Preferred Stock. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Preferred Stock and shall make the adjustments, if any, described therein.

SECTION 504.  NOTICE OF CERTAIN CORPORATE ACTION.

    In case:

        (i) the Company shall declare a dividend on its Common Stock payable otherwise than in cash out of its earned surplus; or

        (ii) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

       (iii) the Company shall reclassify the Common Stock of the Company (excluding a subdivision or combination of its outstanding shares of Common Stock); or

       (iv) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

        (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

    then the Company shall cause to be filed with each transfer agent (if any) for the Preferred Stock, and shall cause to be mailed to all holders of record of the Preferred Stock, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record date hereinafter specified, a notice stating (1) the record date, or (2) the date on which such reclassification, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, merger, sale, transfer, dissolution, liquidation or winding up.

SECTION 505.  COMPANY TO RESERVE COMMON STOCK.

    For the purpose of effecting the conversion of the Preferred Stock, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Preferred Stock.

SECTION 506.  TAXES ON CONVERSION.

    The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

SECTION 507.  COVENANT AS TO COMMON STOCK.

    The Company covenants that all shares of Common Stock which may be issued upon conversion of the Preferred Stock will upon issue be fully paid and nonassessable and, except as provided in Section 506, the Company will pay all taxes, liens and charges with respect to the issue thereof. Each share of Common Stock which may be issued upon conversion of the Preferred Stock shall have one vote.

SECTION 509. SPECIAL PROVISION IN CASE OF MERGER, CONSOLIDATION OR OTHER REORGANIZATION OR SALE OF ASSETS.

    In case of any merger, consolidation, reorganization, sale or transfer provided for in Section 503, the Company shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Preferred Stock and each such holder of any Preferred Stock may elect, in lieu of converting his shares in accordance therewith, to require the Company to, subject to the legal availability of funds therefor, redeem all such shares held at the liquidation value per share, plus an amount equal to all accrued and unpaid dividends and all accumulated dividends thereon to the date fixed for redemption, which shall be not later than the effective date of the merger, sale or transfer. Redemption of the Preferred Stock shall be a condition to the effectiveness of such transaction.

                                   ARTICLE VI

SECTION 601.  VOTING.

    The holders of Preferred Stock shall have, in addition to any voting rights provided by law, the right to vote by casting 50 (fifty) votes for each duly authorized, issued and outstanding share of Preferred Stock held by them of record, as hereafter provided:

    (i) voting together with the holders of Common Stock and any other class of shares voting with Common Stock, on any and all issues presented to a vote of the holders of Common Stock or as to which the holders of the Common Stock are entitled to vote upon; and

    (ii) as a separate class, upon:

    (x) each question or matter in respect of which such holders are entitled to vote under the Minnesota Business Corporation Act;

    (y) any amendment, alteration or repeal of any provision of the Second Restatement of Articles of Incorporation or this Certificate of Designation so as to affect adversely the rights, powers or preferences of the Preferred Stock, and any proposed creation of a class or series of preferred stock ranking on a parity with the Preferred Stock as to dividends or on liquidation.

    Authorization of any action set forth in (y) above requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock.

SECTION 602.  ADJUSTMENT IN VOTING RIGHTS.

    The number of votes per share which the holders of Preferred Stock may cast pursuant to Section 601 shall be adjusted, upon any change in the Conversion Price under Article V hereof, to equal the number of shares of Common Stock into which it would be then convertible (whether or not such conversion is restricted or prohibited for any reason).

    IN  WITNESS WHEREOF, I have subscribed my name this [  ]  day of [         ]
1995.
                                          ______________________________________
                                          Judy M. Figge
Attest:
______________________________________
STATE OF MINNESOTA)
                       ) ss.
COUNTY OF HENNEPIN)

    Kenneth J. Figge, being first duly sworn, on oath deposes and says that he is the Secretary of In Home Health, Inc.; that the foregoing statement contains the text of the resolution duly adopted by the Board of Directors of In Home Health, Inc. as aforesaid; and that he signed this instrument, by authority of the Directors of In Home Health, Inc., as his free act and deed for the purposes and uses therein expressed.
                                          ______________________________________

Subscribed and sworn to before me
this [  ] day of [         ] 1995.
______________________________________
Notary Public

                                                                    APPENDIX III

HAMBRECHT & QUIST LLC                                                              ONE BUSH STREET
                                                                               SAN FRANCISCO, CA 94104
                                                                                   (415) 576-3300

May 2, 1995

The Special Committee of the Board of Directors
In Home Health, Inc.
Carlson Center, Suite 500
601 Lakeshore Parkway
Minnetonka, Minnesota 55305-5214

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to In Home Health, Inc. ("In Home" or the "Company") and the holders of its outstanding shares of common stock of the proposed strategic partnership with Manor Care, Inc. as more fully described below.

    We understand that In Home and Manor Healthcare Corp., a wholly-owned subsidiary of Manor Care, Inc. ("Manor Care"), propose to enter into a Securities Purchase and Sale Agreement (the "Agreement") pursuant to which Manor Care will purchase from In Home, (i) an aggregate of 6,440,000 shares of common stock, par value $.01 (the "Common Stock"), of the Company, (ii) an aggregate of 200,000 shares of convertible preferred stock having an aggregate liquidation preference of $20,000,000 (the "Preferred Stock") and convertible into an aggregate of 10,000,000 shares of Common Stock, and (iii) a three-year warrant (the "Warrant") to purchase up to 6,000,000 shares of Common Stock at a purchase price of $3.75 per share. The Agreement provides that the aggregate purchase price for the Preferred Stock and Warrant is $20,000,000, and the aggregate purchase price for the Common Stock is $21,896,000. We also understand that the Agreement contemplates that the Company shall commence a self-tender for 6,440,000 shares of Common Stock at a cash purchase price of $3.40 per share for the purpose of delivering such shares to Manor Care as described above. The foregoing transactions collectively constitute the "Proposed Transaction."

    Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate
restructurings,   strategic   alliances,  negotiated   underwritings,  secondary
distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board of Directors and the Special Committee of the Board of Directors of In Home in connection with the Proposed Transaction and will receive a fee for our services (including the rendering of this opinion). Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to the Company.

    In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

        (i) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to us from the internal records of the Company;

        (ii) discussed with certain members of the management of the Company the business, financial condition and prospects of the Company;

       (iii) reviewed certain financial and operating information, including certain projections provided by the management of the Company, relating to the Company, and discussed such projections with certain members of the management of the Company;

       (iv) reviewed publicly available consolidated financial statements of Manor Care for recent years and interim periods to date;

        (v) discussed with certain members of the management of Manor Care the business, financial condition and prospects of Manor Care;

       (vi) reviewed the recent reported prices and trading activity for the common stock of the Company and Manor Care and compared such information and certain financial information of the Company and Manor Care with similar information for certain other companies engaged in businesses we consider comparable to those of the Company and Manor Care;

       (vii) discussed with parties other than Manor Care the possibility of a transaction or series of transactions involving a business combination with the Company;

      (viii) reviewed the terms, to the extent publicly available, of certain comparable transactions;

       (ix) reviewed the Agreement; and

        (x) preformed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

    We have not assumed any responsibility for independent verification of any of the information concerning the Company or Manor Care considered in connection with our review of the Proposed Transaction and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. We have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company or Manor Care, nor have we conducted a physical inspection of the properties and facilities of the Company or Manor Care. With respect to the financial forecasts and projections made available to us and used in our analyses, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of the Company. We have assumed that neither the Company nor Manor Care is a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Proposed Transaction and those in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which In Home Common Stock will trade subsequent to the Closing (as defined in the Agreement).

    Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the Proposed Transaction is fair to the Company and the holders of the Common Stock from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by Manor Care, Inc. or any of its affiliates.

Very truly yours,

HAMBRECHT & QUIST LLC

By   /s/
--------------------------------------
   David Golden
   MANAGING DIRECTOR

                                                                     APPENDIX IV

                             INFORMATION STATEMENT

    This Information Statement relates to the proposed acquisition by Manor Healthcare Corp., a Delaware corporation ("Manor Healthcare"), of securities of In Home Health, Inc., a Minnesota corporation (the "Company"), pursuant to the terms of that certain Securities Purchase and Sale Agreement, dated as of May 2, 1995, between Manor Healthcare and the Company (the "Purchase Agreement"). As expressly contemplated by the Purchase Agreement, the acquisition of securities of the Company by Manor Healthcare pursuant to the terms thereof will not constitute a "control share acquisition" within the meaning of Section 302A.011 (Subdivision 38) of the Minnesota Business Corporation Act (the "Minnesota
BCA")). However, Manor Healthcare and the Company have agreed that Manor Healthcare will furnish to the Company the information statement required in respect of transactions constituting "control share acquisitions" so that the approval of the Agreement, Manor Healthcare's investment pursuant thereto and the other transactions contemplated therein by the Company's shareholders shall constitute a shareholder approval satisfying the requirements of Section 302A.671 (Subdivision 4a, paragraph (b)) of the Minnesota BCA in the event that the investment in the Company by Manor Healthcare pursuant to the Agreement were ever to be characterized by a court of competent jurisdiction as a "control share acquisition."

    The following items refer to the lettered paragraphs of Section 302A.671 (Subdivision 2) of the Minnesota BCA.

ITEM (A)  IDENTITY AND BACKGROUND

    Manor Healthcare is a corporation organized under the laws of the State of Delaware with its principal business address at 10750 Columbia Pike, Silver Spring, Maryland 20901. Manor Healthcare is a wholly owned subsidiary of Manor Care, Inc., a Delaware corporation which is publicly traded on the New York Stock Exchange.

    Manor Healthcare and its subsidiaries, own, operate or manage 172 nursing centers (including 10 medical and physical rehabilitation centers and 15 assisted living facilities), which provide high acuity services, skilled nursing care, intermediate nursing care, custodial care and assisted living, principally for residents over the age of 65. Manor Healthcare also owns approximately 82.3% of Vitalink Pharmacy Services, Inc., a Delaware corporation which is publicly traded on the Nasdaq National Market, and which operates institutional pharmacies.

    Attached hereto as SCHEDULE I is a list of each affiliate of Manor Healthcare and their respective states of incorporation.

ITEM (B)  REFERENCE TO STATUTE

    This information statement is being made under Section 302A.671 (Subdivision
2) of the Minnesota BCA.

ITEM (C)  PRIOR INTEREST IN SECURITIES OF IN HOME HEALTH, INC.

    None of the persons identified in Item (a) above (including the entities listed on Schedule I hereto) beneficially own, directly or indirectly, any shares of any class or series of the Company. Manor Healthcare is a party to the Purchase Agreement pursuant to which, on consummation of the transactions contemplated therein, it will acquire the securities of the Company listed in Item (d) below.

ITEM (D)  NUMBER AND CLASS OF SECURITIES OF THE COMPANY TO BE ACQUIRED

    Upon the consummation of the transactions contemplated by the Purchase Agreement, Manor Healthcare will acquire (i) an aggregate of 6,440,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") (or such other amount as may be mutually agreed to by the Company and Manor Healthcare pursuant to the terms of the Purchase Agreement), (ii) a warrant to purchase initially an aggregate of 6,000,000 shares of Common Stock of the Company and (iii) an aggregate of 200,000 shares of Series A Preferred Stock, par value $1.00 per share, of the Company, having a liquidation preference of $20,000,000 and initially convertible into 10,000,000 shares of Common Stock (the "Series A Preferred Stock").

    Upon the consummation of the transactions contemplated by the Purchase Agreement, Manor Healthcare will beneficially own capital stock of the Company having voting power in the election of directors of over 50 percent.

ITEM (E)  TERMS OF THE SECURITIES ACQUISITION

    Pursuant to the Purchase Agreement the Company will sell to Manor Healthcare and Manor Healthcare will purchase from the Company (i) an aggregate of 6,440,000 shares of Common Stock of the Company (or such other amount as may be mutually agreed to by the Company and Manor Healthcare pursuant to the terms of the Purchase Agreement), (ii) a warrant to purchase initially an aggregate of 6,000,000 shares of Common Stock of the Company and (iii) an aggregate of 200,000 shares of Series A Preferred Stock.

    The funds required for the purchase of the Company securities by Manor Healthcare will aggregate $41,896,000, subject to the adjustment provisions of
Section 4.1(f) of the Purchase Agreement. Manor Healthcare will provide such funds out of its operating cash flow and existing lines of credit available to it. The Company will not provide any cash or credit support in connection with Manor Healthcare's investment.

    In connection with the Purchase Agreement, upon the Closing Date referred to below, the Board of Directors of the Company will be increased in size from 5 persons to 7 persons. Messrs. S. Marcus Finkle and Sheldon Lieberbaum will resign from the Board of Directors and Messrs. Mark L. Gildea, Donald C. Tomasso, Joseph Buckley and James H. Rempe will be elected to fill the vacancies and newly created seats on the Board of Directors of the Company.

    In connection with the Purchase Agreement, the Company has agreed to enter into a registration rights agreement wherein Manor Healthcare will be entitled to certain demand and "piggyback" registration rights with respect to shares of the Company Common Stock owned by Manor Healthcare or acquired upon conversion of the Series A Preferred Stock or exercise of the warrant.

    The Purchase Agreement contains various covenants of both the Company and Manor Healthcare limiting their respective activities including, as to the Company, limitations on the Company's ability to solicit, initiate or encourage certain defined acquisition proposals, and limitations on the Company's conduct of its business prior to the consummation of Manor Healthcare's investment. Covenants in the Purchase Agreement placing limitations on Manor Healthcare include the following:

        (i) Manor Healthcare will not dispose of any of the shares acquired in the investment, except pursuant to (A) an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or (B) an applicable exemption from registration under the Securities Act;

        (ii) for a period of two years after the date of consummation of Manor Healthcare's investment in the securities of the Company (the "Closing Date"), Manor Healthcare shall cause the Company (A) to continue to file the periodic reports required to be filed under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) to maintain its corporate existence, (C) not to seek to cause the Common Stock to cease to be traded on the Nasdaq National Market (other than in conjunction with the listing of the Common Stock on a national securities exchange) and (D) not to effect a "Rule 13e-3 transaction" within the meaning of Rule 13e-3 promulgated under the Exchange Act;

       (iii) for a period of two years after the Closing Date, Manor Healthcare shall not, and Manor Healthcare shall cause its affiliates not to, limit the Company's ability to continue to operate in the lines of business, and provide the services and products to third parties (which may include affiliates of Manor Healthcare), that it engages in and provides as of the Closing Date;

       (iv) Manor Healthcare will reimburse the Company for the costs associated with the employment of Mr. Mark L. Gildea as chief executive officer of the Company to the extent of the working time devoted by Mr. Gildea to the affairs of Manor Healthcare and its affiliates; and

        (v) so long as Judy M. Figge and Kenneth J. Figge are employed by the Company, Manor Healthcare will vote, or cause to be voted, all shares of Common Stock beneficially owned by Manor Healthcare and its affiliates in favor of their election to the Board of Directors of the Company.

    The following are in response to clauses (1)-(7) of Item (e):

        (1) Manor Healthcare has no current plans or proposals to liquidate or dissolve the Company.

        (2) Manor Healthcare has no current plans or proposals to sell all or a substantial part of the Company's assets, or merge the Company or exchange its shares with any other person. As noted above, pursuant to the Purchase Agreement, Manor Healthcare has covenanted that, for a period of two years after the Closing Date, the Company will continue its corporate existence and shall not effect a "Rule 13e-3 transaction."

        (3) Manor Healthcare has no current plans or proposals to change the location of the Company's principal place of business or its principal executive office or of a material portion of its business activities. However, Manor Healthcare and the Company have agreed in the Purchase Agreement that subsequent to the Closing Date, Manor Healthcare and the Company may determine to discuss entering into, or enter into, agreements or arrangements which they deem prudent and mutually beneficial for the provision of services between the parties on terms that are fair to each party, and that such services may include, without limitation, administrative services, financial or treasury management services, reimbursement matter services, legal services, accounting services and other similar types of services. The effect of any such agreement could be a consolidation of some of the Company's administrative or other functions with those of Manor Healthcare or its affiliates at locations other than where the Company's principal place of business, principal executive offices or a material portion of its business activities are currently located. Manor Healthcare has agreed in the Purchase Agreement to cause the corporate headquarters of the Company to be maintained in the Minneapolis, Minnesota metropolitan area for a period of two years after the Closing Date; provided, that, Manor Healthcare shall not be bound by such covenant if the Company's Board of Directors unanimously determines that Manor Healthcare need not be so bound.

        (4) Manor Healthcare has no current plans or proposals to change materially the Company's management or policies of employment, except that Mr. Mark Gildea, currently president of Manor Healthcare's Alternate Site Services Division, will become chief executive officer of the Company. In addition, as contemplated by (3) above, Manor Healthcare and the Company may enter into agreements relating to administrative and other services which could affect the Company's management or policies of employment, and upon a review of the Company's management and policies of employment subsequent to the Closing Date, Manor Healthcare, its nominees to the Company's Board of Directors or Mr. Gildea may suggest, propose or effect other changes.

        (5) Manor Healthcare has no current plans or proposals to change materially the Company's charitable or community contributions or its policies, programs, or practices relating thereto.

        (6) Manor Healthcare has no current plans or proposals to change materially the Company's relationship with its suppliers or customers or the communities in which it operates. However, upon a review of the Company's relationships with suppliers or customers or the communities in which it operates subsequent to the Closing Date, Manor Healthcare, its nominees to the Company's Board of Directors or Mr. Gildea may suggest, propose or effect changes.

        (7) Manor Healthcare has no current plans or proposals to make any other material change in the Company's business, corporate structure, management or personnel (other than the aforesaid change in the composition of the Board of Directors of the Company). After the Closing Date, Manor Healthcare would expect to conduct a comprehensive review of the Company's business, operations, management, corporate structure and personnel and Manor Healthcare, its nominees to the Board of Directors or Mr. Gildea may suggest, propose or effect changes to any thereof.

                                     SCHEDULE I

                                                                  April 11, 1995

                                MANOR CARE, INC.(DE)

ARCHIVE RETRIEVAL SYSTEMS, INC. (MD)
    Archive Acquisition, Inc. (MD)
BOULEVARD MOTEL CORP.(MD)
    Biscayne Land Associates, Inc. (FL)
    Biscayne Properties, Inc.(FL)
    Bowling Green Inn -- Brandywine, Inc.(DE)
    Cardinal Beverage Corp.(MO)
    Everglades Beverage Corp.(FL)
    Fairways Beverage Corp.(FL)
    Fairways, Inc.(FL)
    MCHD Cypress Creek Corp.(FL)
    MCHD Ft. Lauderdale Corp.(FL)
    MCHD Hampton Corp.(VA)
    MCH Management, Inc.(MD)
    West Montgomery Hotel Holdings, Inc.(MD)
CACTUS HOTEL CORP.(AZ)
CHOICE   HOTELS  INTERNATIONAL,  INC.   (Formerly  Quality  Inns  International,
    Inc.)(DE)
    CH Europe, Inc. (D)
    Choice Capital Corp.(DE)
    Choice Hotels Canada Inc. (50%)(ON,CN)
    Choice Hotels (Cayman) Ltd. (10%)(CAYMAN ISLANDS)
    Choice Hotels International Asia Pacific Pty. Ltd.(S. AUSTRALIA)
    Choice Hotels International Pty. Ltd. (Formerly Quality Inn Pty. Ltd.) (D) Choice Hotels (Ireland) Limited (D)
    Choice Hotels Japan, Inc. (Formerly Quality Hotels Japan, Inc.)(DE)
    Choice Hotels of Brazil, Inc.(DE)
    Choice Hotels Pacific Asia K.K. (Formerly Quality Hotels Pacific Asia, Inc.)
       (D)(JAPAN)
    Choice Hotels Pty. Ltd. (Formerly Quality Hotels Pty.Ltd.) (D) (AUSTRALIA) Choice Hotels Systems, Inc.(ON,CN)
    Choice Hotels Venezuela, C.A. (20%) (VENEZUALA)
    Clarion Hotel Pty. Ltd. (Formerly Royale Hotels Pty. Ltd.) (D) (AUSTRALIA) Comfort Hotels Pty. Ltd. (D) (AUSTRALIA)
    Comfort Inn Pty. Ltd. (D) (AUSTRALIA)
    Comfort Inns New Zealand Limited (Formerly Quality Inns New Zealand Limited)
       (D) (NEW ZEALAND)
    Choice Hotels Argentina S.A. (ARGENTINA)
    QI Capital Corp. (D) (DE)
    Quality Hotels (Ireland) Limited (D) (IRELAND)
    Quality Hotels Limited  (Formerly Quality Hotels  (China) Limited (50%;  50%
       Manor Care, Inc.) (D) (HONG KONG)
    Quality Hotels and Resorts, Inc. (D) (DE)
       Baltimore Hotel Management, Inc. (D)(MD)
       Myrtle Beach Hotel Management, Inc. (D) (SC)
    Quality Inter-Americas, Inc. (D) (DE)
    Sleep Inn Pty. Ltd. (D) (AUSTRALIA)
COLEWOOD REALTY CORP. (MD)
COMFORT CALIFORNIA, INC. (CA)
GULF HOTEL CORP. (LA)

HEFRU FOOD SERVICES, INC. (CA)
INDUSTRIAL WASTES, INC. (PA)
MANOR CARE AVIATION, INC. (DE)
MANOR CARE OF BETHESDA, INC. (Formerly Institutional Supply, Inc.) (MD) MANOR HEALTHCARE CORP. (DE)
    American Hospital Building Corporation (DE)
    Americana Healthcare Center of DuPage County, Inc. (Formerly
       Engineering & Design Corporation) (D) (IL)
    Americana Healthcare Center of Lake County, Inc. (D) (IL)
    Americana Healthcare Center of Palos Township, Inc. (IL)
    Americana Healthcare Corporation of Georgia (GA)
    Americana Healthcare Corporation of Naples (FL)
    Baily Nursing Home, Inc. (PA)
    Bowling Green Inn of St. Tammany, Inc. (D) (LA)
    Cenco Care Corporation (D) (NV)
       J. Lewis Small Co. (D) (DE)
    Cenco Hospital Management Corp. (D)(CA)
    Center Pavilion Hospital Corporation (D) (TX)
    Community Hospital of Mesquite, Inc. (TX)
    DeKalb Healthcare Corporation (DE)
    Distco, Inc. (MD)
    Eisele & Company, Inc. (D) (TN)
    Elmhurst Americana, Inc. (D) (DE)
    Executive Advertising, Inc. (MD)
    Four Seasons Nursing Centers, Inc.(DE)
    Healthcare Construction Corp.(NC)
    Jacksonville Healthcare Corporation (DE)
    Joliet Americana, Inc. (D) (DE)
    Leader Nursing and Rehabilitation Center of Bethel Park, Inc. (DE) Leader Nursing and Rehabilitation Center of Gloucester, Inc. (MD) Leader Nursing and Rehabilitation Center of Scott Township, Inc. (DE) Leader Nursing and Rehabilitation Center of Virginia, Inc. (VA)
    Manor Care of Akron, Inc. (OH)
    Manor Care of Arizona, Inc. (DE)
    Manor Care of Arlington, Inc. (VA)
    Manor Care of Boca Raton, Inc. (FL)
    Manor Care of Boynton Beach, Inc. (FL)
    Manor Care of Brevard, Inc. (D) (FL)
    Manor Care of Broward, Inc. (D) (FL)
    Manor Care of California, Inc. (D) (CA)
    Manor Care of Canton, Inc. (OH)
    Manor Care of Charleston, Inc. (SC)
    Manor Care of Cincinnati, Inc. (OH)
    Manor Care of Colorado, Inc. (D) (DE)
    Manor Care of Columbia, Inc. (SC)
    Manor Care of Dade, Inc. (D) (FL)
    Manor Care of Darien, Inc. (CT)
    Manor Care of Delaware County, Inc. (DE)
    Manor Care of Dunedin, Inc. (FL)
    Manor Care of Florida, Inc. (FL)
    Manor Care of Hinsdale, Inc. (IL)
    Manor Care of Kansas, Inc. (DE)
    Manor Care of Kentucky, Inc. (D) (DE)

    Manor Care of Kingston Court, Inc. (PA)
    Manor Care of Largo, Inc. (MD)
    Manor Care of Lee, Inc. (D) (FL)
    Manor Care of Lexington, Inc. (SC)
    Manor Care of Meadow Park, Inc. (WA)
    Manor Care of Miamisburg, Inc. (DE)
    Manor Care of Nebraska, Inc. (D) (DE)
    Manor Care of North Olmsted, Inc. (OH)
    Manor Care of Orange County, Inc. (D) (FL)
    Manor Care of Pinehurst, Inc. (NC)
    Manor Care of Plantation, Inc. (FL)
    Manor Care of Rolling Meadows, Inc. (IL)
    Manor Care Rosewood, Inc. (D) (TN)
    Manor Care of Rossville, Inc. (MD)
    Manor Care of Sarasota, Inc. (FL)
    Manor Care of Union County, Inc. (D) (MD)
    Manor Care of Willoughby, Inc. (OH)
    Manor Care of Wilmington, Inc. (DE)
    Manor Care of York (North), Inc. (PA)
    Manor Care of York (South), Inc. (PA)
    Medical Aid Training Schools, Inc. (DE)
    MHC Second Acquisition Corp. (D) (DE)
    MHC Third Acquisition Corp. (D) (DE)
    MHC Fourth Acquisition Corp. (D) (DE)
    MHC Fifth Acquisition Corp. (D) (DE)
    MHC Sixth Acquisition Corp. (D) (DE)
    MHS, INC. (Formerly Maternity and Homemaking Service, Inc.) (D) (NY) Moorhead Americana, Inc. (D) (IL)
       Moorhead Nursing Homes, Inc. (D) (MN)
    Nightingale Nursing Home, Inc. (The) (PA)
    Peak Rehabilitation, Inc. (DE)
    PE Liquidating Corp. (D) (PA)
    PLM, Inc. (DE)
    Rehab Source, Inc. (IL)
    Roland Park Nursing Center, Inc. (MD)
    Silver Spring -- Wheaton Nursing Home, Inc. (MD)
    Stewall Corporation (MD)
       Charles Manor, Inc. (MD)
       Chesapeake Manor, Inc. (MD)
       Pneumatic Concrete, Inc. (80%; 20% Manor Healthcare Corp.) (TN)
       Stratford Manor, Inc. (VA)
    Stutex Corp. (TX)
    TotalCare Clinical Laboratories, Inc. (DE)
    Vitalink  Pharmacy  Services,  Inc. (Formerly  TotalCare  Pharmacy Services,
       Inc., formerly
       Midwest Medical Facilities Corporation) (82.3%) (DE)
       Manor Care of Illinois, Inc. (D) (IL)
       Manor Care of Ohio, Inc. (D) (OH)
       Vitalink Infusion  Services, Inc.  (Formerly Vitalink  Billing  Services,
               Inc.) (DE)
       White, Mack and Wart, Inc. (OR)
    Winter Park Nursing Center, Inc. (71.4%) (DE)
MANOR LIVING CENTERS, INC. (DE)
MNR FINANCE CORP. (DE)
MRS, INC. (DE)

PORTFOLIO ONE, INC. (Formerly Chemlime Corporation) (NJ)
QCM BEVERAGES, INC. (49%; 51% Texas resident) (TX)
QCM CORPORATION (D) (TX)
QI ADVERTISING AGENCY, INC. (DE)
QUALITY ARIZONA, INC. (D) (AZ)
QUALITY  HOTELS EUROPE, INC. (Formerly Quality Inns Europe, Inc., formerly Manor
    Care Aviation I, Inc.) (DE)
    QH Europe, Inc. (D)
QUALITY INNS WORLD MARKETING CORPORATION (DE)
QUALITY INSURANCE ASSOCIATES, INC. (D) (MD)
REVERE GROUP, INC. (THE) (D) (DE)
SUNBURST HOTEL CORP. (TX)
THICKET, INC. (THE) (Non-Profit; owned by members) (TX)

PARTNERSHIPS

Booth Limited Partnership (1% Jacksonville Healthcare Corporation, General Partner; 99% Manor Healthcare Corp., Limited Partner)

Clinical   Laboratory  Associates   Partnership,  a   general  partnership  (50%
TotalCareClinical Laboratories, Inc., General Partner)

Colewood Limited Partnership (1% American Hospital Building Corporation, General Partner; 99% Executive Advertising, Inc., Limited Partner)

Deca Limited Partnership (94% DeKalb Healthcare Corporation, General Partner)

KLTHC/MCM Partnership, a general partnership (50% Manor Care of Miamisburg, Inc., General Partner)

PLM Limited Partnership (50% Winter Park Nursing Center, Inc., General Partner)

QH Europe Partnership (80% Quality Hotels Europe, Inc., 20% Choice Hotels International, Inc.)
    Choice Hotels (Deutschland) G.m.b.H. (99%; 1% CHI)(GERMANY)
    Choice Hotels (France) S.a.r.l. (99%; 1% CHI)(FRANCE)
    Manor Care  Hotels International,  Inc. (Formerly  Manor Care  Aviation  II,
       Inc.)(DE)
       Choice Hotels Benelux S.A. (51%)(FRANCE)
       Manor Care Hotels (France) S.A.(FRANCE)
           Manor Care Hotels No. 1(FRANCE)
           Manor Care Hotels No. 2(FRANCE)
           Manor Care Hotels No. 3(FRANCE)
           Manor Care Hotels No. 4(FRANCE)
    Quality Hotels Limited (Formerly QI Hotels (U.K.) Limited)(99%; 1% CHI)(UK)
       Choice Hotels (UK) Limited(UK)
    Quality Hotels Europe (Alsdorf) G.m.b.H. (99%; 1% QHE) (D) (GERMANY)
    Quality Hotels Europe (Herleshausen) G.m.b.H. (99%, 1% QHE) (D) (GERMANY) Quality Hotels Europe (Jena) G.m.b.H. (formerly Quality Hotels Europe
       (Deutschland) G.m.b.H) (99%; 1% QHE) (GERMANY)
    Quality Hotels Europe (Leipzig) G.m.b.H. (99%; 1% QHE) (D) (GERMANY)
    Quality Hotels Europe (Peine) G.m.b.H. (99%; 1% QHE) (GERMANY)
    Quality Hotels Europe (Troisdorf) G.m.b.H. (99%; 1% QHE) (GERMANY)

(D) = dormant companies

Subsidiaries are wholly-owned except where indicated.

                         PROXY -- IN HOME HEALTH, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 23, 1995

    The undersigned hereby appoints Judy Figge and Kenneth Figge, or either of them, as proxies with full power of substitution to vote all of the shares of common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of In Home Health, Inc. to be held on Monday, October 23, 1995 at 11:00 a.m. in the Marquette Room of the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF ALL THREE PROPOSALS.

(1) PROPOSAL TO APPROVE SECURITIES PURCHASE AND SALE AGREEMENT DATED AS OF MAY 2, 1995 BETWEEN IN HOME HEALTH, INC. AND MANOR HEALTHCARE CORP. AND THE TRANSACTIONS THEREUNDER

      / /  FOR              / /  AGAINST              / /  ABSTAIN

(2) PROPOSAL TO APPROVE AN AMENDMENT TO ARTICLE III OF THE ARTICLES OF INCORPORATION OF THE COMPANY

      / /  FOR              / /  AGAINST              / /  ABSTAIN

(3) PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S 1987 AND 1995 STOCK OPTION PLANS
      / /  FOR              / /  AGAINST              / /  ABSTAIN

(4) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

             THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON
        PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATIONS
          MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

    PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, the official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

                                              Dated                       , 1995
                                                 -------------------------------

                                              ----------------------------------
                                                   Signature of Stockholder

                                              ----------------------------------
                                                   Signature of Stockholder